  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 20, 1996

                                                       REGISTRATION NO. 333-
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                               ----------------
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               ----------------
                           EINSTEIN/NOAH BAGEL CORP.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                               ----------------
        DELAWARE                     5812                    84-1294908
     (STATE OR OTHER           (PRIMARY STANDARD          (I.R.S. EMPLOYER
     JURISDICTION OF              INDUSTRIAL           IDENTIFICATION NUMBER)
    INCORPORATION OR          CLASSIFICATION CODE
      ORGANIZATION)                 NUMBER)
                   14123 DENVER WEST PARKWAY; P.O. BOX 4086
                            GOLDEN, COLORADO 80401
                           TELEPHONE (303) 215-9300
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                               ----------------
                                PAUL A. STRASEN
                      VICE PRESIDENT AND GENERAL COUNSEL
                           EINSTEIN/NOAH BAGEL CORP.
                   14123 DENVER WEST PARKWAY; P.O. BOX 4086
                            GOLDEN, COLORADO 80401
                           TELEPHONE (303) 215-9300
               (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
              NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                                  COPIES TO:
                               KEVIN J. MCCARTHY
                              BELL, BOYD & LLOYD
                          THREE FIRST NATIONAL PLAZA
                            CHICAGO, ILLINOIS 60602
                           TELEPHONE: (312) 372-1121
                               ----------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box: [X]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c)
under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [_]
                        CALCULATION OF REGISTRATION FEE
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                                                      PROPOSED
                                                       PROPOSED       MAXIMUM
                                         AMOUNT        MAXIMUM       AGGREGATE      AMOUNT OF
 TITLE OF EACH CLASS OF SECURITIES       TO BE      OFFERING PRICE    OFFERING     REGISTRATION
         TO BE REGISTERED              REGISTERED    PER UNIT(1)      PRICE(1)         FEE
- -----------------------------------------------------------------------------------------------
 Common Stock, par value $.01 per      9,908,327
  share                                  shares         $31.00      $307,158,137     $105,917
- -----------------------------------------------------------------------------------------------

- -------------------------------------------------------------------------------
(1) Calculated in accordance with Rule 457(c) and based upon the average of the high and low sale prices of the registrant's Common Stock reported on the Nasdaq National Market on September 13, 1996, as reported in The Wall Street Journal (Western Edition).
                               ----------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                           EINSTEIN/NOAH BAGEL CORP.

                             CROSS REFERENCE SHEET

             SHOWING LOCATION IN PROSPECTUS OF INFORMATION REQUIRED
                        BY ITEMS OF PART I OF FORM S-1.

       REGISTRATION STATEMENT                     CAPTION OR LOCATION
      ITEM NUMBER AND CAPTIONS                       IN PROSPECTUS
      ------------------------                    -------------------
  1. Forepart of the Registration
      Statement and Outside Front
      Cover Page of Prospectus.....   Outside Front Cover Page
  2. Inside Front and Outside Back
      Cover Pages of Prospectus....   Inside Front and Outside Back Cover Pages;
                                       Additional Information
  3. Summary Information, Risk
      Factors, and Ratio of
      Earnings to Fixed Charges....   Prospectus Summary; Risk Factors
  4. Use of Proceeds...............   Outside Front Cover Page
  5. Determination of Offering
      Price........................   *
  6. Dilution......................   *
  7. Selling Security Holders......   Outside Front Cover Page; Registering
                                       Stockholders
  8. Plan of Distribution..........   Registering Stockholders; Plan of
                                       Distribution
  9. Description of Securities to
      be Registered................   Description of Capital Stock
 10. Interests of Named Experts and
      Counsel......................   *
 11. Information with Respect to      Outside Front Cover Page; Prospectus
      the Registrant...............    Summary--The Company; Risk Factors; Price
                                       Range of Common Stock; Dividend Policy;
                                       Selected Historical and Pro Forma
                                       Consolidated Financial and Store Data;
                                       Management's Discussion and Analysis of
                                       Financial Condition and Results of
                                       Operations; Business; Management; Certain
                                       Transactions; Relationship with Boston
                                       Chicken; Principal Stockholders and
                                       Securities Ownership of Management; Shares
                                       Eligible for Future Sale; Financial
                                       Statements
 12. Disclosure of Commission
      Position on Indemnification
      for Securities Act
      Liabilities..................   *

- --------
*  Item inapplicable or answer is negative and omitted from Prospectus.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                 SUBJECT TO COMPLETION DATED SEPTEMBER 20, 1996

PROSPECTUS

                                9,908,327 SHARES

                                      LOGO

                                  COMMON STOCK

                                  -----------

  This Prospectus covers 9,908,327 shares (the "Shares") of common stock, par value $.01 (the "Common Stock"), of Einstein/Noah Bagel Corp. (the "Company") which may be offered and sold from time to time for the account of the persons who are identified herein under the heading "Registering Stockholders" and any other person who obtains the right to sell the Shares hereunder (the "Registering Stockholders"). Only 1,380,175 of such Shares will be immediately available for resale upon effectiveness of the Registration Statement of which this Prospectus forms a part and the remainder of such Shares are subject to contractual lock-up arrangements of various durations. Such remaining Shares will become available for sale hereunder upon expiration, termination, waiver or amendment of such lock-up arrangements. See "Shares Eligible for Future Sale." The Shares are being registered hereunder to simplify resale thereof if and when a Registering Stockholder determines to sell Shares from time to time and not because of any expressed intent to immediately sell such Shares. See "Registering Stockholders" and "Plan of Distribution." THE COMPANY WILL RECEIVE NO PART OF THE PROCEEDS OF ANY SALES OF THE SHARES.

  The distribution of the Shares by the Registering Stockholders may be effected from time to time in one or more transactions on the Nasdaq National Market (which may involve block transactions), in special offerings, in negotiated transactions, or otherwise, and at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. See "Plan of Distribution." The Registering Stockholders may engage one or more brokers to act as principal or agent in making sales, who may receive discounts or commissions from the Registering Stockholders in amounts to be negotiated. The Registering Stockholders and any such brokers may be deemed "underwriters" under the Securities Act of 1933, as amended (the "Securities Act"), of the Shares sold.

  The Common Stock is traded on the Nasdaq National Market under the symbol "ENBX". On September 18, 1996, the closing sale price of the Common Stock, as reported in The Wall Street Journal (Western Edition), was $31.00 per share. See "Price Range of Common Stock."

                                  -----------

  SEE "RISK FACTORS" AT PAGE 9 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS IN THE COMMON STOCK.

                                  -----------

THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
  ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  -----------

              The date of this Prospectus is              , 1996.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER WOULD BE UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information.....................................................    2
Prospectus Summary........................................................    3
Special Note Regarding Forward-Looking Statements.........................    7
The Company...............................................................    7
Risk Factors..............................................................    9
Price Range of Common Stock...............................................   14
Dividend Policy...........................................................   14
Selected Historical and Pro Forma Consolidated Financial and Store Data...   15
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   18
Business..................................................................   22
Management................................................................   35
Certain Transactions......................................................   39
Principal Stockholders and Securities Ownership of Management.............   49
Relationship with Boston Chicken..........................................   51
Description of Capital Stock..............................................   57
Shares Eligible for Future Sale...........................................   58
Registering Stockholders..................................................   60
Plan of Distribution......................................................   66
Experts...................................................................   66
Index to Financial Statements.............................................  F-1

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, registration statements, proxy statements, and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's Regional Offices: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, New York, New York 10048. Copies of such materials can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.

  The Company has filed with the Commission a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act with respect to the Common Stock registered hereunder. As used herein, the term "Registration Statement" means the initial Registration Statement and any and all amendments thereto. This Prospectus omits certain information contained in said Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock registered hereunder, reference is made to the Registration Statement, including the exhibits thereto. Statements herein concerning the contents of any contract or other document are not necessarily complete and in each instance reference is made to such contract or other document filed with the Commission as an exhibit to the Registration Statement, or otherwise, each such statement being qualified by and subject to such reference in all respects.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated, the information in this Prospectus gives effect to a 225-for-1 stock split effected by the Company in July 1996. Unless the context suggests otherwise, references in this Prospectus to the "Company" mean Einstein/Noah Bagel Corp., its predecessors, and its and their subsidiaries. Einstein Bros.(TM), Noah's Bagels(R) and Noah's New York Bagels(R) are trademarks owned by the Company.

                                  THE COMPANY

  The Company operates and franchises specialty retail stores that feature fresh-baked bagels, cream cheeses, coffee and other related products, primarily under the Einstein Bros. Bagels and Noah's New York Bagels brand names. As of September 4, 1996, there were 218 stores in operation systemwide, of which 18 were Company-operated and 200 were operated by area developers financed in part by the Company. Such financing generally permits the Company in certain circumstances to convert its loan into a majority equity interest in the area developer. As of September 4, 1996, the Company had entered into area development agreements that provide for the development of 1,001 additional stores, the majority of which are scheduled to open over the next three years. The Company estimates that there will be between 275 and 300 stores in operation systemwide by the end of 1996. SEE "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS" ON PAGE 7.

  The Company's principal business objective is to become the leading specialty retailer of fresh-baked bagels and related products in the United States and to ultimately support and extend its consumer brands through alternate distribution channels, such as wholesale and contract food service. The Company believes that there is an opportunity to develop a significant multi-unit specialty retail business based on fresh-baked bagels because of the growth in per capita consumption of bagels and the fragmented state of the current retail bagel market. To achieve its specialty retail objectives, the Company and its area developers employ a concentrated market development strategy that is designed to create strong local brand awareness. The Company believes this strategy will allow it and its area developers to more efficiently leverage marketing, development and operations resources, while establishing a strong competitive position in each targeted market. The Company initially plans to segregate development of its Einstein Bros. Bagels and Noah's New York Bagels stores on a geographic basis; however, the Company intends to test the development and operation of both brands within the same trade area.

  Einstein Bros. Bagels stores feature both traditional and creative bagels baked fresh throughout the day and offered to customers in an inviting store environment that combines the authentic tastes of a bagel bakery with the comfortable setting of a neighborhood meeting place. Each Einstein Bros. Bagels store blends function, style and customer comfort with simple, contemporary colors and furnishings in a relaxed social atmosphere. In addition to a distinctive variety of fresh-baked bagels, Einstein Bros. Bagels stores offer a broad selection of specialty cream cheeses, premium coffee products and an array of creative soups, salads and sandwiches. The stores' atmosphere and products are enhanced by a service philosophy designed to develop customer loyalty, so that visiting an Einstein Bros. Bagels store becomes part of the customer's daily or weekly routine. The first Einstein Bros. Bagels store opened in June 1995 in Ogden, Utah and as of September 4, 1996, there were 119 stores operating under the brand in 18 states. The Company currently expects that it and its area developers will develop Einstein Bros. Bagels stores primarily outside of the West Coast area.

  Noah's New York Bagels stores are authentic kosher bagel bakeries featuring bagels baked fresh throughout the day, cream cheese "shmears", kosher dairy deli items, including fish salads and four varieties of lox, and selected New York deli-style beverages. Noah's New York Bagels stores recreate the mood and feeling of a turn-of-the-century New York bakery. A key element of the Noah's New York Bagels brand is involvement on a store-by-store basis as a committed and conscientious member of the community. The first Noah's New York Bagels store opened in Berkeley, California in 1989 and as of September 4, 1996, there were 63 stores operating under the brand in three states. The Company currently expects that it and its area developers will develop Noah's New York Bagels stores primarily on the West Coast.

  The Company was established in early 1995 as Progressive Bagel Concepts, Inc. and launched its business through the acquisition of three regional bagel retailers. The Company's formation was facilitated by Boston Chicken, which, in addition to providing convertible and non-convertible loan financing, has supported, and continues to support, the Company's growth with multi-unit retail infrastructure and systems pursuant to fee service agreements. Subsequently, the Company changed its name to Einstein Bros. Bagels, Inc., developed the Einstein Bros. Bagels brand and acquired two West Coast bagel retailers, including Noah's New York Bagels, Inc. ("Noah's"). In June 1996, the Company changed its name to Einstein/Noah Bagel Corp. to reflect its dual brand development strategy. The Company and its area developers intend to convert stores currently operating under all other brand names to either Einstein Bros. Bagels stores or Noah's New York Bagels stores by early 1998.

  In August 1996, the Company completed (i) an initial public offering of 3,105,000 shares of its common stock, par value $.01 per share (the "Common Stock"), at a price of $17.00 per share (the "Initial Public Offering"), (ii) a concurrent public offering of 425,000 shares of Common Stock at a price of $15.81 per share (the "Concurrent Public Offering") and (iii) a concurrent private placement of 2,000,000 shares of Common Stock to Boston Chicken, Inc. ("Boston Chicken") at a price of $15.81 per share (the "Concurrent Private Placement"). The net proceeds to the Company from the Initial Public Offering, the Concurrent Public Offering and the Concurrent Private Placement were approximately $86.0 million after deduction of underwriting discount and other offering expenses. Of such net proceeds, approximately $69.3 million was used to repay indebtedness.

  The Company's executive offices are located at 14123 Denver West Parkway, Golden, Colorado 80401 and its telephone number is (303) 215-9300.

                       SHARES BEING REGISTERED HEREUNDER

  This Prospectus covers 9,908,327 shares of Common Stock which may be offered and sold from time to time for the account of the Registering Stockholders or their pledgees, donees, transferees or other successors in interest of the Registering Stockholders. Only 1,380,175 of such Shares will be immediately available for resale upon effectiveness of the Registration Statement of which this Prospectus forms a part and the remainder of such Shares are subject to contractual lock-up arrangements of various durations. Such remaining Shares will become available for resale hereby upon expiration, termination, waiver or amendment of such lock-up arrangements. See "Shares Eligible for Future Sale." The Shares are being registered hereunder to simplify resale thereof if and when a Registering Stockholder determines to sell Shares from time to time and not because of any expressed intent to immediately sell such Shares.

                                  RISK FACTORS

  AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY INVOLVES CERTAIN RISKS. SEE "RISK FACTORS."

     SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL AND STORE DATA
           (IN THOUSANDS, EXCEPT PER SHARE DATA AND NUMBER OF STORES)

                                                                 PERIOD FROM
                              PERIOD FROM        PERIOD FROM    MARCH 24, 1995
                            MARCH 24, 1995      DECEMBER 26,     (INCEPTION)     TWO QUARTERS
                          (INCEPTION) THROUGH   1994 THROUGH       THROUGH       ENDED JULY 14,
                           DECEMBER 31, 1995  DECEMBER 31, 1995  JULY 9, 1995        1996(1)
                          ------------------- ----------------- -------------- -----------------
                                                                                          PRO
                                ACTUAL          PRO FORMA(2)                   ACTUAL   FORMA(3)
                          ------------------- -----------------                -------  --------
                                                 (UNAUDITED)     (UNAUDITED)     (UNAUDITED)
CONSOLIDATED STATEMENTS
 OF OPERATIONS DATA:
Total revenue...........       $ 26,423           $ 70,388         $ 7,715     $40,585  $43,889
Income (loss) from
 operations(4)(5).......        (43,152)           (46,369)         (1,964)      1,033     (150)
Net income (loss)(4)(5).       $(43,716)          $(54,802)        $(2,184)    $(3,022) $  (459)
                               ========           ========         =======     =======  =======
  Net income (loss) per
   common and equivalent
   share(6).............       $  (4.54)          $  (2.20)        $ (0.23)    $ (0.23) $ (0.02)
                               ========           ========         =======     =======  =======
  Weighted average
   number of common and
   equivalent shares
   outstanding during
   the period...........          9,659             24,986           9,626      14,261   29,568
                               ========           ========         =======     =======  =======
STORE DATA (UNAUDITED):
Systemwide revenue(7)...       $ 26,986           $ 71,263         $ 7,900     $60,470  $63,774
                               ========           ========         =======     =======  =======
Number of stores in
 operation at period
 end:
  Company-operated......             47                 84              29          49       49
  Area developers.......             13                 13              --         139      139
                               --------           --------         -------     -------  -------
  Total.................             60                 97              29         188      188
                               ========           ========         =======     =======  =======

                                                             JULY 14, 1996(1)
                                                           ---------------------
                                                                         AS
                                                            ACTUAL   ADJUSTED(8)
                                                           --------  -----------
CONSOLIDATED BALANCE SHEET DATA:
Working capital........................................... $ (4,210)  $ 25,140
Notes receivable..........................................   65,322     65,322
Total assets..............................................  206,720    236,070
Long-term debt(9).........................................   77,011        --
Stockholders' equity......................................  110,714    217,075

- --------
(1) The Company's fiscal year is the 52/53-week period ending on the last Sunday in December and normally consists of 13 four-week periods. The first quarter consists of four periods, and each of the remaining three quarters consists of three periods, with the first, second and third quarters ending 16 weeks, 28 weeks and 40 weeks, respectively, into the fiscal year.
(2) Giving pro forma effect to the acquisition of Brackman Brothers, Inc., Bagel & Bagel, Inc., Offerdahl's Bagel Gourmet, Inc., Baltimore Bagel Co. and Noah's and conversion of the Company's $120.0 million convertible loan from Boston Chicken into 15,307,421 shares of Common Stock (which occurred on June 17, 1996) (the "Loan Conversion") as though all transactions occurred as of December 26, 1994 (deemed to be the beginning of the Company's 1995 fiscal year). See the Company's Unaudited Pro Forma Consolidated Financial Statements and Notes thereto contained elsewhere herein.

(3) Giving pro forma effect to the acquisition of Noah's and the Loan Conversion as of the beginning of the Company's 1996 fiscal year. See the Company's Unaudited Pro Forma Consolidated Financial Statements and Notes thereto contained elsewhere herein.
(4) Includes for the pro forma two quarters ended July 14, 1996 approximately $954,000 of stock option expense attributable to the acceleration of the vesting of compensatory stock options issued by Noah's for such period. The vesting acceleration occurred immediately prior to the acquisition of Noah's by the Company. See Note 5 of Notes to the Company's Unaudited Pro Forma Consolidated Financial Statements included elsewhere herein.
(5) Includes a $26,575,000 write-off of intangible assets for the period from March 24, 1995 (inception) through December 31, 1995. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- March 24, 1995 (inception) to December 31, 1995--Results of Operations" and
    Note 13 of Notes to the Company's Audited Consolidated Financial Statements included elsewhere herein.
(6) As of July 14, 1996, the Company had approximately $56.7 million of debt outstanding under the Company's revolving credit facilities. In August 1996, the Company utilized a portion of the proceeds from the Initial Public Offering, Concurrent Public Offering and the Concurrent Private Placement to repay such indebtedness. For the two quarters ended July 14, 1996, assuming such debt had been repaid utilizing the proceeds from the sale of 3,583,175 shares of Common Stock ($15.81 per share) and giving effect to the Loan Conversion as of the beginning of the fiscal year, the net income per common and equivalent share would have been $0.09. For the period from March 24, 1995 (inception) through December 31, 1995, giving effect to the Loan Conversion as of the beginning of the period, the net loss per common and equivalent share would have been $1.70.
(7) Includes gross revenue for all stores operated by the Company and its area developers. Gross revenue excludes sales taxes.
(8) Adjusted to give effect to the approximately $86.0 million raised in August 1996 from the Initial Public Offering, Concurrent Public Offering and the Concurrent Private Placement and the application of the net proceeds therefrom and the reclassification of the repurchase common stock shares and Series A preferred shares from long-term debt to stockholders' equity. See Note 12 of Notes to the Company's Audited Consolidated Financial Statements included elsewhere herein.
(9) Includes at July 14, 1996, $12,548,000 attributable to the repurchase common stock shares and $7,813,000 attributable to the Series A preferred shares. See Note 12 of Notes to the Company's Audited Consolidated Financial Statements included elsewhere herein.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

  CERTAIN STATEMENTS IN THIS PROSPECTUS UNDER "PROSPECTUS SUMMARY," "RISK FACTORS," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS" CONSTITUTE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS WHICH MAY CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY, ITS AREA DEVELOPERS AND FRANCHISEES, AND EINSTEIN BROS. BAGELS AND NOAH'S NEW YORK BAGELS STORES TO BE MATERIALLY DIFFERENT FROM ANY FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. SUCH FACTORS INCLUDE, AMONG OTHERS, THE FOLLOWING:
COMPETITION; SUCCESS OF OPERATING INITIATIVES; AREA DEVELOPERS' ADHERENCE TO DEVELOPMENT SCHEDULES; ADVERTISING AND PROMOTIONAL EFFORTS; ADVERSE PUBLICITY; ACCEPTANCE OF NEW PRODUCT OFFERINGS; THE COMPANY'S RELATIONSHIPS WITH BOSTON CHICKEN; AVAILABILITY, LOCATIONS AND TERMS OF SITES FOR STORE DEVELOPMENT; CHANGES IN BUSINESS STRATEGY OR DEVELOPMENT PLANS; AVAILABILITY AND TERMS OF CAPITAL; FOOD, LABOR AND EMPLOYEE BENEFITS COSTS; CHANGES IN GOVERNMENT REGULATIONS; REGIONAL WEATHER CONDITIONS; AND OTHER FACTORS REFERENCED IN THIS PROSPECTUS. THE SUCCESS OF THE COMPANY IS DEPENDENT ON ITS AREA DEVELOPERS AND FRANCHISEES AND THE MANNER IN WHICH THEY OPERATE AND DEVELOP EINSTEIN BROS. BAGELS AND NOAH'S NEW YORK BAGELS STORES.

                                  THE COMPANY

  The Company operates and franchises specialty retail stores that feature fresh-baked bagels, cream cheeses, coffee and other related products, primarily under the Einstein Bros. Bagels and Noah's New York Bagels brand names. As of September 4, 1996, there were 218 stores in operation systemwide, of which 18 were Company-operated and 200 were operated by area developers financed in part by the Company. Such financing generally permits the Company in certain circumstances to convert its loan into a majority equity interest in the area developer. As of September 4, 1996, the Company had entered into area development agreements that provide for the development of 1,001 additional stores, the majority of which are scheduled to open over the next three years. The Company estimates that there will be between 275 and 300 stores in operation systemwide by the end of 1996. SEE "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS" ABOVE.

  The Company was incorporated in Delaware in February 1995 under the name Progressive Bagel Concepts, Inc. In March 1995, the Company launched its business through the acquisition of three regional bagel retailers, Brackman Brothers, Inc. of Salt Lake City ("Brackman"), Bagel & Bagel, Inc. of Kansas City ("Bagel & Bagel"), and Offerdahl's Bagel Gourmet, Inc. of Fort Lauderdale ("Offerdahl's"), and in August 1995, acquired Baltimore Bagel Co. of San Diego ("Baltimore Bagel") (collectively the "Founding Companies"). The Company issued 1,959,152 shares of Common Stock and 6,250 shares of Series A preferred stock (the "Preferred Shares") to the owners of the Founding Companies in such transactions. Also in March 1995, the Company raised approximately $20.8 million in a private placement of Common Stock to investors and entered into a series of agreements with Boston Chicken, including a convertible secured loan agreement pursuant to which Boston Chicken agreed to loan to the Company up to $80.0 million (subsequently increased to $120.0 million). On June 17, 1996, this loan was converted into 15,307,421 shares of Common Stock. Boston Chicken also provided the Company with a non-convertible revolving credit facility of $14.0 million, which was subsequently increased to $50.0 million. Boston Chicken further facilitated the Company's formation and continues to facilitate the Company's growth by providing multi-unit retail infrastructure and systems pursuant to fee service agreements. The relationship between the Company and Boston Chicken, including the terms of the loan agreements, is described more fully under "Relationship with Boston Chicken." See also "Certain Transactions."

  After formation, the Company assembled a management team comprised of individuals from the Founding Companies and Boston Chicken, as well as other professionals experienced in rapid multi-unit retail growth. The Company also launched a project that resulted in the development of the Einstein Bros. Bagels brand and store.

As part of the development project, management analyzed (i) the Founding Companies' stores, including brand positionings, product offerings, operational service systems and atmosphere, (ii) the competitive environment and (iii) the preferences of consumers across the United States. The Einstein Bros. Bagels brand and store were first tested in Ogden, Utah in June 1995 and, based on extensive consumer research, were revised throughout the summer of 1995, resulting in the Einstein Bros. Bagels brand positioning, product offering and store design.

  In the fall of 1995, the Company developed and launched its area developer program, which incorporates aspects of the area developer program utilized by Boston Chicken. The Company believes that having a relatively small group of area developers, each led by a management group with substantial multi-unit retail food service experience and short- and long-term incentives tied to performance, is a superior means to achieve market leadership than either direct Company ownership of all stores or more traditional franchising approaches which utilize a larger number of franchisees. As of September 4, 1996, the Company had entered into area development agreements with ten entities that provide for the development of 1,201 stores, 200 of which were open as of such date. See "Business--Expansion Strategy" and "Business-- Development Agreements." The Company expects to enter into similar agreements with at least one additional entity during 1996 and, in connection with such transactions, expects to sell to such entity Company-operated stores, if any, in the territories covered by such agreements.

  In the fall of 1995, after the development of the Einstein Bros. Bagels brand, the Company decided to convert its existing stores operating under the Brackman Bros., Bagel & Bagel, Offerdahl's Bagel Gourmet and Baltimore Bagel brand names to the Einstein Bros. Bagels brand. The Company and its area developer for the Salt Lake City market completed conversion of nine Brackman Bros. stores located in the Salt Lake City area to Einstein Bros. Bagels stores in March 1996. The Company and its area developers intend to convert stores currently operating under all other brand names to either Einstein Bros. Bagels stores or Noah's New York Bagels stores by early 1998.

  The Company acquired Noah's, the leading West Coast bagel retailer, in February 1996, enabling the Company to achieve a strong base of operations on the West Coast and to add a second premier consumer brand, Noah's New York Bagels. In connection with the transaction, certain stockholders of Noah's, including Noah Alper, the founder of Noah's, and members of Noah's management, acquired 855,225 shares of Common Stock, and Mr. Alper became Vice Chairman of the Board.

  In August 1996, the Company raised an aggregate of approximately $86.0 million from the Initial Public Offering, the Concurrent Public Offering and the Concurrent Private Placement, after deduction of underwriting discount and other offering expenses. Of such net proceeds, approximately $69.3 million was used to repay indebtedness.

                                 RISK FACTORS

  Prospective purchasers of the shares of Common Stock offered hereby should consider carefully the specific factors set forth below as well as the other information contained in this Prospectus in evaluating an investment in the Common Stock.

LIMITED OPERATING HISTORY AND RECENT LOSSES

  The Company commenced operations in March 1995 and has a limited operating history upon which investors may evaluate the Company's performance. As of September 4, 1996, the Company and its area developers operated 218 stores, 36 of which were operating under brands other than Einstein Bros. Bagels or Noah's New York Bagels. Approximately 145 of the stores operated by the Company and its area developers have been open for less than one year and an additional 29 of such stores have been open for less than two years. Consequently, operating results achieved to date may not be indicative of the results that may be achieved in the future by any new or existing store. The Company achieved its first quarter of profitable operations in the second quarter of fiscal 1996 and previously incurred significant operating losses. There can be no assurance that the Company's recent results of operations are indicative of its future results of operations or that any profitability will continue in the near future or on a sustained basis. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Company's Consolidated Financial Statements and the Notes thereto. SEE ALSO "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS" ON PAGE 7.

COMPETITION; EASE OF ENTRY INTO BUSINESS

  The food service industry is intensely competitive with respect to food quality, concept, convenience, location, customer service and value. In addition, there are many well-established food service competitors with substantially greater financial and other resources than the Company and with substantially longer operating histories than the Company. Many of such competitors are less dependent than the Company on a single, primary product. The Company believes that it competes with other bagel retailers and bakeries, specialty coffee retailers, doughnut shops, fast-food restaurants, delicatessens, take-out food service companies, supermarkets and convenience stores. The Company believes that competition in the retail bagel market will increase as large retail bagel companies attract additional capital, new competitors enter the market and bagel retailers compete for market share. In addition, the Company believes that the start-up costs associated with retail bagel and similar food service establishments are not a significant impediment to entry into the retail bagel business. See "Business--Competition."

RAPID EXPANSION

  The Company intends to expand primarily by developing additional bagel stores through its area developer network, although the Company and its area developers may also acquire existing bagel stores or other properties. As of September 4, 1996, the Company had entered into area development agreements with ten entities that provide for the opening of 1,201 stores, 200 of which were open as of such date. By the end of 1996, the Company expects to have between 275 and 300 stores in operation systemwide. SEE "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS" ON PAGE 7. Such expansion will require the addition of management, facilities, systems and personnel. Failure to acquire necessary resources on a cost-effective basis could have a material adverse effect on the results of operations and financial condition of the Company and its area developers. There can be no assurance that the Company and its area developers will be able to achieve their development and operating goals, manage expanding operations effectively, or maintain or accelerate growth. In addition, there can be no assurance of the viability of any of the Company's brands in a particular geographic region or locale. See "Business--Expansion Strategy."

AVAILABILITY OF CAPITAL

  The Company anticipates that it and its area developers will have a continuing need for additional financing for the development of stores and for bagel and cream cheese production capacity, the amount of which is dependent primarily on the number of stores opened, the cost of such stores, store operating results and production capacity requirements. The Company's capital requirements will also depend on the amount and timing of borrowings under the loan agreements between the Company and its existing and future area developers. The Company and its area developers may seek funds from public or private offerings of debt or equity securities or other types of financing. There can be no assurance that the Company and its area developers will be able to raise such funds on satisfactory terms when needed. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources," "Business--Expansion Strategy" and "Business--Area Developer Financing."

DEPENDENCE ON AREA DEVELOPERS

  The Company's success is dependent to a significant extent upon its area developers and the manner in which they operate and develop their stores. The opening and success of stores are dependent on a number of factors, including the availability of suitable sites, the negotiation of acceptable lease or purchase terms for such sites, permitting and regulatory compliance, the ability to meet construction schedules, the ability to hire and train qualified personnel, the financial and other capabilities of the Company and its area developers, and general economic and business conditions. Not all of the foregoing factors are within the control of the Company or its area developers. There can be no assurance that area developers will have access to financial resources necessary to open the stores required by their development schedules or that such area developers will successfully develop or operate stores in their development areas in a manner consistent with the Company's concepts and standards. See "Business--Area Developer Financing."

  The Company has extended secured debt financing to its area developers pursuant to which the Company has agreed to lend an aggregate of approximately $184.8 million, of which approximately $95.8 million had been advanced as of September 4, 1996. These loans subject the Company to the risks of being a secured lender. As a result of executing the rapid expansion strategy required by the Company, the Company's area developers incurred net losses of $1.3 million in 1995, and the Company anticipates that its area developers will continue to incur substantial net losses during their expansion phase. The Company believes that such losses will be recovered as expansion moderates and development costs correspondingly diminish, store investment costs decrease, operational efficiencies increase as a result of overall system maturity and operational experience, advertising efficiencies commence and average weekly store revenue increases. However, there can be no assurance that such events will occur or that such losses will be recovered. The failure of an area developer to achieve a sufficient level of profitability subsequent to the completion of its expansion phase could have a material adverse impact on the Company's financial position and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business--Expansion Strategy" and Note 11 of Notes to the Company's Audited Consolidated Financial Statements. SEE ALSO "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS" ON PAGE 7.

DEPENDENCE ON BOSTON CHICKEN

  The Company's success is highly dependent on its continued relationship with Boston Chicken. The Company and Boston Chicken are parties to various agreements, pursuant to which Boston Chicken has agreed to provide to the Company certain accounting and administration, and computer and communications services. In addition, Boston Chicken has agreed to make available to the Company a non-convertible loan facility of up to $50.0 million. The termination of any of these agreements, the loss of any of these services or a material adverse change in Boston Chicken's business or financial condition could have a material adverse effect on the Company. See "Relationship with Boston Chicken."

CONTROL BY AND CONFLICTS OF INTEREST WITH BOSTON CHICKEN

  Boston Chicken beneficially owns approximately 60% of the outstanding shares of Common Stock of the Company. In addition, in connection with the Concurrent Private Placement, the Company granted to Boston Chicken an option that permits it to maintain ownership of shares of Common Stock having up to 52% of the voting power of all of the outstanding shares of capital stock of the Company having the power generally to vote in the election of directors. By reason of its holdings and such option, Boston Chicken will be able to control the affairs and policies of the Company, elect the Company's board of directors and approve or disapprove any matter submitted to a vote of the stockholders, including certain fundamental corporate transactions requiring stockholder approval. In addition, concentrated ownership of the Company could affect the potential applicability to the Company of personal holding company tax in certain circumstances. See "Certain Transactions," "Principal Stockholders and Securities Ownership of Management" and "Relationship with Boston Chicken."

  The Concurrent Private Placement Agreement entered into between the Company and Boston Chicken prohibits the Company from taking certain actions without the consent of Boston Chicken as long as such option to Boston Chicken discussed above has not terminated, including altering any rights attaching to the Common Stock, offering or issuing any equity securities or debt securities convertible into equity securities, in either case other than Common Stock, distributing assets or securities of the Company having a fair market value in excess of 10% of the Company's consolidated gross assets or consolidated gross revenues measured as of the immediately preceding fiscal year end, and filing a petition in bankruptcy.

  In addition to existing agreements between the Company and Boston Chicken, the Company may enter into additional or modified agreements, arrangements and transactions with Boston Chicken. While the Company expects that any such future arrangements and transactions will be determined through negotiation between the two companies, there can be no assurance that conflicts of interest will not occur with respect to such future business dealings and similar corporate matters. Conflicts may arise in connection with product offerings, consumer and market positioning, recruiting, site selection and issuances of additional securities by the Company. There can be no assurance that any such conflicts will be resolved in a manner favorable to the Company or its minority stockholders.

LIMITED SOURCES OF BAGEL DOUGH AND CREAM CHEESE SUPPLY

  The Company's development plans require that the Company rapidly develop significant bagel dough production capacity from internal or external sources. To date, the Company has met its bagel dough production requirements through a combination of local fresh dough commissaries owned and operated by the Company or its area developers, two frozen dough production facilities leased by the Company and subleased to and operated by area developers of the Company, and a frozen dough production facility owned and operated by a third-party baking company that has committed certain capacity to the Company pursuant to a long-term supply agreement. Any interruption of existing or planned production capacity at any plant or commissary could have a material adverse effect on the ability of the Company or its area developers to supply bagels to their stores. In addition, stores in certain markets are currently dependent for frozen bagel dough on a single production facility owned and controlled by the third-party baking company.

  The Company also purchases from a single supplier certain proprietary cream cheeses and spreads sold in Einstein Bros. Bagels stores. Any interruption of such supply or the inability of the Company to obtain sufficient additional capacity to meet its requirements could have a material adverse effect on the Company's ability to supply its proprietary cream cheese to certain bagel stores. See "Business--Vendors."

RISKS ASSOCIATED WITH THE FOOD SERVICE INDUSTRY

  Food service businesses are often affected by changes in consumer tastes, national, regional and local economic conditions, demographic trends, traffic patterns, the cost and availability of labor, purchasing power, availability of products and the type, number and location of competing restaurants. Multi-unit food service chains such as the Company can also be substantially adversely affected by publicity resulting from food quality, illness, injury or other health concerns (including food-borne illness claims) or operating issues stemming from one store or a limited number of stores, whether or not the Company is liable. Claims relating to foreign objects, food-borne illness or operating issues are common in the food service industry and a number of such claims may exist at any given time. In addition, factors such as increased costs of goods, labor and employee benefits costs, regional weather conditions and the potential scarcity of experienced management and hourly employees may also adversely affect the food service industry in general and the results of operations and financial condition of the Company and its area developers in particular.

GOVERNMENT REGULATION

  The restaurant industry is subject to numerous federal, state and local government regulations, including those relating to the preparation and sale of food and building and zoning requirements. The Company and its area developers are also subject to laws governing their relationship with employees, including minimum wage requirements, overtime, working and safety conditions and citizenship requirements. In addition, the Company is subject to regulation by the Federal Trade Commission and must comply with certain state laws which govern the offer, sale and termination of franchises and the refusal to renew franchises. The failure to obtain or retain food licenses or approvals to sell franchises, or increases in employee benefits costs or other costs associated with employees, could adversely affect the Company and its area developers. See "Business--Government Regulation."

POTENTIAL VOLATILITY OF STOCK PRICE

  The market price of the Common Stock could be subject to significant fluctuations in response to the Company's operating results and other factors.

ANTI-TAKEOVER EFFECT OF CHARTER AND STATUTORY PROVISIONS

  Boston Chicken's ownership interest in the Company and the terms of certain provisions in the Company's Restated Certificate of Incorporation and Amended and Restated Bylaws may have the effect of discouraging a change in control of the Company. Such provisions include the requirement that all stockholder action must be effected at a duly-called annual or special meeting of stockholders and the requirement that stockholders follow an advance notification procedure for stockholder nominations of candidates for the board of directors and to present other stockholder business to be considered at any meeting of stockholders. In addition, the board of directors has the authority, without further action by the stockholders, to issue up to 20 million shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, and to issue authorized but unissued shares of Common Stock up to a maximum of 200 million shares. The issuance of preferred stock or additional shares of Common Stock could have the effect of delaying, deferring or preventing a change in control of the Company, even if such change in control would be beneficial to the Company's stockholders. See "Principal Stockholders and Securities Ownership of Management," "Relationship with Boston Chicken" and "Description of Capital Stock."

SHARES ELIGIBLE FOR FUTURE SALE

  At September 4, 1996, the Company had 28,987,326 shares of Common Stock outstanding. The 3,105,000 shares of Common Stock sold in the Initial Public Offering are freely tradeable (other than by an "affiliate" of the Company as such term is defined in the Securities Act) without restriction or registration under the Securities Act. The 425,000 shares of Common Stock sold in the Concurrent Public Offering, although also freely tradeable (other than by an "affiliate" of the Company as such term is defined in the Securities
Act), are subject to contractual lock-up arrangements restricting their sale prior to August 1, 1997, without the consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"). All of Shares covered by this Prospectus, 8,569,050 of which are currently issued and outstanding and 1,339,277 of which are issuable pursuant to outstanding warrants granted by the Company, may be offered hereby by the Registering Stockholders and sold in the public market from time to time or in a private transaction subject to compliance with an exemption from the registration requirements of the Securities Act, such as Rule 144 or Rule 144A. The holders of 6,971,820 of the Shares covered hereby have agreed that they will not sell any of such Shares prior to January 28, 1997, subject to certain exceptions, without the consent of Merrill Lynch, the holders of 167,197 of the Shares covered hereby have agreed that they will not sell any of such Shares prior to 180 days from the date of this Prospectus, the holders of 17,000 of the Shares covered hereby have agreed that they will not sell any of such Shares prior to August 1, 1997 and the holders of 1,372,135 of the Shares covered hereby (consisting of all officers and directors of the Company, who hold an aggregate of 550,460 of such Shares, and area developers of the Company holding an aggregate of 821,675 of such Shares) have agreed that they will not sell any of such Shares prior to August 1, 1998. The Company has registered under the Securities Act 5,295,195 shares of Common Stock issuable under its stock option plans, fewer than 10% of which will be vested and exercisable within 180 days of the date of this Prospectus. See "Management--Stock Option Plans." In connection with the Concurrent Private Placement, the Company has entered into a registration agreement with Boston Chicken, pursuant to which the Company granted to Boston Chicken certain demand and piggyback registration rights under the Securities Act with respect to an aggregate of 16,797,175 shares owned by Boston Chicken. Boston Chicken has agreed with the Representatives not to sell the 2,000,000 shares of Common Stock purchased by it in the Concurrent Private Placement prior to August 1, 1997 and not to sell other shares owned by it prior to January 28, 1997, subject to certain exceptions, without the consent of Merrill Lynch. In addition, the Company may file a registration statement covering shares of Common Stock for issuance from time to time in connection with potential future acquisitions and resales of such shares by the recipients thereof, although no such acquisitions are currently pending. Shares so registered could not be sold in the public market prior to January 28, 1997, subject to certain exceptions, without the consent of Merrill Lynch. No predictions can be made as to the effect, if any, that market sales of such shares or the availability of such shares for sale will have on the market price for shares of Common Stock prevailing from time to time. Sales of substantial amounts of shares of Common Stock in the public market could adversely affect the market price of the Common Stock and could impair the Company's future ability to raise capital through an offering of equity securities or securities convertible into equity securities. See "Certain Transactions--Registration Rights," "Relationship with Boston Chicken-- Concurrent Private Placement Agreement and Registration Agreement" and "Shares Eligible for Future Sale."

TRADEMARKS

  The Company owns a number of federal trademark and service mark registrations and the Company has federal trademark applications pending for additional trademarks and service marks. However, the Company has not yet obtained federal registrations for certain of the trademarks or service marks used in its business, certain of the Company's applications have been the subject of oppositions to such marks, and there can be no assurance that any such registrations for the Company's trademarks and service marks will be obtained. In addition, the Company is aware of the use by other persons in certain geographic areas of names and marks which may be deemed to be similar to the Einstein Bros. or Noah's New York Bagels brands. There can be no assurance that such marks will be available for use by the Company and its area developers in all locations or that the Company will be able to assure the exclusive use of such marks by the Company and its area developers. See "Business--Trademarks and Other Proprietary Rights."

ABSENCE OF DIVIDENDS OR DISTRIBUTIONS

  The Company has never paid cash dividends on its Common Stock and does not anticipate paying any cash dividends in the foreseeable future. In addition, the Company's secured revolving credit facility contains a prohibition on the payment of cash dividends. See "Dividend Policy."

RECOVERABILITY OF INTANGIBLE ASSETS

  The Company has recorded significant intangible assets in connection with the Company's acquisitions of Brackman, Bagel & Bagel, Offerdahl's, Baltimore Bagel and Noah's. Applicable accounting standards require the Company to review long-lived assets (such as goodwill and other identifiable intangible assets) to be held and used by the Company for impairment whenever events or changes in circumstances indicate that the carrying values of those assets may not be recoverable. In the event that the Company determines that the carrying value of such intangible assets is impaired, it would write-down such carrying value, which would result in a charge to earnings. Any such charge could have a material adverse effect on the Company's financial results. See Notes 2, 4 and 13 of Notes to the Company's Audited Consolidated Financial Statements and Note 2 of Notes to the Company's Unaudited Consolidated Financial Statements contained elsewhere herein.

                          PRICE RANGE OF COMMON STOCK

  The Common Stock began trading on the Nasdaq National Market on August 2, 1996. The range of the per share high and low sale prices of the Common Stock as quoted on the Nasdaq National Market for the period from August 2, 1996 to September 18, 1996 was $31 3/8 to $19.00, as reported by The Wall Street Journal (Western Edition). On September 18, 1996, the last reported sale price of the Common Stock on the Nasdaq National Market was $31.00 per share. At September 4, 1996, there were approximately 540 record holders of the Common Stock.

                                DIVIDEND POLICY

  The Company has not paid dividends on its Common Stock and the board of directors intends to continue a policy of retaining earnings to finance its growth and for general corporate purposes. In addition, the Company's secured revolving credit facility contains a prohibition on payment of any cash dividends, and the Company does not anticipate paying any such dividends in the foreseeable future.

    SELECTED HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL AND STORE DATA

          (IN THOUSANDS, EXCEPT PER SHARE DATA AND NUMBER OF STORES)

                           EINSTEIN/NOAH BAGEL CORP.

  The following table sets forth selected historical and pro forma consolidated financial and store data for the Company. These data should be read in conjunction with "Management's Discussion and Analysis of Results of Operations and Financial Condition" and the historical and pro forma consolidated financial statements and related notes thereto of the Company. The historical financial statements of the Company for the period from March 24, 1995 (inception) through December 31, 1995 have been audited by Arthur Andersen LLP, independent accountants, whose report thereon appears elsewhere herein. The financial data for the two quarters ended July 14, 1996 and for the period from March 24, 1995 (inception) through July 9, 1995 is unaudited, but in the opinion of management, include all adjustments (consisting of normal recurring adjustments) necessary to present fairly the Company's consolidated financial position and results of operations. Interim results are not necessarily indicative of results for subsequent periods or the full year.

                              PERIOD FROM        PERIOD FROM     PERIOD FROM MARCH
                            MARCH 24, 1995      DECEMBER 26,         24, 1995
                          (INCEPTION) THROUGH   1994 THROUGH    (INCEPTION) THROUGH  TWO QUARTERS ENDED
                           DECEMBER 31, 1995  DECEMBER 31, 1995    JULY 9, 1995       JULY 14, 1996(1)
                          ------------------- ----------------- ------------------- ---------------------
                                ACTUAL          PRO FORMA(2)                        ACTUAL   PRO FORMA(3)
                          ------------------- -----------------                     -------  ------------
                                                 (UNAUDITED)        (UNAUDITED)         (UNAUDITED)
CONSOLIDATED STATEMENTS
 OF OPERATIONS DATA:
Revenue:
  Company-operated
   stores...............       $ 25,685           $ 69,650            $ 7,715       $31,489    $34,793
  Royalties and
   franchise related
   fees.................            738                738                --          9,096      9,096
                               --------           --------            -------       -------    -------
    Total revenue.......         26,423             70,388              7,715        40,585     43,889
Cost of products sold...          8,239             25,085              2,356        10,078     11,196
Salaries and
 benefits(4)............         13,531             29,547              3,636        14,444     16,805
General and
 administrative
 expenses...............         21,230             35,550              3,687        15,030     16,038
Write-off of intangible
 assets(5)..............         26,575             26,575                --            --         --
                               --------           --------            -------       -------    -------
Income (loss) from
 operations.............        (43,152)           (46,369)            (1,964)        1,033       (150)
Other income (expenses),
 net....................           (564)            (8,433)              (220)       (4,055)      (309)
                               --------           --------            -------       -------    -------
Net income (loss).......       $(43,716)          $(54,802)           $(2,184)      $(3,022)   $  (459)
                               ========           ========            =======       =======    =======
  Net income (loss) per
   common and equivalent
   share(6).............        $(4.54)           $  (2.20)           $ (.023)      $ (0.23)    $(0.02)
                               ========           ========            =======       =======    =======
  Weighted average
   number of common and
   equivalent shares
   outstanding during
   the period...........          9,659             24,986              9,626        14,261     29,568
                               ========           ========            =======       =======    =======
STORE DATA (UNAUDITED):
Systemwide revenue(7)...       $ 26,986           $ 71,263            $ 7,900       $60,470    $63,774
                               ========           ========            =======       =======    =======
Number of stores in
 operation at period
 end:
  Company-operated......             47                 84                 29            49         49
  Area developers.......             13                 13                --            139        139
                               --------           --------            -------       -------    -------
    Total...............             60                 97                 29           188        188
                               ========           ========            =======       =======    =======

                                                             JULY 14, 1996(1)
                                                           ---------------------
                                              DECEMBER 31,               AS
                                                  1995      ACTUAL   ADJUSTED(8)
                                              ------------ --------  -----------
CONSOLIDATED BALANCE SHEET DATA:
Working capital..............................   $     41   $ (4,210)  $ 25,140
Notes receivable.............................      7,267     65,322     65,322
Total assets.................................     50,299    206,720    236,070
Long-term debt(9)............................     58,875     77,011        --
Stockholders' equity.........................    (20,994)   110,714    217,075

- --------
(1) The Company's fiscal year is the 52/53-week period ending on the last Sunday in December and normally consists of 13 four-week periods. The first quarter consists of four periods, and each of the remaining three quarters consists of three periods, with the first, second and third quarters ending 16 weeks, 28 weeks and 40 weeks, respectively, into the fiscal year.
(2) Giving pro forma effect to the acquisition of Brackman, Bagel & Bagel, Offerdahl's, Baltimore Bagel and Noah's and the Loan Conversion as though all transactions occurred as of December 26, 1994 (deemed to be the beginning of the Company's 1995 fiscal year). See the Company's Unaudited Pro Forma Consolidated Financial Statements and Notes thereto contained elsewhere herein.
(3) Giving pro forma effect to the acquisition of Noah's and the Loan Conversion as of the beginning of the Company's 1996 fiscal year. See the Company's Unaudited Pro Forma Consolidated Financial Statements and Notes thereto contained elsewhere herein.
(4) Includes for the pro forma two quarters ended July 14, 1996 approximately $954,000 of stock option expense attributable to the acceleration of the vesting of compensatory stock options issued by Noah's for such period. The vesting acceleration occurred immediately prior to the acquisition of Noah's by the Company. See Note 5 of Notes to the Company's Unaudited Pro Forma Consolidated Financial Statements included elsewhere herein.
(5) See "Management's Discussion and Analysis of Financial Condition and Results of Operations--March 24, 1995 (inception) to December 31, 1995-- Results of Operations" and Note 13 of Notes to the Company's Audited Consolidated Financial Statements included elsewhere herein.
(6) As of July 14, 1996, the Company had approximately $56.7 million of debt outstanding under the Company's revolving credit facilities. In August 1996, the Company utilized a portion of the proceeds from the Initial Public Offering, Concurrent Public Offering and the Concurrent Private Placement to repay such indebtedness. For the two quarters ended July 14, 1996, assuming such debt had been repaid utilizing the proceeds from the sale of 3,583,175 shares of Common Stock ($15.81 per share) and giving effect to the Loan Conversion as of the beginning of the fiscal year, the net income per common and equivalent share would have been $0.09. For the period from March 24, 1995 (inception) through December 31, 1995, giving effect to the Loan Conversion as of the beginning of the period, the net loss per common and equivalent share would have been $1.70.
(7) Includes gross revenue for all stores operated by the Company and its area developers. Gross revenue excludes sales taxes.
(8) Adjusted to give effect to the approximately $86.0 million raised in August 1996 from the Initial Public Offering, Concurrent Public Offering and the Concurrent Private Placement and the application of the net proceeds therefrom and the reclassification of the repurchase common stock shares and the Preferred Shares from long-term debt to stockholders' equity. See Note 12 of Notes to the Company's Audited Consolidated Financial Statements included elsewhere herein.
(9) Includes at July 14, 1996, $12,548,000 attributable to the repurchase common stock shares and $7,813,000 attributable to the Preferred Shares. See Note 12 of Notes to the Company's Audited Consolidated Financial Statements included elsewhere herein.

                             PREDECESSOR COMPANIES

  The summary historical combined financial data shown below represent the financial data of the Company's predecessors: Brackman, Bagel & Bagel and Offerdahl's. The financial data for the year ended December 31, 1995 include the results of operations of the predecessors through their respective dates of acquisition which were March 24, 1995 for Brackman and Bagel & Bagel and March 31, 1995 for Offerdahl's. The financial information is presented on the historic cost basis of each of the predecessors. The net income (loss) per common and equivalent share and the weighted average number of common and equivalent shares outstanding during the period have not been presented for these periods because the Company believes this information is not meaningful. Subsequent to the acquisition of these predecessors, the Company sold substantially all of their assets. See Note 13 of Notes to the Company's Audited Consolidated Financial Statements included elsewhere herein. Accordingly, the Company does not believe that such operating results are meaningful or are indicative of future operating results of the Company.

                                             YEAR ENDED                        PERIOD FROM
                         --------------------------------------------------- JANUARY 1, 1995
                         DECEMBER 31, DECEMBER 31, DECEMBER 31, DECEMBER 31,     THROUGH
                             1991         1992         1993         1994     MARCH 31, 1995
                         ------------ ------------ ------------ ------------ ---------------
COMBINED STATEMENTS OF
 OPERATIONS DATA:
Total revenue...........    $4,134       $7,880      $12,048      $19,158        $5,882
Income from operations..       400          565          449        1,452            39
Net income (loss).......       351          501          389          696          (158)
COMBINED BALANCE SHEET
 DATA:
Total assets............    $1,708       $2,580      $ 4,770      $ 9,511
Long-term debt..........       532          591        1,011        2,822

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

  The Company commenced operations in March 1995 through the acquisition of three regional bagel retailers, with subsequent acquisitions in August 1995 and February 1996. The Company sold certain acquired stores in 1995 and 1996 to area developers financed in part by the Company. To date, the predominant source of the Company's revenue has been derived from sales at Company-operated stores. However, because the Company has sold, and intends to continue to sell, substantially all of the Company-operated stores to its area developers and also intends to continue to expand its business primarily through such area developers, the Company anticipates that its future revenue will be increasingly derived from royalties, franchise-related fees and interest income from its area developers. Consequently, comparisons of operating results to date may not be meaningful.

  The Company currently estimates that there will be between 275 and 300 stores in operation systemwide by the end of 1996. SEE "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS" ON PAGE 7. This rapid expansion significantly affects the comparability of results of operations from period to period in a number of ways. Store revenue is not as high in the first periods following opening as it is in later periods and revenue for any new store is also highly dependent on the proximity of other Company-operated or franchised stores and those of competitors, the size of the store and its visibility. Further, the cost of products sold is generally higher as a percentage of revenue for newly opened stores than for more mature stores because of inefficiencies caused by less experienced employees and a lack of store-specific operating history from which to predict daily food production needs. Moreover, in order to support its expansion program, the Company is continuing to develop its corporate support center, and accordingly, certain related expenditures will be higher as a percentage of revenue in earlier periods than in later comparable periods. In addition, the Company's rapid expansion significantly affects its liquidity and capital requirements.

  The Company's success is highly dependent on its continued relationship with Boston Chicken, which, as of September 4, 1996, beneficially owned approximately 60% of the outstanding shares of Common Stock of the Company. In addition, in connection with the Concurrent Private Placement, the Company granted to Boston Chicken an option that would permit it to maintain ownership of shares of Common Stock having up to 52% of the voting power of all of the outstanding shares of capital stock of the Company having the power generally to vote in the election of directors. The Company and Boston Chicken are parties to various agreements, pursuant to which Boston Chicken has agreed to provide to the Company certain accounting and administration and computer and communications services. In addition, Boston Chicken has agreed to make available to the Company a non-convertible loan facility of up to $50.0 million. See "Relationship with Boston Chicken."

  Store activity for both Company-operated and franchised stores for the quarter ended July 14, 1996, was as follows:

      STORES AT           STORES OPENED               STORES CLOSED               STORES AT
      BEGINNING              IN THE                      IN THE                    END OF
      OF QUARTER             QUARTER                     QUARTER                   QUARTER
      ----------          -------------               -------------               ---------
         138                   51                          (1)                       188

  Gross systemwide revenue for all stores was $30.7 million for the quarter ended July 14, 1996 compared to $6.4 million for the comparable quarter in 1995.

MARCH 24, 1995 (INCEPTION) TO DECEMBER 31, 1995

 Results of Operations

  Revenue. Total revenue for the period ended December 31, 1995 was $26.4 million, consisting of $25.7 million from sales at Company-operated stores and $0.7 million from royalties and franchise-related fees. At December 31, 1995, the Company had 47 Company-operated stores compared to 13 stores owned by area developers.

  Costs and Expenses. Cost of products sold (which consists of food and paper costs at stores and commissary expenses) were $8.2 million for the period ended December 31, 1995. Salaries and benefits (which includes salaries and benefits for both store employees and support center employees) were $13.5 million and general and administrative expenses (which includes both store expenses and support center expenses) were $21.2 million for the period ended December 31, 1995. Such expenses resulted from the operations of Company-operated stores and the development and operation of the Company's support center.

  In addition, after the acquisition of the Founding Companies, the Company launched a development project, pursuant to which management analyzed (i) the Founding Companies' stores, including brand positionings, product offerings, operational service systems and atmosphere, (ii) the competitive environment and (iii) the preferences of consumers across the United States. The project resulted in the development of the Einstein Bros. Bagels brand and store. In connection with, and as a result of, the development of the Einstein Bros. Bagels brand and store, management determined to discontinue the use of the identifiable intangible assets acquired in the acquisitions of the Founding Companies, including trademarks and recipes. Consequently, during the period ended December 31, 1995, the Company wrote-off $26.6 million of such assets. The write-off resulted from the discontinuation of the use of these assets and management's evaluation of the lack of recoverability of the costs thereof. Goodwill of $14.0 million resulting from these acquisitions continues to be amortized over its estimated useful life of 35 years. The Company will continue to evaluate whether events and circumstances occur which may warrant revising the estimated useful life or writing down all or part of the balance. See Note 2 of Notes to the Company's Audited Consolidated Financial Statements included elsewhere herein.

  Other Expense. The Company incurred other expense of $0.6 million for the period ended December 31, 1995, consisting principally of interest expense of $1.3 million on the Company's loan agreement with Boston Chicken, offset by other income of $0.7 million resulting from gains recognized on the sale of marketable equity securities.

QUARTER ENDED JULY 14, 1996 COMPARED TO THE QUARTER ENDED JULY 9, 1995

 Results of Operations

  Revenue. Total revenue increased $11.9 million to $18.2 million for the quarter ended July 14, 1996 from $6.3 million for the quarter ended July 9, 1995. For the two quarters ended July 14, 1996, total revenue increased $32.9 million to $40.6 million from $7.7 million for the prior period. Revenue from Company-operated stores increased $6.8 million to $13.1 million for the quarter ended July 14, 1996 from $6.3 million for the quarter ended July 9, 1995. For the two quarters ended July 14, 1996, revenue from Company-operated stores increased $23.8 million to $31.5 million from $7.7 million for the prior period. The increase in revenue from Company-operated stores for the current quarter was due to a higher average number of Company-operated stores open. The increase in revenue from Company-operated stores for the two quarters ended July 14, 1996 was due to the short operating period in the first quarter of the Company's first fiscal year of operations resulting in a combination of a higher average number of Company-operated stores open and a higher number of operating weeks in the two quarters ended July 14, 1996.

  Royalty and franchise-related fees were $5.1 million for the quarter ended July 14, 1996 and $9.1 million for the two quarters ended July 14, 1996. There were no such fees in the comparable periods last year. There were 139 stores operated by area developers as of July 14, 1996.

  Cost of Products Sold. Cost of products sold increased $2.7 million to $4.6 million for the quarter ended July 14, 1996, compared with $1.9 million for the prior period. Cost of products sold increased $7.7 million to $10.1 million for the two quarters ended July 14, 1996, compared with $2.4 million for the prior period. The increase in cost of products sold for the current quarter was due to a higher average number of Company-operated stores open. The increase in cost of products sold for the two quarters ended July 14, 1996 was due to the short operating period in the first quarter of the Company's first fiscal year of operations resulting in a combination of a higher average number of Company-operated stores open and a higher number of operating weeks in the two quarters ended July 14, 1996.

  Salaries and Benefits. Salaries and benefits increased $2.3 million to $5.3 million for the quarter ended July 14, 1996, compared with $3.0 million for the prior period. Salaries and benefits increased $10.8 million to $14.4 million for the two quarters ended July 14, 1996, compared with $3.6 million for the prior period. The increase in salaries and benefits for the current quarter was due to a higher average number of stores open and an increase in the number of employees at the Company's support center necessary to support systemwide expansion. The increase in salaries and benefits for the two quarters ended July 14, 1996 was due to the short operating period in the first quarter of the Company's first fiscal year of operations resulting in an increase in the number of employees at Company-operated stores due to a higher average number of stores open during the current period, an increase in the number of employees at the Company's support center necessary to support systemwide expansion, and a higher number of operating weeks in the two quarters ended July 14, 1996.

  General and Administrative. General and administrative expenses increased $2.8 million to $6.0 million for the quarter ended July 14, 1996, compared with $3.2 million for the prior period. General and administrative expenses increased $11.3 million to $15.0 million for the two quarters ended July 14, 1996, compared with $3.7 million for the prior period. The increase in general and administrative expenses for the current quarter was due to an increase in the number of stores open and an increase in expenses at the Company's support center necessary to support systemwide expansion. The increase in general and administrative expenses for the two quarters ended July 14, 1996 was due to the short operating period in the first quarter of the Company's first fiscal year of operations resulting in an increase in the number of Company-operated stores due to a higher average number of stores open during the current period, an increase in expenses at the Company's support center necessary to support systemwide expansion, and a higher number of operating weeks in the two quarters ended July 14, 1996.

  Included in general and administrative expenses are depreciation and amortization charges of $1.2 million for the quarter ended July 14, 1996 and $3.1 million for the two quarters ended July 14, 1996. These depreciation and amortization charges include amortization on $98.3 million of goodwill and intangible assets. These assets are being amortized over their estimated useful lives ranging from 10 to 35 years. The Company will continue to evaluate in the ordinary course whether events and circumstances occur which may warrant revising the estimated useful lives or writing down all or part of the balance.

  Other Expense. The Company incurred other expense of $2.0 million for the quarter ended July 14, 1996, compared to other expense of $0.1 million for the prior period. The Company incurred other expense of $4.1 million for the two quarters ended July 14, 1996, compared to other expense of $0.2 million for the prior period. The increases reflect higher interest expense attributable to the borrowings under the Company's loan agreements, offset by gains recognized on the sale of marketable equity securities.

LIQUIDITY AND CAPITAL RESOURCES

  Liquidity. The Company's primary capital requirements relate to the development of stores, principally in the form of partial financing for its area developers. The remainder of the Company's capital requirements relate primarily to investments in bagel and cream cheese production facilities and investments in, and operation of, its corporate support center necessary to support the increase in the number of stores in operation systemwide. In addition, in February 1996, the Company acquired all of the outstanding capital stock of Noah's New York Bagels, Inc. for $100.9 million in cash.

  The Company has entered into convertible secured loan agreements with its area developers whereby the area developer may draw on a revolving line of credit, with certain limitations, in order to provide partial funding for store development and working capital. As of December 31, 1995 and July 14, 1996, the Company had secured loan commitments aggregating approximately $16.0 million and $162.5 million respectively, of which approximately $3.5 million and $59.3 million, respectively, had been advanced. As a result of executing the rapid expansion strategy required by the Company, the Company's area developers incurred net losses of $1.3 million in 1995, and the Company anticipates its area developers will continue to incur substantial net losses during their expansion stage. The Company believes that such losses will be recovered as expansion moderates and development costs correspondingly diminish, store investment costs decrease, operational efficiencies increase as a result of overall system maturity and operational experience, advertising efficiencies commence and average weekly store revenue increases. However, there can be no assurance that such events will occur or that such losses will be recovered. The failure of an area developer to achieve a sufficient level of profitability subsequent to completion of its expansion phase could have a material adverse impact on the Company's financial position and results of operations. SEE "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS" ON PAGE 7.

  In connection with entering into new area development agreements, the Company has sold, and intends to continue to sell, Company-operated stores located in areas covered by such area development agreements to the respective area developer. In 1995, the Company sold 13 Company-operated stores to BCE West Bagels, L.L.C., one of its area developers, and during the two quarters ended July 14, 1996, the Company sold an aggregate of 68 Company-operated stores and related assets to Finest Bagels, L.L.C., Gulfstream Bagels, L.P. (formerly Einstein Bros. America, L.P.), Noah's Pacific, L.L.C., Liberty Foods, L.L.C., Colonial Bagels, L.P. and Mayfair Bagels, L.L.C., each of which is an area developer of the Company. The aggregate proceeds from the sale of these stores and related assets were approximately $5.5 million in 1995 and $42.2 million for the two quarters ended July 14, 1996. There were no material gains or losses recognized as a result of these sales.

  Capital Resources. For the period ended December 31, 1995, the Company's primary sources of capital included $20.8 million from the sale of shares of Common Stock and $40.0 million from borrowings under its loan agreement with Boston Chicken. For the two quarters ended July 14, 1996, the Company's primary sources of capital included $16.2 million from the sale of shares of Common Stock and $136.7 million of net borrowings under its revolving credit facilities. The Company had two credit facilities with Boston Chicken, consisting of a $120.0 million convertible loan facility and a $50.0 million non-convertible loan facility. In addition, the Company has a $45.0 million credit facility with Bank of America Illinois, as agent for the lenders. On June 17, 1996, the outstanding balance of $120.0 million under the Company's convertible loan facility from Boston Chicken was converted into 15,307,421 shares of Common Stock. As of July 14, 1996, an aggregate of $56.7 million was outstanding under the two remaining facilities.

  In August 1996, the Company completed an underwritten initial offering of 3,105,000 shares of its Common Stock to the public, a concurrent non-underwritten public offering of 425,000 shares of its Common Stock to certain individuals and entities and a concurrent private placement of 2,000,000 shares of its Common Stock to Boston Chicken. The aggregate net proceeds of these offerings were approximately $86.0 million, $69.3 million of which was utilized to repay the outstanding balances under its revolving credit facilities.

  The Company anticipates it will have a continuing need for additional financing to continue systemwide expansion. The timing of the Company's capital requirements will be affected by the number of Company-operated and area developer stores opened, operational results of the stores and the amount and timing of borrowings under the loan agreements between the Company and its existing and future area developers. As the Company's capital requirements increase, the Company will seek additional funds from public or private offerings of debt or equity securities. There can be no assurance that the Company will be able to raise such capital on satisfactory terms when needed. SEE "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS" ON PAGE 7.

                                   BUSINESS

GENERAL

  The Company operates and franchises specialty retail stores that feature fresh-baked bagels, cream cheeses, coffee and other related products, primarily under the Einstein Bros. Bagels and Noah's New York Bagels brand names. As of September 4, 1996, there were 218 stores in operation systemwide, of which 18 were Company-operated and 200 were operated by area developers financed in part by the Company. Such financing generally permits the Company in certain circumstances to convert its loan into a majority equity interest in the area developer. As of September 4, 1996, the Company had entered into area development agreements that provide for the development of 1,001 additional stores, the majority of which are scheduled to open over the next three years. The Company estimates that there will be between 275 and 300 stores in operation systemwide by the end of 1996. SEE "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS" ON PAGE 7.

BUSINESS STRATEGY

  The Company's principal business objective is to become the leading specialty retailer of fresh-baked bagels and related products in the United States and to ultimately support and extend its consumer brands through alternate distribution channels, such as wholesale and contract food service. The Company believes that there is an opportunity to develop a significant multi-unit specialty retail business based on fresh-baked bagels because of the growth in per capita consumption of bagels and the fragmented state of the current retail bagel market. Key elements of the Company's strategy include:

  Distinctive Consumer Brands. The Company believes that its Einstein Bros. Bagels and Noah's New York Bagels brands are distinct within the retail bagel market and have their own respective competitive advantages in key areas, including store design and atmosphere, products and customer and community service. The Company intends to build initial brand awareness by developing stores that foster customer loyalty and are an integral part of the local community. Marketing methods, including the use of broadcast media, will be used to further enhance brand awareness and facilitate extension of the brands into new geographic areas and ultimately into alternate distribution channels.

  Local Market Focus. The Company believes that a concentrated, rapid development of stores into select markets is the best strategy for establishing a competitive position as the preferred provider of fresh-baked bagels. By focusing on select markets, the Company and its area developers intend to leverage marketing, development and operations resources and accelerate attainment of the critical mass necessary to achieve media spending efficiency.

  Area Developer Organization. The Company's strategy of concentrated development in local markets is supported by area developers financed in part by the Company. The Company believes that having a relatively small group of area developers, each led by a management group with substantial multi-unit retail food service experience and short- and long-term incentives tied to performance, is a superior means to achieve market leadership than either direct Company ownership of all stores or more traditional franchising approaches which utilize a larger number of franchisees. As a result of providing convertible financing to its area developers, the Company generally will have, after a moratorium period (typically two years) and after the area developer has completed not less than 80% of its area development commitment (or in the event of certain defaults), the right to acquire a majority equity interest in such area developers. See "--Expansion Strategy" and "--Area Developer Financing."

  Relationship with Boston Chicken. The Company's formation and growth have been significantly advanced by its relationship with Boston Chicken. Boston Chicken has provided (i) significant capital financing, (ii) multi-unit retail infrastructure and systems, including accounting and administration, real estate and computer and communications services and systems, pursuant to fee service agreements, and (iii) assistance in recruiting experienced area developer candidates. The Company believes that the multi-unit retail infrastructure and services provided to date and to be provided in the future by Boston Chicken allow the Company to focus its energy and resources on brand and store development. See "Relationship with Boston Chicken." In addition, the Company is implementing certain key business strategies that it believes have been important to Boston Chicken's development of the Boston Market(R) brand.

  Production Efficiencies. The Company believes that its use of proprietary frozen bagel dough products for both the Einstein Bros. Bagels and Noah's New York Bagels brands provides significant operational and developmental advantages. Products for both brands have been developed so that they can be produced in large, centrally located plants and efficiently packaged and shipped to stores, where they are baked fresh. The Company believes that its centralized production allows for a more consistent, superior bagel product and permits more rapid development, production and deployment of a variety of new products into stores systemwide. Similarly, the Company believes that its long-term supply agreement with, and option to acquire, Doc's Cheese Company, L.L.C. ("Doc's"), in Logan, Utah, provides additional product quality and cost advantages. See "--Vendors." Doc's has developed a proprietary process that blends fresh, natural ingredients directly into the cream cheese as it is being produced, unlike flavored cream cheeses created by adding flavors to already processed plain cream cheese. In addition, the Doc's product has an extended refrigerated shelf life enabling the Company to gain centralized production efficiencies. While the Company currently intends to retain proprietary product recipes for each of the Einstein Bros. Bagels and Noah's New York Bagels brands' bagel and cream cheese products, the Company believes that the use of common production facilities for the two brands could offer certain additional manufacturing and distribution efficiencies. SEE "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS" ON PAGE 7.

  Community Involvement. The Company believes that a key component in developing both the Einstein Bros. Bagels and Noah's New York Bagels brands is a strong local and community-based effort that encourages a close relationship between each store and its community. The Company and its area developers utilize community involvement as a means of providing charitable service, as well as building brand awareness and loyalty. Stores are typically designed to complement their respective communities by adapting to the surrounding neighborhood and architecture, incorporating local motifs and themes.

EXPANSION STRATEGY

  Geographic and Brand Focus. The Company's current expansion strategy for Einstein Bros. Bagels and Noah's New York Bagels is based on geographic segregation of the brands. Noah's New York Bagels is the leading West Coast bagel retailer, and the Company currently intends to continue expansion of this brand primarily on the West Coast. The Company and its area developers have moved aggressively to penetrate targeted designated market areas ("DMAs") throughout the rest of the United States with the Einstein Bros. Bagels brand, and the Company currently intends to continue the expansion of this brand primarily outside of the West Coast. However, the Company intends to test the development and operation of both brands within the same trade area, and the Company has granted rights for the development of both brands to separate area developers for the Las Vegas DMA. The Company estimates that there will be between 275 and 300 stores in operation systemwide by the end of 1996. SEE "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS" ON PAGE 7.

  As of September 4, 1996, in addition to 182 Einstein Bros. Bagels and Noah's New York Bagels stores, the Company and its area developers were operating 36 bagel stores under the Bagel & Bagel, Offerdahl's Bagel Gourmet and Baltimore Bagel brands. As part of the Company's expansion strategy, it and its area developers intend to convert all such stores to either Einstein Bros. Bagels stores or Noah's New York Bagels stores by early 1998. The Company and its area developer for the Salt Lake City market completed conversion of nine Brackman Bros. stores to Einstein Bros. Bagels stores in March 1996.

  Area Developer Organizations. The Company's strategy of concentrated development of local markets is supported by area developers financed in part by the Company. The Company currently expects that by the end of 1996 all stores within the system will be owned and operated by area developers. The Company believes that having a relatively small group of area developers, each led by a management group with substantial multi-unit retail food service experience and short- and long-term incentives tied to performance, is a superior means to achieve market leadership than either direct Company ownership of all stores or more traditional franchising approaches which utilize a larger number of franchisees. As a result of providing convertible financing to its area developers, the Company generally will have, after a moratorium period (typically two years) and after the area developer has completed not less than 80% of its area development commitment (or in the event of certain defaults), the right to acquire a majority equity interest in such area developers. See "--Area Developer Financing."

  As of September 4, 1996, the Company had entered into area development agreements with ten entities for the development and operation of an aggregate of 897 Einstein Bros. Bagels stores and an aggregate of 304 Noah's New York Bagels stores over the next six years (as summarized below). One hundred sixteen of such Einstein Bros. Bagels stores and 63 of such Noah's New York Bagels stores were open as of September 4, 1996 and a majority of the additional stores committed are scheduled to open over the next three years. The Company expects to enter into similar agreements with at least one additional entity during 1996 for the development of Einstein Bros. Bagels or Noah's New York Bagels stores. The Company and its area developers currently operate stores in 31 territories, and expect to have stores in all of the territories currently covered by area developer agreements by the end of 1996. SEE "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS" ON PAGE 7.

                                                                    CURRENT  ADDITIONAL
                                                                    STORES     STORES
AREA DEVELOPER                PRIMARY DEVELOPMENT TERRITORIES       OPEN(1)  COMMITTED
- --------------                -------------------------------       -------  ----------
Einstein Bros. Bagels:
  BCE West Bagels,       Denver, Salt Lake City, Phoenix, Tucson,
   L.L.C................  Albuquerque, Las Vegas, Colorado Springs     37         74
  Colonial Bagels, L.P.. Boston, Cleveland, Pittsburgh, Providence/
                          New Bedford, Springfield, MA                  4        118
  Finest Bagels, L.L.C.. Kansas City, St. Louis, Minneapolis           21         47
  Great Lakes Bagels,
   L.L.C................ Milwaukee, Chicago, Detroit, Madison          30        167
  Gulfstream Bagels,     Miami, Fort Lauderdale, West Palm Beach,
   L.P..................  Orlando, Tampa                               30         65
  Liberty Foods, L.L.C.. New York City metropolitan area                7        143
  Mayfair Bagels,
   L.L.C................ Washington, D.C., Baltimore                    4         65
  Philly Rose, L.P...... Philadelphia                                   4         81
Noah's New York Bagels:
  Noah's Bay Area        Sacramento, San Francisco/Oakland/
   Bagels, L.L.C........  San Jose                                     34         61
  Noah's Pacific,
   L.L.C................ Los Angeles, Portland, Seattle/Tacoma         29        180
                                                                      ---      -----
    Total..........................................................   200(2)   1,001
                                                                      ===      =====

- --------
(1) Includes 11 stores operated under the Bagel & Bagel brand, and 10 stores operated under the Offerdahl's Bagel Gourmet brand.
(2) In addition, at September 4, 1996, the Company operated 18 stores, three of which were operated under the Einstein Bros. Bagels brand and 15 of which were operated under the Baltimore Bagel brand.

  The Company believes that rapid penetration of selected DMAs is superior to more limited penetration of many DMAs for several reasons. Concentrations of stores allow both area developers and Company personnel to gain greater expertise concerning the trade areas within the DMA, thus improving their ability to locate and approve sites on a more informed and efficient basis as part of a market-wide strategy. In addition, store concentrations can permit more efficient operations, in terms of multi-unit management, convenient employee training, and sharing of employees, expertise and other resources within a DMA. Concentrated DMA penetration also permits cost-efficient media advertising to commence sooner than would be the case with a more scattered nationwide expansion. The Company believes that media advertising increases aggregate store revenue (which, in turn, can promote certain in-store operating efficiencies) and is valuable in assisting the Company's area developers to secure real estate for future sites on acceptable terms and assists in the efficient recruiting of both management and hourly employees.

  Site Selection. The Company has an extensive site selection process, commencing with an overall market plan for each DMA that is compiled by the Company and the relevant area developer. This market plan divides the DMA into trade areas based on an aerial review, an extensive vehicle tour and demographic analysis, and takes into account traffic counts, patterns and drive times, natural and other boundaries and day-time populations. Once the market plan is established, local real estate managers of the Company or area developer and local real estate brokers focus on the most desirable sites in each trade area, taking into account such factors as visibility, ready accessibility (particularly for morning drive-time traffic), parking, signage and adaptability of any current structure, and determine the availability of the site and the costs relating thereto. A thorough analysis of each site, including the foregoing types of information, photographs of the site and neighboring area, and a proposed layout and site elevations, as well as other materials, must be submitted to the Company for approval. Company personnel visit each site in connection with the site approval process. In addition, leases must contain certain terms and provisions and be approved by the Company. The Company emphasizes neighborhood locations, including end-cap and in-line locations with easy morning-time access from high traffic roads.

  The Company estimates that the initial investment for a Company-operated or franchised Einstein Bros. Bagels or Noah's New York Bagels store currently ranges from approximately $269,000 to $592,000. This estimate includes development and franchise fees (where applicable), professional fees, deposits, leasehold improvements, furniture, fixtures, equipment, opening inventory and supplies, architectural and engineering fees, permit and impact fees, grand opening expenses, computer and software expenses and initial working capital. This estimate does not include any additional costs which may be associated with the purchase of the site or underlying real estate. The actual cost depends on, among other factors, the size and location of the store, the level of pre-opening expenditures and the amount of improvements, less any applicable construction allowance.

  The Company believes that its ability to achieve rapid development growth is dependent on (i) its ability to secure area development agreements with qualified area developers for specific geographic regions, (ii) its and its area developers' ability to secure suitable sites, which includes negotiating acceptable lease terms, securing required permitting, complying with other regulatory requirements and meeting construction schedules, (iii) the operational and other capabilities of the Company's area developers, (iv) the availability of capital to its area developers, (v) the ability of the Company to manage anticipated expansion and recruit and train personnel, and (vi) the general economic and business environment. There can be no assurance that the Company or its area developers will be able to achieve their goals.

  The standard forms of area development agreement and franchise agreement, and the terms of the Company's secured convertible financing to area developers, are discussed more fully below under "--Development Agreements," "--Franchise Agreements" and "--Area Developer Financing."

THE EINSTEIN BROS. BAGELS BRAND

  The Company developed the Einstein Bros. Bagels brand primarily during the three-month period following the Company's formation and opened a test store in Ogden, Utah in June 1995. The Company continued to develop and refine the Einstein Bros. Bagels brand and concept store during the summer and early fall of 1995 based on extensive consumer and competitor research. The Company intends to continue to refine the Einstein Bros. Bagels brand, store design and products to reflect consumers' tastes and preferences. As of September 4, 1996, the Company and its area developers had opened a total of 119 Einstein Bros. Bagels stores in 18 states.

  Products. The key component of the Einstein Bros. Bagels product strategy is the Einstein Bros. bagel, which is produced utilizing a proprietary process that allows for maximum inclusion of high quality ingredients, such as whole blueberries, raisins and nuts. Bagels are offered in a wide variety of both traditional and creative flavors, including Plain, Cinnamon Raisin Swirl, Chopped Onion, Chopped Garlic, Honey Wheat, Spinach Herb,

Nutty Banana, Wild Blueberry, Dark Pumpernickel, Chocolate Chip and Vegetable. Bagels are baked fresh throughout the day in each store using a steamed-baking process that produces a moist and dense interior wrapped in a firm, shiny crust.

  The exclusive line of Einstein Bros. Bagels cream cheeses includes Wildberry Lite, Cheddar & Peppers, Veggie Lite, Smoked Salmon, Mendocino Sun-Dried Tomato and Spinach Dill Lite, in addition to traditional cream cheese flavors. Unlike flavored cream cheeses created by adding flavors to already processed plain cream cheese, Einstein Bros. Bagels cream cheeses are created by blending quality flavors and ingredients (such as fresh fruits and vegetables) directly into the cream cheese during initial production. This process is specifically designed to yield a more consistently flavored and more spreadable cream cheese than traditional grocery store products.

  The Einstein Bros. Bagels stores also offer consumers an extensive line of beverages featuring branded coffee products. In addition to several blends of premium drip coffee, customers can choose from a traditional offering of espresso-based drinks, including Lattes, Cappuccinos and Americanos, that can be augmented with gourmet syrup flavorings. High quality herbal, green and black teas complete the hot beverage offerings. Cold beverages featured by Einstein Bros. Bagels stores include Cool Cat(TM) iced cappuccino drinks, fruit teas, bottled sodas, juices and waters, and a full line of fountain sodas.

  The Einstein Bros. Bagels menu of creative soups, salads and bagel sandwiches offers customers a variety of lunch alternatives. Sandwiches include signature offerings such as the Tasty Turkey, Veg-Out and Salmon-And-The-Works, in addition to made-to-order deli sandwiches. Salads include spicy Tabouli, Caesar, Greek and a Pasta-of-the-Week, as well as distinctive chicken and tuna salads. The stores also offer a wide variety of soups that are rotated and offered on a daily basis. In addition, stores feature branded retail products that support the major menu categories, including ground and whole bean coffee, teas, bagel chips, coffee mugs and other items.

  Store Design and Atmosphere. The Einstein Bros. Bagels store is designed to combine the authentic tastes of a bagel bakery with the comfortable setting of a neighborhood meeting place. Each Einstein Bros. Bagels store blends function, style and customer comfort with simple, contemporary colors and furnishings in a relaxed social atmosphere. The look of the Einstein Bros. Bagels store incorporates stained concrete or wood floors and eggplant-, spruce- and mustard-colored aniline-dyed woods. Menu boards are black with white lettering and designed to resemble chalkboards. The seating area features cafe-style tables and wooden chairs with mismatched colors. Walls are covered with whimsical drawings and sayings that relate to the Einstein Bros. Bagels products. Other characteristic decorative items include a community events calendar board that is customized to the store's neighborhood, a bulletin board for community notices, painted Einstein Bros. Bagels logos and a chalkboard for children.

  A key component of the brand's "neighborhood feel" is its ability to blend with local architecture by utilizing existing buildings and adapting the Einstein Bros. Bagels trade dress to such locations. Einstein Bros. Bagels stores are typically in leased locations of approximately 2,200 square feet with ample parking, indoor seating for 30 to 40 customers, and, when practical, additional outdoor seating. The Company and its area developers generally seek sites located in neighborhood areas with seven-day-a-week trade.

THE NOAH'S NEW YORK BAGELS BRAND

  The Noah's New York Bagels brand was created in 1989 in Berkeley, California and has evolved into the leading specialty retailer of fresh-baked bagels on the West Coast. As of September 4, 1996, two of the Company's area developers operated 63 Noah's New York Bagels stores in the San Francisco Bay Area, Sacramento, Southern California, Portland and Seattle markets.

  Products. The Noah's New York Bagels store is an authentic kosher bagel bakery featuring 16 varieties of fresh-baked bagels, including Super Onion, New York Rye, Whole Wheat Sesame, Egg, Garlic and Everything bagels, as well as hand-made bialys and knishes. Noah's bagels are made from proprietary recipes and are baked fresh throughout the day using a steamed-baking process to create a light, moist and flavorful product.

  Noah's New York Bagels stores offer 12 flavors of Noah's Shmears(R), which are also made from proprietary recipes utilizing a process that results in a cream cheese product that is light and smooth while still having a rich taste. Regular and low fat Noah's Shmears flavors include Plain, Lox, Sun-Dried Tomato, Basil, Chive, Garlic Herb, Veggie, Walnut Raisin and Strawberry.

  The Noah's New York Bagels kosher dairy deli menu includes four varieties of lox (New York Nova, Oregon, Norwegian and Nova lox trim), and salads and specialty items, including Seven Herb Salmon, Smoked Whitefish, Albacore Tuna and Hummus. Beverages include premium branded coffees and traditional New York deli-style beverages.

  Store Design and Atmosphere. Noah's New York Bagels stores recreate the mood and feeling of a turn-of-the-century New York bakery. Mosaic tilework incorporating the Noah's New York Bagels logo is reminiscent of the tile in many New York landmarks and subway stations. Signage, menus and literature incorporate Yiddish words and phrases, old photos and various New York memorabilia. The lighting, marble counters and tables, and cherry woodwork contribute to a feeling of old-fashioned comfort.

  Particularly on weekends, the Noah's New York Bagels stores are a community meeting place. The upbeat attitude of each Noah's New York Bagels store crew helps set the store's atmosphere. Store crew members are encouraged to deliver warm, personal service, as well as to participate in the Noah's New York Bagels commitment to the community. Noah's New York Bagels stores are typically in leased locations ranging in size from 900 to 2,500 square feet, with newer stores being approximately 1,800 square feet. Stores include approximately 16 seats, with additional outdoor seating in most locations.

MARKETING

  The Company believes that a key component in developing both the Einstein Bros. Bagels and Noah's New York Bagels brands is a strong local and community-based effort that encourages a close relationship between each store and its community. The Company and its area developers intend to utilize community involvement as a means of providing charitable service, as well as building brand awareness and loyalty. The Company also utilizes traditional marketing and advertising methods including television, radio, newspapers and other print media (including use of free-standing inserts and promotional coupons), signage, direct mail and in-store point-of-purchase displays to promote its brands. Both the Company-operated and area developer stores contribute to a national advertising fund and a local advertising fund to pay for the development of advertising material and for advertising in their respective DMAs. See "--Franchise Agreements" and Note 9 of the Notes to the Company's Audited Consolidated Financial Statements.

VENDORS

  In May 1996, the Company entered into a project and approved supplier agreement (the "Harlan Supply Agreement") with Harlan Bagel Supply Company, LLC ("Harlan") and the equity owners of Harlan. Harlan recently completed the construction of a new production facility in Avon, Indiana (the "New Facility"), which is designed to produce frozen dough for approximately 1.4 million dozen bagels per month, expected to be sufficient to supply approximately 200 Einstein Bros. Bagels stores. Under the Harlan Supply Agreement, Harlan has agreed to sell to the Company, its area developers and their food service distributors up to 1.4 million dozen bagels per month through June 1, 2003, for which such purchasers will be charged a price equal to the cost of ingredients and packaging, will absorb an agreed upon allowance for product losses, and will pay a fixed toll charge (which is subject to adjustment for inflation, changes in formulations, specifications or procedures required by the Company or failure of the Company, its area developers and their food service distributors to purchase certain minimum numbers of bagels). Under certain circumstances, contract purchase amounts may be increased, which would permit Harlan to double the New Facility's capacity. Harlan has granted to the Company an option, exercisable at any time from December 15, 1999 through June 1, 2002, to acquire all of the assets of Harlan at a formula price equal to a multiple of Harlan's profits from sales of products under the Harlan Supply Agreement. Approximately $7.5 million of equipment used in the New Facility is owned by the Company and leased to Harlan pursuant to an operating lease.

  The Company is also a party to a cream cheese supply agreement and certain related agreements with Doc's (the "Doc's Agreements"). Under the Doc's Agreements, Doc's has agreed to supply the Company, its area developers and other authorized purchasers with up to 160,000 pounds of cream cheese per week (which the Company believes is sufficient to supply at least 350 bagel stores) through October 2, 2000, and the Company has agreed, subject to certain exceptions and limitations, that it, its area developers and other authorized purchasers will purchase the lesser of such amount or 60% of their requirements for cream cheese. Prices for Doc's products are based on Doc's cost, adjusted as necessary to provide Doc's with sufficient cash flow to fund principal payments on certain outstanding indebtedness. The Company has provided certain debt financing to Doc's, primarily to fund the purchase of cream cheese production equipment and for Doc's working capital needs. The Doc's Agreements also grant the Company an option, exercisable at any time on or before October 2, 2000, to acquire all of the assets of Doc's at a formula price based on cream cheese production volumes and production cost.

  The Company has a national account relationship with Sysco Corporation ("Sysco"), which provides for deliveries of food, paper and smallware products to participating stores several times a week at a negotiated standardized mark-up above cost. The Company and its area developers currently purchase in excess of 10% of their products and supplies from Sysco. The Company is currently negotiating the terms of a distribution agreement with another national food distribution company.

  The Company and its area developers may be subject to shortages or interruptions in supply caused by transportation strikes, adverse weather or other conditions which could adversely affect the quality, availability and cost of ingredients.

  The Harlan Supply Agreement and the Doc's Agreements are exhibits to the Registration Statement of which this Prospectus is a part.

COMPETITION

  The food service industry is intensely competitive with respect to food quality, concept, convenience, location, customer service and value. In addition, there are many well-established food service competitors with substantially greater financial and other resources than the Company and with substantially longer operating histories. Many of such competitors are less dependent than the Company on a single, primary product. The Company believes that it competes with other bagel retailers and bakeries, including, among others, Bruegger's Bagel Bakery, Manhattan Bagel, Big Apple Bagel and Chesapeake Bagel Bakery, specialty coffee retailers, doughnut shops, fast-food restaurants, delicatessens, take-out food service companies, supermarkets and convenience stores. The Company believes that competition in the retail bagel market will increase as large retail bagel companies attract additional capital, new competitors enter the market and bagel retailers compete for market share. In addition, the Company believes that the start-up costs associated with retail bagel and similar food service establishments are not a significant impediment to entry into the retail bagel business. The Company believes that its Einstein Bros. Bagels and Noah's New York Bagels brands compete favorably in the important factors of taste, food quality, convenience, customer service and value.

  Food service businesses are often affected by changes in consumer tastes, national, regional and local economic conditions, demographic trends, traffic patterns, the cost and availability of labor, purchasing power, availability of product and the type, number and location of competing restaurants. Multi-unit food service chains such as the Company can also be substantially adversely affected by publicity resulting from food quality, illness, injury or other health concerns (including food-borne illness claims) or operating issues stemming from one store or a limited number of stores, whether or not the Company is liable. Claims relating to foreign objects, food-borne illness or operating issues are common in the food service industry and a number of such claims may exist at any given time. In addition, factors such as increased costs of goods, labor and employee benefit costs, regional weather conditions and potential scarcity of experienced management and hourly employees may also adversely affect the food service industry in general and the results of operations and financial condition of the Company and its area developers in particular. The Company attempts to manage or adapt to these factors, but some or all of these factors could cause the Company and some or all of its area developers to be adversely affected.

DEVELOPMENT AGREEMENTS

  The Company's form of area development agreement currently provides for the development of a specified number of bagel stores of a specified brand within a defined geographic territory in accordance with a development schedule of store opening dates. The development schedule generally covers two to five years and contains store opening benchmarks for the number of stores to be opened and in operation at quarterly or semi-annual intervals. An area developer's development schedule typically requires concurrent store development by the area developer in multiple DMA's. Area developers initially pay a non-refundable development fee of $5,000 per store to be developed and a non-refundable real estate services fee of $5,000 per store to be developed. Such fees are not recognized as income by the Company until the store is opened. The area development agreements generally provide that the area developer has the right to open a specified number of stores within each DMA during the term of the development schedule applicable to that DMA and generally preclude the Company from operating or franchising bagel stores of the brand for which rights have been granted within such territory, except that the Company reserves the right to engage in certain special distribution arrangements and, in the event the area developer chooses not to develop them, to develop target sites and conversion sites within the specified territory. Target sites are sites which the Company believes should be developed for competitive or market reasons regardless of the applicable development schedule or the location of pre-existing sites. Conversion sites are sites obtained from other companies which are suitable for conversion to bagel stores.

  Breaches of the area development agreement, including failure to meet development schedules, may lead to termination of the limited exclusivity provided by the agreement, renegotiation of development and franchise provisions or termination of the right to build future stores, although such termination will not generally affect existing franchise agreements for developed locations unless such breaches independently constitute defaults of the franchise agreements. Any such termination could be contested by the area developer.

  The form of area development agreement between the Company and its area developers is an exhibit to the Registration Statement of which this Prospectus is a part.

FRANCHISE AGREEMENTS

  Once an acceptable lease for an approved store site has been executed or real estate for a new site has been acquired, the Company and the area developer enter into a franchise agreement under which the area developer becomes the franchisee for the specific store to be developed at the site. Franchise agreements typically provide for a non-refundable franchise fee of $35,000 per store, a 5% royalty on "Royalty Base Revenue," which is defined as gross revenue less customer refunds and coupons, the portion of employee meals not charged to the employee and monies received by the store from other stores directly attributable to an approved commissary operated in the store, a national advertising fund contribution of 2% on Royalty Base Revenue, a local advertising fund contribution of 4% on Royalty Base Revenue and a $10,000 minimum grand opening expenditure. The national and local advertising fund contributions may each be increased by .25% per calendar year over the prior year at the discretion of the Company. The Company's franchise and area development agreements with respect to markets where the Company has already commenced store development generally provide for 6% royalties.

  The Company's form of franchise agreement provides that the Company may specify computer hardware and software for use in stores, including licensed software designated or created by or for Boston Chicken and used by the Company and its area developers. The cost of designated computer hardware is approximately $15,000 to $30,000 per store. The Company currently specifies off-the-shelf computer hardware for use in stores and charges fees aggregating $16,000 for licensed software for store systems, which fee is paid to Boston Chicken (including $1,000 for third-party proprietary software which the area developer is required to use) under an existing computer and communications systems services agreement (the "Computer Services Agreement"). See "Relationship with Boston Chicken--Computer and Communications Systems Services Agreement." The Company's form of franchise agreement also provides for a periodic maintenance and support fee for modifications and enhancements made to the licensed software and certain other maintenance and support services. The Company and its area developers pay $323 to Boston Chicken and such area developers pay $77 to the Company per four-week accounting period per store for these services. The Company believes that the integrated hardware and licensed software systems used by its area developers will facilitate the movement of knowledge, including financial, customer and employee performance data, allowing the Company and its area developers to react more quickly in a competitive environment.

  The Company's form of franchise agreement provides for an area of limited exclusivity surrounding the bagel store in which the Company may neither develop nor grant to others the right to develop additional bagel stores (generally limited to bagel stores of the brand that has been licensed to the franchisee), except that the Company reserves the right to engage in certain special distribution arrangements and, in the event that the franchisee chooses not to develop them, to develop conversion sites within the franchisee's designated territory. Designated territories in suburban locations are generally a one-mile radius surrounding the store, while urban locations occasionally have a smaller (e.g., one-half mile) radius or a trade-area-specific designated territory.

  The Company's form of franchise agreement requires that each store be operated in accordance with the operating procedures and menu, and meet the applicable quality, service and cleanliness standards, established by the Company. The Company may work with a franchisee to improve substandard performance or any items of non-compliance and may terminate any franchise agreement if the franchisee does not comply with such standards. The Company is specifically authorized to take accelerated action in the event that the operations of any franchised store present a health risk. The Company believes that maintaining superior food quality, a clean and pleasing environment and excellent customer service are critical to the reputation and success of the Company's brands and, therefore, intends to strictly enforce applicable contractual requirements. Upon any termination of a franchise agreement, the Company has the right to purchase the assets of the franchisee at the net tangible book value of such assets.

  The form of franchise agreement between the Company and its area developers is an exhibit to the Registration Statement of which this Prospectus is a part.

AREA DEVELOPER FINANCING

  Secured Loan Agreements. The Company's area developers are generally funded in part by a senior secured loan made by the Company that is typically convertible into a majority equity interest in the area developer. The Company believes that the development and operation of stores in a DMA is improved when management is permitted to focus primarily on store development and operations, rather than on raising capital. Accordingly, to facilitate the development of its brands, the Company has made, and currently intends to make, loans to area developers to provide partial financing for store development and working capital. The maximum amount of such a loan is based on the amount of equity investments (excluding promissory notes) made by the members of the area developer's management, one or more equity investments made by Bagel Store Development Funding, L.L.C., a Delaware limited liability company, formerly Einstein Bros. Equity Funding, L.L.C. ("Bagel Funding"), and equity investments made by any other investors.

  The area developer financing program requires the area developer to expend at least 75% of its equity capital contributed in cash toward developing stores and funding working capital prior to drawing on its revolving loan, with advances permitted during a two- or three-year draw period in a pre-determined maximum amount generally equal to four times the amount of the area developer's equity capital contributions (excluding promissory notes). Upon expiration of the draw period under the loan agreement, the loan generally converts to an amortizing term loan payable over five years in periodic installments, with a final balloon payment. Interest is set at 1% over the applicable reference rate of Bank of America Illinois as established from time to time and is payable currently. The loan is secured by a pledge of substantially all of the assets of the area developer.

  Each loan agreement contains customary representations, warranties, terms and covenants. The Company's loans to its area developers subject the Company to the risks of being a secured lender. The Company considers each area developer's use of loan proceeds, adherence to its store development schedule, store performance trends, type and amount of collateral securing the loan, prevailing economic conditions and other factors it deems relevant at the time in evaluating whether to establish an allowance for potential loan losses. See Note 11 of Notes to the Company's Audited Consolidated Financial Statements.

  The Company may convert all or any portion of the loan amount at its election into equity in the area developer at a conversion price that is generally set at a 12% premium over the per unit price paid by the investors in the area developer for their equity investment made concurrently with the execution of the loan agreement. To the extent such loan is not fully drawn or has been drawn and repaid, the Company has a corresponding option to acquire at the loan conversion price the amount of additional equity it could have acquired by conversion of the loan had the loan been fully drawn. The Company's conversion and option rights are only exercisable after a moratorium period (typically two years) and after the area developer has completed not less than 80% of its store development commitment. In addition, the Company may exercise its conversion and option rights upon the occurrence of certain specified defaults under the area developer loan agreement. An area developer's default of its development schedule is a default under the loan agreement (so as to permit the Company to exercise its conversion and option rights) only if during the 180-day period immediately preceding the event giving rise to the default, the area developer had access to debt or equity capital, either directly or through Company sources, on commercially reasonable terms for similarly situated restaurant businesses, or income from operations, sufficient in either case to complete its development obligations. The Company also has certain rights regarding future financings of the area developer that allow the Company, if it so desires, to maintain the potential for a majority interest in the area developer upon conversion of the loan and any corresponding option exercise. There can be no assurance, however, that the Company will exercise its future rights to acquire an equity interest in any area developer or that such exercise will result in a majority interest in the area developer. Any determination to convert any area developer loan would involve a variety of economic and operational considerations, including the status of the area developer's market penetration, the performance of the area developer's stores, the Company's desire to own such stores, the Company's ability to manage such stores if necessary, and the financial impact of converting the loan. In addition, any loan conversion or other acquisition of an equity interest in an area developer by the Company would not be indicative of whether the Company intended to, or would, convert or otherwise acquire an equity interest in any other area developer.

  The form of secured loan agreement between the Company and its area developers is an exhibit to the Registration Statement of which this Prospectus is a part.

  Area Developer Equity. Members of management of each of the Company's area developers generally make an equity investment in the area developer entity. The amount and type of such investments vary among the area developers. At September 4, 1996, the aggregate amount of investments by management of the Company's ten area developers was approximately $0.8 million in cash and approximately $4.5 million in full recourse, secured, interest-bearing promissory notes. Future investments by management or others could include contributions of assets.

  In addition to equity investments provided by an area developer's management, Bagel Funding may make one or more equity investments in the Company's area developers. Bagel Funding was formed in December 1995 to invest in area developers of the Company. Bagel Funding has received total capital commitments from its members aggregating $90.0 million, $45.8 million of which has been contributed to Bagel Funding and the balance of which is payable from such members to Bagel Funding at such times on or after October 1, 1996 and on or before December 31, 1998 as Bagel Funding's manager or managers make one or more capital calls. The Company, in its capacity as manager of Bagel Funding, has made a capital call for an aggregate of $30.0 million on or before October 5, 1996. As of September 4, 1996, Bagel Funding had invested a total of approximately $45.8 million in area developers.

  Bagel Funding has the right to require each area developer to redeem Bagel Funding's equity interest in the area developer (the "Bagel Funding Put") at a pre-determined formula purchase price based on the store level cash flow of the area developer in the event (i) the Company acquires a majority interest in the area developer pursuant to the exercise of its conversion or option rights under the area developer's secured loan agreement, (ii) the Company's conversion and option rights expire unexercised and the Company has not consented to a public offering of the area developer, or (iii) the Company does not acquire a majority interest in an area developer pursuant to the exercise of the Company's conversion or option rights, such rights have expired under the secured loan agreement and the Company has not consented to a request by the area developer to terminate its area development and franchise agreements with the Company. In the event the area developer does not redeem Bagel Funding's equity interest when required to do so, the Company will be obligated to purchase from Bagel Funding its equity interest in the area developer at the same price applicable to the area developer.

  The form of Fourth Amended and Restated Limited Liability Company Agreement of Bagel Funding and the form of agreement between the Company and Bagel Funding relating to the contingent repurchase obligation of the Company with respect to the Bagel Funding Put (including the terms of the formula purchase price for the Bagel Funding Put) are exhibits to the Registration Statement of which this Prospectus is a part.

  The Company is currently the manager of Bagel Funding. Certain directors and executive officers of each of the Company and Boston Chicken have made, or have committed to make, equity investments in Bagel Funding aggregating approximately $21.7 million. See "Certain Transactions--Bagel Store Development Funding."

TRADEMARKS AND OTHER PROPRIETARY RIGHTS

  The Company owns a number of trademarks and service marks that have been registered with the United States Patent and Trademark Office, including Noah's New York Bagels(R), Noah's Bagels(R), A Taste of Old New York(R), Noah's Shmears(R), Shmear 'Em(R) and Protect Your Bagels, Put Lox on Them(R). In addition, the Company has federal trademark applications pending for a number of trademarks and service marks, including Just Say Noah's(TM), Einstein Bros.(TM), Einstein's(TM), Poppies(TM), The Coffee Table(TM), Bubbler(TM), Cool Cat(TM), Little Monsters(TM), Fresh & Holesome(TM), Veggie Confetti(TM), The Veg-Out(TM), Bagelmeister(TM) and Boomerang(TM), as well as certain logos used by the Company. The Company has applied to register Noah's New York Bagels(R) in more than 30 foreign countries and to register each of Einstein Bros.(TM) and Einstein's(TM) in approximately 20 foreign countries. Most of such pending applications in the United States and foreign countries were filed in 1995 and 1996. The Company has not yet obtained federal registrations for any of the trademarks or service marks used in connection with the Einstein Bros. Bagels stores and products and there can be no assurance that any such registrations will be obtained.

  After the Company filed an application for the service mark Einstein's for restaurant services in May 1995, Peach State Restaurants, Inc. ("Peach State"), which owns a restaurant in Atlanta that uses the name Einstein's, filed a federal trademark application for the name Einstein's for restaurant services and filed an opposition to the Company's application for Einstein's. In July 1996 the Company entered into an agreement with Peach State in which Peach State agreed to withdraw such application, to abandon such opposition and to not object to, or interfere with, any of the Company's trademark and service mark applications that include the name Einstein's. Peach State has also agreed not to use any mark incorporating the name Einstein's for restaurant services outside of the Atlanta metropolitan area, and the Company has agreed not to use any mark incorporating the name Einstein's for restaurant services in the State of Georgia (except for permitted national advertising and promotion and similar uses).

  Hebrew University of Jerusalem ("Hebrew University"), which claims certain rights to the name Albert Einstein, has obtained an extension of time to file an opposition to certain of the Company's U.S. applications for Einstein's and has filed oppositions to the Company's trademark applications in three foreign countries, although the Company does not use (and does not intend to use, absent a licensing agreement or other consent of Hebrew University) Albert Einstein's first name, likeness or scientific formulae or theories in connection with the Einstein Bros. Bagels brand. The Company is currently seeking to enter into an agreement with Hebrew University pursuant to which Hebrew University would grant to the Company rights to use certain indicia of Albert Einstein and Hebrew University would abandon its trademark oppositions. There can be no assurance, however, that the Company and Hebrew University will enter into such an agreement, or that Hebrew University will not oppose the registration or challenge the use of certain of the Company's trademarks under laws governing trademarks or publicity rights.

  The Company is aware of the use by other persons or entities in certain geographic areas of names and marks which may be deemed to be similar to certain of the Company's marks. Some of these persons or entities may have prior rights to such marks in their respective localities. While the Company is not aware of any prior uses that would prevent the use of the Company's marks in any DMA for which it has granted development rights, there can be no assurance that the Company's marks will be available for use by the Company and its area developers in all locations.

  The Company considers its intellectual property rights to be important to its business and its policy is to actively defend and enforce such rights.

GOVERNMENT REGULATION

  Stores, commissaries and other production facilities operated by the Company and its area developers are required to comply with federal, state and local government laws and regulations applicable to food production and consumer food service businesses generally, including those relating to the preparation and sale of food, minimum wage requirements, overtime, working and safety conditions and citizenship requirements, as well as regulations relating to zoning, construction, health, business licensing and employment. An increase in employee benefit costs or other costs associated with employees, such as minimum wage requirements, could adversely affect the Company.

  Certain states and the Federal Trade Commission require a franchisor to transmit specified disclosure statements to potential franchisees before granting a franchise. Additionally, some states require the franchisor to register its franchise with the state or qualify for certain statutory or discretionary exemptions from registration before it may offer a franchise. The Company believes that its Uniform Franchise Offering Circular (together with any applicable state versions or supplements) complies with both the Federal Trade Commission guidelines and all applicable state laws regulating franchising in those states in which it has offered franchises. The Company's Uniform Franchise Offering Circular, which contains the base forms of the Company's current area development, franchise and area developer financing agreements, is an exhibit to the Registration Statement of which this Prospectus is a part.

PROPERTIES/LEASING

  The Company leases its support center facility, which consists of approximately 38,000 square feet of office space (and certain common areas, including parking areas), from Boston Chicken. See "Relationship With Boston Chicken--Other Relationships Between Boston Chicken and the Company." The Company also leases office space in San Diego and Los Angeles, California for use as a support center for the operations of the Company in such location.

  The Company and its wholly owned subsidiaries lease the land and buildings for all Company-operated stores. In addition, the Company and its subsidiaries may lease land or buildings that they sublease or assign to area developers. While the Company expects its area developers primarily to continue to lease sites in the future, the Company or its area developers may also purchase land and/or buildings for stores to the extent acceptable terms are available. The majority of the Company's stores are located in retail community shopping centers, community business districts or freestanding locations.

  Stores leased by the Company are typically leased under "triple net" leases that require the Company to pay its proportionate share of real estate taxes, maintenance costs and insurance premiums. In some cases, in addition to base rent, the Company pays percentage rent based on sales in excess of specified amounts. Generally, the Company's store leases have initial terms of five years with options to renew for three additional five-year periods at market rates.

  The Company owns commissaries in or near Salt Lake City, Utah and San Diego, California. The facility in Salt Lake City also contains office space for the use of operational personnel of the Company's area developer in the Salt Lake City area and is presently the subject of an environmental remediation program to correct soil and groundwater contamination resulting from the closure of an underground storage tank by a prior owner. A groundwater remediation system has been installed at the site, which is subject to the oversight of the State of Utah, Division of Environmental Response and Remediation. All of the costs of the remediation are being paid by certain of the former shareholders of Brackman pursuant to an indemnification agreement with the Company entered into by them at the time Brackman was acquired. The remaining costs of the remediation are not expected to exceed the amount such former shareholders are obligated to pay under the indemnification agreement.

  The Company leases dough production facilities in San Leandro and Whittier, California, which are subleased to one of its area developers. The Company leases facilities used as commissaries in or near Fort Lauderdale, Florida and Kansas City, Kansas. The Company also leases a facility in Parker, Colorado which it currently uses as a test commissary. The Company may lease or sublease its commissaries and related office space to area developers.

EMPLOYEES

  At September 4, 1996, the Company had approximately 350 employees, including approximately 110 employed at its support center offices in Golden, Colorado, approximately 10 employed at zone offices or commissaries and approximately 230 employed at bagel stores operated by the Company. None of the Company's employees are represented by a labor union or covered by a collective bargaining contract. The Company believes that its relationships with its employees are generally good.

LEGAL PROCEEDINGS

  The Company, like others in the food service business, is from time to time the subject of complaints, threat letters or litigation from customers alleging illness, injury or other food quality, health (including food-borne illness claims) or operational concerns. Claims relating to foreign objects, food-borne illness or operating issues are common in the food service industry and a number of such claims may exist at any given time. Adverse publicity resulting from such allegations may materially adversely affect the Company and one or more of its brands, regardless of whether such allegations are valid or whether the Company is liable. In addition, the Company also encounters complaints and allegations from former or prospective employees or others from time to time, as well as other matters which are common for businesses similar to the Company's. The Company does not believe that any such matters of which it is aware are material to the Company individually or in the aggregate, but matters may arise which could adversely affect the Company or its business operations. See "--Trademarks and Other Proprietary Rights."

  In the course of enforcing its rights under existing area development and franchise agreements, the Company may also be the subject from time to time of complaints, threat letters or litigation concerning the proper interpretation and application of these agreements, particularly in the event of a default or termination of area development or franchise rights. No such matters are currently pending.

INSURANCE

  The Company currently has the types and amounts of insurance coverage that it considers appropriate for a company in its business. While management believes that its insurance coverage is adequate, if the Company was held liable for amounts exceeding the limits of its insurance coverage or for claims outside the scope of its insurance coverage, the Company's business, results of operations and financial condition could be materially adversely affected.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The executive officers and directors of the Company are as follows:

         NAME         AGE                        POSITION
         ----         ---                        --------
   Scott A. Beck(3)   38  Chairman of the Board
   Noah C. Alper      49  Vice Chairman of the Board
   Mark R. Goldston   41  President, Chief Executive Officer and Director
   Michael J. Beau-
    doin              34  Senior Vice President--Supply Chain
   W. Eric Carlborg   32  Senior Vice President--Finance
   David G. Stanchak  38  Vice President, Chief Development Officer and Director
   Jeffrey L. Butler  34  President of Einstein Bros. Bagels Concept
   Joel M. Alam       38  Vice President and Secretary
   Paul A. Strasen    40  Vice President and General Counsel
   Kyle T. Craig      48  Director
   M. Laird
    Koldyke(1)(2)(3)  35  Director
   Gail A. Lozoff     46  Director and Vice President
   John H.
    Muehlstein,
    Jr.(3)            41  Director
   John A.
    Offerdahl(1)      32  Director
   Lloyd D.
    Ruth(1)(2)(3)     49  Director

- --------
(1) Member of the Audit Committee of the board of directors.
(2) Member of the Reporting Person Stock Option Committee of the board of directors.
(3) Member of the Compensation and Stock Option Committees of the board of directors.

  Messrs. Craig, Stanchak and Beck were elected to the board of directors as designees of Boston Chicken, Messrs. Koldyke, Muehlstein and Ruth were elected to the board of directors as designees of investors in the Company's March 1995 private placement and Messrs. Offerdahl and Daniel V. Colangelo (the Company's former President and Chief Executive Officer and formerly a director) and Ms. Lozoff were elected to the board of directors as designees of Offerdahl's, Brackman and Bagel & Bagel, respectively. Boston Chicken and Brackman did not designate nominees for the 1996 election of directors and the private placement investors designated Messrs. Koldyke, Muehlstein and Ruth for such election. All such contractual designation rights have expired. See "Risk Factors--Control by and Conflicts of Interest with Boston Chicken."

  All directors are elected to serve until the next annual meeting of stockholders and until their successors are elected and qualified. Officers serve at the pleasure of the board of directors.

  Mr. Beck became Chairman of the Board of the Company in July 1996. Mr. Beck has served as a director of the Company since March 1995. He has been Chief Executive Officer and a director of Boston Chicken since June 1992 and served as Chairman of Boston Chicken from such time until December 1995 when he became Co-Chairman. He was Vice Chairman of the Board of Blockbuster Entertainment Corporation ("Blockbuster") in Fort Lauderdale, Florida from September 1989 until January 1992, and Chief Operating Officer of Blockbuster from September 1989 to January 1991. Since 1980, Mr. Beck also has been President of Pace Affiliates, Inc., an investment banking firm he founded.

  Mr. Alper became the Company's Vice Chairman of the Board in March 1996. Mr. Alper founded Noah's in 1989 and served as its Chairman of the Board until March 1996.

  Mr. Goldston became President and Chief Executive Officer and a director of the Company in April 1996. Since January 17, 1996, Mr. Goldston has also been employed by Boston Chicken to undertake various special projects for Boston Chicken. From July 1994 to April 1996, Mr. Goldston was the Chairman and Chief Executive Officer of The Goldston Group, a strategic advisory firm which advises high-growth companies on improving performance and creating operating leverage and efficiencies. From October 1991 to June 1994, Mr. Goldston served as President and Chief Operating Officer of L.A. Gear, Inc. From September 1989 to October 1991, Mr. Goldston was a principal of Odyssey Partners, L.P., an investment firm, and from September 1988 to September 1989 served as Chief Marketing Officer of Reebok Inc.

  Mr. Beaudoin became the Company's Senior Vice President--Supply Chain in July 1996. Prior thereto, he served as Vice President and Chief Financial Officer of the Company from July 1995 to July 1996, after serving as Assistant to the Chairman of Boston Chicken from February 1995. From December 1992 to February 1995, he held several positions with NewLeaf Entertainment (a joint venture between Blockbuster and IBM), including Vice President of Finance, Marketing and Operations. From June 1990 through November 1992, Mr. Beaudoin was an Associate and Limited Partner of Pfingsten Partners, L.P., a private equity investment firm in Deerfield, Illinois.

  Mr. Carlborg became Senior Vice President--Finance of the Company in July 1996. From October 1995 through June 1996, he was Vice President of Alignment and Planning of Boston Chicken. Prior thereto, Mr. Carlborg served as Vice President--Corporate Finance of Merrill Lynch from January 1994 to October 1995 and served as an Associate of Merrill Lynch from August 1989 through December 1993.

  Mr. Stanchak became a director and Vice President and Chief Development Officer of the Company in March 1995. From June 1992 until March 1995, he served as a Senior Vice President of Boston Chicken, and from August 1989 until June 1992, Mr. Stanchak was the National Director of Real Estate and Real Estate Legal Counsel for Blockbuster.

  Mr. Butler became President of Einstein Bros. Bagels Concept in May 1996. From January 1996 until May 1996, Mr. Butler served as Chief Operating Officer of the Company. Prior thereto, he was employed by BC Great Lakes, L.L.C., an area developer of Boston Chicken ("BC Great Lakes"), since June of 1995, and also served as President of the managing member of BC Heartland, L.L.C., also a Boston Chicken area developer, since August 1995. From June 1993 until June 1995, Mr. Butler served as President and Chief Executive Officer of the general partner of BC Detroit L.P., a predecessor of BC Great Lakes. From January 1992 to June 1993, Mr. Butler served as Vice President--Human Resources of Boston Chicken. Prior thereto, Mr. Butler was an independent consultant from July 1991 until January 1992 and was Regional Director of Operations for Blockbuster in San Diego and Orange County, California from April 1990 until June 1991.

  Mr. Alam became Vice President and Secretary in April 1995. From January 1994 to April 1995, he was Vice President and Associate General Counsel of Boston Chicken and from May 1993 to January 1994 he was Assistant General Counsel of Boston Chicken. Prior thereto, Mr. Alam was an associate at the Chicago law firm of Bell, Boyd & Lloyd from 1986 to May 1993.

  Mr. Strasen became Vice President and General Counsel of the Company in April 1995. Prior thereto, he was a partner at the Chicago law firm of Bell, Boyd & Lloyd from 1988 to April 1995.

  Mr. Craig has been a director of the Company from the date the Company was incorporated in February 1995. Mr. Craig was Chairman of the Board of the Company from June 1995 until he resigned in July 1996. From February 1995 until being appointed as Chairman in June 1995, Mr. Craig served as Vice President of the Company. Mr. Craig also served as the Chief Concept Officer of Boston Chicken from April 1994 through June 1995. From November 1993 until April 1994, he was President of KFC-Brand Development, a unit of KFC Corp. in Louisville, Kentucky, and from April 1990 until November 1993, he was President of KFC-USA, also a unit of KFC Corp. in Louisville, Kentucky. KFC Corp. is a wholly owned subsidiary of PepsiCo, Inc.

  Mr. Koldyke became a director of the Company in March 1995. Mr. Koldyke has served as a general partner of the Frontenac Company ("Frontenac"), a venture capital company, in Chicago, Illinois since 1989.

  Ms. Lozoff became a director and a Vice President of the Company in April 1995, after working with Bagel & Bagel, which she founded in June 1988. From April 1995 until September 1996, Ms. Lozoff served as Vice President--Design and Merchandising of the Company. Ms. Lozoff also served as President and Chief Executive Officer of Bagel & Bagel from May 1992 to April 1995.

  Mr. Muehlstein became a director of the Company in March 1995. Since 1986, he has been a partner at the Chicago law firm of Pedersen & Houpt.

  Mr. Offerdahl became a director in March 1995 and served as Vice President-- Operations, Southeast Zone of the Company from March 1995 through August 1996. Mr. Offerdahl served as the Chairman and Chief Executive Officer of Offerdahl's, which he founded in 1989, from December 1989 until March 1995. From May 1986 until September 1994, Mr. Offerdahl played professional football for the Miami Dolphins in the National Football League.

  Mr. Ruth became a director of the Company in March 1995. Since January 1987, he has been a general partner at Marquette Management Partners, a venture capital company, in Deerfield, Illinois.

MANAGEMENT COMPENSATION

  The Company was incorporated in February 1995 and did not conduct any operations prior to that time. The only executive officer of the Company who earned more than $100,000 in salary and bonus during fiscal year 1995 was Daniel V. Colangelo, the Company's former President and Chief Executive Officer who served in that capacity during fiscal year 1995 (the "named executive officer"). Mr. Colangelo's total cash compensation during fiscal year 1995 consisted of $103,462 in salary and $47,375 in bonus.

  On March 24, 1995, the Company entered into a three-year employment agreement with Mr. Colangelo, pursuant to which he became the President of the Company's Rocky Mountain Division and a director of the Company. Mr. Colangelo was later promoted to President and Chief Executive Officer of the Company. Under the employment agreement, Mr. Colangelo was entitled to receive an annual salary of $125,000 and reimbursement for reasonable business expenses. In addition, during 1995, Mr. Colangelo was granted options to purchase 50,979 shares of Common Stock under the Plan (defined herein) at an exercise price of $5.88 per share. See "--Option Grants in Last Fiscal Year."

  In March 1996, Mr. Colangelo's employment agreement was terminated and the Company entered into a consulting agreement with him in connection with his resignation as President and Chief Executive Officer and a director of the Company. Pursuant to the consulting agreement, Mr. Colangelo will, upon the Company's request, provide information, advice and assistance to the Company concerning matters that were within the scope of his knowledge and expertise during the course of his employment by the Company. The consulting agreement has a term of one year and is automatically renewed for successive one-year periods unless terminated by either party upon 30 days' prior written notice. Under the consulting agreement, Mr. Colangelo receives $100,000 per year and is entitled to reimbursement for his related reasonable business expenses. In addition, the options granted during 1995 to Mr. Colangelo under the Plan were deemed vested and were exercised by him in January 1996. Mr. Colangelo also retained options granted in January 1996 under the Plan to purchase an aggregate of 37,931 shares of Common Stock at an exercise price of $6.59 per share, which options were granted in January 1996 and vest in accordance with the Plan's vesting schedule during the term of his consulting agreement.

  The Company has also entered into employment and consulting agreements with certain of its other current executive officers and others. See "Certain Transactions--Employment and Consulting Agreements."

OPTION GRANTS IN LAST FISCAL YEAR

  The following table sets forth individual grants of stock options made to the named executive officer during the fiscal year ended December 31, 1995.

                                                                                    POTENTIAL
                                                                                 REALIZABLE VALUE
                                                                                    AT ASSUMED
                                                                                 ANNUAL RATES OF
                                                                                      STOCK
                                                                                      PRICE
                                                                                   APPRECIATION
                                            PERCENT OF TOTAL                        FOR OPTION
                                            OPTIONS GRANTED  EXERCISE                TERM(2)
                         DATE OF  OPTIONS     TO EMPLOYEES   OR BASE  EXPIRATION ----------------
          NAME            GRANT  GRANTED(1)  IN FISCAL YEAR   PRICE      FATE      5%      10%
          ----           ------- ---------- ---------------- -------- ---------- ------- --------
Daniel V. Colangelo..... 3/24/95   25,491         1.2%        $5.88    3/24/05   $94,337 $239,068
                         5/16/95   16,992         0.8          5.88    5/16/05    62,886  159,428
                         7/25/95    8,496         0.4          5.88    7/25/05    31,443   79,746

- --------
(1) Options granted to Mr. Colangelo in 1995 were deemed fully vested in January 1996 in connection with his resignation as President and Chief Executive Officer of the Company. See "--Management Compensation."
(2) These amounts represent certain assumed annual rates of appreciation calculated from the exercise price, as required by the rules of the Securities and Exchange Commission. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the future performance of the Common Stock. There can be no assurance that the amounts reflected in this table will be achieved.

DIRECTOR COMPENSATION

  In addition to annual grants under the Directors Plan (as defined herein), directors who are not officers or employees of, or consultants to, the Company receive $500 cash compensation for each board of directors meeting at which they are present and for each committee meeting at which they are present not held in conjunction with a meeting of the board of directors. Outside directors are also reimbursed for their expenses for each board and committee meeting attended.

  The Company has also entered into employment and consulting agreements with certain of its directors who are also current executive or other officers of the Company. See "Certain Transactions--Employment and Consulting Agreements."

STOCK OPTION PLANS

  The Company has adopted an Amended and Restated 1995 Stock Option Plan, effective August 15, 1996. The purpose of the Plan is to benefit the Company by offering certain present and future employees, officers and consultants of the Company and its subsidiaries, if any, a favorable opportunity to become holders of Common Stock over a period of years, thereby giving them a long-term stake in the growth and prosperity of the Company and encouraging the continuance of their involvement with the Company. Under the Plan, eligible persons may be granted options to purchase an aggregate of not more than 5,500,000 shares of Common Stock. An aggregate of approximately 1,540,000 shares of Common Stock are currently available for option grants under the Plan. Such options are not intended to be treated as incentive stock options as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

  The Plan is administered, with respect to persons subject to Section 16 of the Exchange Act and the rules promulgated thereunder ("Reporting Persons"), by the Reporting Person Stock Option Committee (the "Reporting Person Committee"), consisting of two members of the board of directors, each of whom is a "non-employee director" (as such term is defined under Rule 16b-3 of the Exchange Act) and, with respect to all other persons receiving options under the Amended Plan, by the Stock Option Committee (the "Stock Option Committee").

  Options granted under the Plan have a term of 10 years, subject to earlier expiration if the optionee's service terminates, and no options under the Plan may be granted after February 1, 2005. Options become exercisable with respect to 10% of the total number of shares subject to the option on the first anniversary of the date of grant, an additional 20% on the second anniversary of the date of grant, an additional 30% on the third anniversary of the date of grant and the balance on the fourth anniversary of the date of grant. The Plan provides that, unless otherwise determined by the relevant Committee in its sole discretion, options granted prior to May 7, 1996 shall be governed by the Plan as it was in effect prior to such date and options granted from May 7, 1996 through August 14, 1996 shall be governed by the Plan as it was in effect during such period.

  On May 28, 1996, the board of directors of the Company adopted the 1996 Stock Option Plan for Non-Employee Directors (the "Directors Plan"), which was subsequently approved by the stockholders of the Company. On May 28, 1996, options to purchase an aggregate of 4,318 shares of Common Stock were granted under the Directors Plan to each of Messrs. Koldyke, Muehlstein and Ruth at an exercise price of $11.58 per share. The Directors Plan is administered by the board of directors.

  Options under the Directors Plan may only be granted to directors of the Company who are not officers or employees of the Company. Options may be granted with respect to a total of not more than 100,000 shares of Common Stock under the Directors Plan, subject to antidilution and other adjustments. Such options are not intended to be treated as incentive stock options as defined in Section 422 of the Code. Each option granted under the Directors Plan is for a term of ten years, subject to earlier termination if the optionee's service as a director terminates. Options which have been granted become exercisable after the end of one year from the date of grant.

  Pursuant to the Directors Plan, options for shares having a fair market value of $50,000 at the date of grant, as determined in good faith by the board of directors on such date, are granted at the time of each election or re-election of eligible directors to the Board, except that the initial grants of options under the Directors Plan were made on the date of adoption of the Directors Plan by the board of directors.

  Copies of the Plan and the Directors Plan are exhibits to the Registration Statement of which this Prospectus forms a part.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The board of directors has approved the terms of compensation paid and to be paid to the Company's executive officers for fiscal years 1995 and 1996. During the year ended December 31, 1995, the following persons served as members of the Stock Option Committee of the board of directors: Scott Beck, Kyle Craig and John Muehlstein.

  Currently, no executive officer of the Company, except for Scott Beck, who is Chairman of the Board of the Company and a member of the Compensation Committee of the board of directors, and Mark R. Goldston, who is President and Chief Executive Officer of the Company, serves as a member of the compensation committee or as a director of any other entity, one of whose executive officers serves on the compensation committee or is a director of the Company. Mr. Beck is Co-Chairman of the Board and Chief Executive Officer of Boston Chicken and Mr. Goldston is a director of Boston Chicken. Neither Mr. Beck nor Mr. Goldston serves on the compensation committee of Boston Chicken's board of directors.

                             CERTAIN TRANSACTIONS

FORMATION OF THE COMPANY AND SUBSEQUENT ACQUISITIONS

  In March 1995, the Company acquired the operations of Brackman, Bagel & Bagel and Offerdahl's, and in connection with such acquisitions, issued 1,959,152 shares of Common Stock valued at $5.88 per share to the owners of such companies. Concurrently with the acquisitions, the Company also raised approximately $20.8 million in a private placement of its Common Stock to investors (including approximately $5.2 million of such amount that was purchased, directly or indirectly, by officers and directors of each of the Company and Boston Chicken). The terms of each of these transactions resulted from arms-length negotiations between the Company and unrelated third parties. In addition, the Company believes that such arms-length negotiations established the fair market value of the Common Stock as of the date such transactions were entered into by the Company. These transactions are separately described below.

  On March 24, 1995, pursuant to an agreement to contribute shares, the Company acquired all of the outstanding capital stock of Brackman, of which Daniel V. Colangelo, the Company's former President and Chief Executive Officer, was a shareholder (the "Brackman Acquisition"). The consideration paid by the Company consisted of 573,750 shares of Common Stock and 488,236 shares of Boston Chicken common stock, which shares of Boston Chicken common stock were purchased by the Company for a cash purchase price of $17.00 per share, pursuant to a stock purchase agreement between the Company and Boston Chicken dated as of March 24, 1995. See "Relationship with Boston Chicken-- Other Relationships Between Boston Chicken and the Company." Following the Brackman Acquisition, Mr. Colangelo entered into an employment agreement with the Company, pursuant to which he became President--Rocky Mountain Zone and a director of the Company. See "Management--Management Compensation."

  On March 24, 1995, pursuant to an agreement to contribute assets, the Company acquired all of the assets, properties and business of Bagel & Bagel, of which Richard Lozoff, Gail Lozoff's spouse, was the sole shareholder (the "Bagel & Bagel Acquisition"). The consideration paid by the Company consisted of 573,750 shares of Common Stock and 323,530 shares of Boston Chicken common stock, which shares of Boston Chicken common stock were purchased by the Company for a cash purchase price of $17.00 per share, pursuant to a stock purchase agreement between the Company and Boston Chicken dated as of March 24, 1995. See "Relationship with Boston Chicken--Other Relationships between Boston Chicken and the Company." Following the Bagel & Bagel Acquisition, Ms. Lozoff entered into an employment agreement with the Company, pursuant to which she became Vice President--Design and Merchandising and a director of the Company. See "--Employment and Consulting Agreements."

  On March 31, 1995, pursuant to an agreement to contribute assets, the Company acquired substantially all of the assets, properties and business of Offerdahl's, of which John Offerdahl was a majority shareholder (the "Offerdahl's Acquisition"). The consideration paid by the Company consisted of 811,652 shares of Common Stock and 331,852 shares of Boston Chicken common stock, which shares of Boston Chicken common stock were purchased by the Company for a cash purchase price of $16.875 per share, pursuant to a stock purchase agreement between the Company and Boston Chicken dated as of March 31, 1995. See "Relationship with Boston Chicken--Other Relationships between Boston Chicken and the Company." Following the Offerdahl's Acquisition, Mr. Offerdahl entered into an employment agreement with the Company, pursuant to which he became Vice President--Operations, Southeast Zone and a director of the Company. In addition, Mr. Offerdahl's spouse, Lynnora Offerdahl, entered into a consulting agreement with the Company. See "--Employment and Consulting Agreements."

  On March 24, 1995, the Company entered into Subscription Agreements pursuant to which certain investors, including Messrs. Craig, Stanchak, Beaudoin, Butler and Beck, Mr. Alam and his spouse, PJS Bagel Investing, L.L.C., an entity controlled by Mr. Strasen and his spouse ("PJS"), OBG Holdings, Inc. (formerly Offerdahl's), of which Mr. Offerdahl and his spouse are majority stockholders ("OBG"), Frontenac VI, Limited Partnership ("Frontenac"), of which Mr. Koldyke is a general partner, Marquette Venture Partners II, L.P. ("Marquette") and MVP II Affiliates Fund, L.P. ("MVP II"), the general partner of each of which is an entity of which Mr. Ruth is a general partner, and Pedersen Bagel Investments Joint Venture ("Pedersen Bagel"), of which Mr. Muehlstein is a general partner, purchased 1,618,972 shares of Common Stock at $5.88 per share.

  In February 1996, the Company acquired all of the outstanding stock of Noah's for an aggregate purchase price of $100.9 million in cash. In connection with the transaction, certain former shareholders of Noah's, including Noah Alper, Vice Chairman of the Board, and other members of Noah's management purchased 855,225 shares of Common Stock at a purchase price of $10.52 per share.

REGISTRATION RIGHTS

  The Company is a party to an amended and restated registration rights agreement dated as of February 1, 1996 (the "Stockholder Registration Agreement") with certain stockholders of the Company, including Messrs. Craig, Alper, Stanchak, Beaudoin, Butler, Beck and Colangelo, as well as Mr. Alam and his spouse, PJS, OBG, Frontenac, Marquette, MVP II and B&B Holdings, Inc. (formerly Bagel & Bagel), of which Ms. Lozoff's spouse is the sole stockholder ("B&B"), and with Boston Chicken (with respect to the shares of Common Stock issued pursuant to the Loan Conversion). Pursuant to such agreement, the Company granted to such stockholders and Boston Chicken certain piggyback registration rights under the Securities Act with respect to shares of Common Stock owned by them (the "Registrable Securities"). The Company has filed the Registration Statement of which this Prospectus forms a part covering the Registrable Securities held by such stockholders, which will permit them to make public resales of the Registrable Securities. Such stockholders have agreed not to sell their Registrable Securities prior to January 28, 1997. See "Shares Eligible for Future Sale." The Company entered into the Boston Chicken Registration Agreement (defined below) that superseded the rights of Boston Chicken under the Stockholder Registration Agreement. In connection therewith, the Company has obtained from the parties to the Stockholder Registration Agreement a waiver of the provision of such agreement prohibiting the Company from granting registration rights superior to those granted under the agreement, and a consent to the grant by the Company to Boston Chicken of registration rights pursuant to the Boston Chicken Registration Agreement. See "--Concurrent Public Offering," "Relationship with Boston Chicken--Concurrent Private Placement Agreement and Registration Agreement" and "Shares Eligible for Future Sale."

CONCURRENT PUBLIC OFFERING

  In the Concurrent Public Offering, the Company sold to certain persons or entities, consisting primarily of officers, directors and employees of each of the Company and Boston Chicken, an aggregate of 425,000 shares of Common Stock at a price equal to the initial public offering price per share, net of underwriting discount. In the Concurrent Public Offering, executive officers and directors of the Company (none of whom were members of the committee of the Company's board of directors who negotiated the initial public offering price with the representatives of the underwriters of the Initial Public Offering) purchased an aggregate of 45,360 of such shares of Common Stock as follows: Mr. Scott Beck--8,612; Mr. Alper--3,498; Mr. Goldston--3,750; Mr. Carlborg--3,750; Mr. Stanchak--3,750; Mr. Beaudoin--3,750; Mr. Butler--3,750; Mr. Alam--4,500; Mr. Strasen--2,500; Mr. Muehlstein--3,750; and Mr. Ruth-- 3,750. Certain executive officers and directors of Boston Chicken (other than Scott Beck and Mark Goldston) purchased in the Initial Public Offering and the Concurrent Public Offering an aggregate of 39,850 shares of Common Stock.

BAGEL STORE DEVELOPMENT FUNDING

  In December 1995, Bagel Funding was formed under the name Einstein Bros. Equity Funding, L.L.C. with the objective of raising $90.0 million to invest in existing and proposed area developers of the Company. Bagel Funding has received total capital commitments from its members aggregating such amount, $45.8 million of which has been contributed to Bagel Funding and the balance of which is payable by such members to Bagel Funding at such times on or after October 1, 1996 and on or before December 31, 1998 as the manager or managers of Bagel Funding make one or more capital calls. The Company, in its capacity as manager of Bagel Funding, has made a capital call for an aggregate of $30.0 million payable on or before October 5, 1996. In the event a member fails to make its capital contribution within three days of the date it is due, or such longer period as the manager or managers determine (but in no event longer than 45 days), Bagel Funding is required to treat such defaulting member's interest in future profits as terminated, so that such defaulting member is entitled to receive from Bagel Funding only the amount of such member's capital account at the time of such default, reduced by any future allocation of losses to such member, payable without interest thereon at the expiration of the term of Bagel Funding.

  Through September 4, 1996, Bagel Funding had invested a total of approximately $45.8 million in area developers of the Company. See "Business-- Area Developer Financing." No fees were paid to the Company in its capacity as manager in 1995. The Company will be entitled to receive fees of $500,000 and $50,000 for serving as manager of Bagel Funding during 1996 and the first quarter of 1997, respectively.

  Bagel Funding has the right to require each area developer to redeem Bagel Funding's equity interest in the area developer (the "Bagel Funding Put") at a predetermined formula purchase price based on the store level cash flow of the area developer in the event (i) the Company acquires a majority interest in the area developer pursuant to the exercise of its conversion or option rights under the area developer's secured loan agreement, (ii) the Company's conversion and option rights expire unexercised and the Company has not consented to a public offering of the area developer, or (iii) the Company does not acquire a majority interest in an area developer pursuant to the exercise of the Company's conversion or option rights, such rights have expired under the secured loan agreement and the Company has not consented to a request by the area developer to terminate its area development and franchise agreements with the Company. In the event the area developer does not redeem Bagel Funding's equity interest when required to do so, the Company will be obligated to purchase from Bagel Funding its equity interest in the area developer at the same price applicable to the area developer.

  The Company's term as manager of Bagel Funding expires on April 20, 1997, although the Company may be removed prior to such time for cause by action of more than two-thirds in interest of Bagel Funding's members and may be removed for any reason at fiscal year-end by action of more than four-fifths in interest of Bagel Funding's members. Prior to the expiration of the Company's term as manager, Bagel Funding also has a three-person advisory committee, the members of which were nominated by the Company and approved by a majority in interest of Bagel Funding's members. None of the members of the advisory committee are officers, directors or employees of the Company. The advisory committee is required to approve any sale by Bagel Funding of an interest in an area developer and to determine the manner in which Bagel Funding's interests in an area developer should be voted on any merger, consolidation, sale of all or substantially all of the assets of the area developer or amendment of its governing documents. The advisory committee is also available to consult with the manager with respect to any matters requested by the manager concerning Bagel Funding's investments and has the power to resolve any questions with respect to potential conflicts of interest between Bagel Funding and the manager that may be presented to it by the manager. Bagel Funding's limited liability company agreement contains no specific provisions with respect to the resolution of potential conflicts of interest between Bagel Funding and its manager; however, resolution of such potential conflicts of interest will be governed by applicable Delaware law. The advisory committee has the authority to adopt rules and procedures not inconsistent with Bagel Funding's limited liability company agreement, relating to the conduct of the advisory committee's affairs. Actions taken by the advisory committee must be authorized by a majority of the persons then serving as advisory committee members. Each member of the advisory committee may designate from time to time an alternate and such alternate may attend any and all meetings of the advisory committee and otherwise may act in place of the member selecting such alternate.

  Effective April 21, 1997, or at such earlier time as the Company ceases to be the manager of Bagel Funding, each of the members of the advisory committee will become a manager of Bagel Funding and collectively will constitute the three-person board of managers. At such time the advisory committee of Bagel Funding will disband and all authority previously vested in the advisory committee will be vested in the board of managers. In addition, when the Company ceases to be the manager of Bagel Funding, the equity interests of Bagel Funding in the Company's area developers will automatically be converted from nonvoting equity interests to voting equity interests, which will have the power to select the manager or general partner, as applicable, of each of the Company's area developers.

  Bagel Funding has also acquired from the Company, for an aggregate purchase price of $45,000, warrants to acquire 1,012,500 shares of Common Stock of the Company having an exercise price of $6.47 per share (the "Bagel Funding Warrants"), or 11,250 shares of Common Stock for every $1.0 million of capital committed to Bagel Funding. The Bagel Funding Warrants have a term of five years. In the event the total capital ultimately contributed to Bagel Funding is less than $90.0 million or Bagel Funding is dissolved prior to the time all remaining capital commitments have been called, the number of shares purchasable upon exercise of the Bagel Funding Warrants will be adjusted based on the total amount of capital contributed or committed to be contributed to Bagel Funding less the amount of cash to be distributed to the members of Bagel Funding upon such dissolution. In the event of such a dissolution, the amount of capital committed to be contributed to Bagel Funding shall be deemed to be zero. Such adjustments to the number of shares covered by the Bagel Funding Warrants, if any, will be made by the Company (i) at the time that Bagel Funding may no longer accept additional capital subscriptions, (ii) at such time, if any, as any member of Bagel Funding fails to honor its commitment to contribute capital and (iii) immediately prior to any dissolution of Bagel Funding that occurs prior to the time all committed capital has been contributed to Bagel Funding, but only if the Warrants have not been distributed by Bagel Funding.

  Bagel Funding is required to distribute the Bagel Funding Warrants to its members on the later of (i) six months after the date of the closing of an underwritten initial public offering of the Company or (ii) four months after all committed capital has been contributed to Bagel Funding, but in no event later than the date that is six months prior to the expiration date of the Bagel Funding Warrants. Bagel Funding has informed its members that it intends to distribute Bagel Funding Warrants covering an aggregate of 506,273 shares of Common Stock upon the effectiveness of the Registration Statement of which this Prospectus forms a part.

  Messrs. Scott Beck, Butler, Carlborg, Muehlstein, Ruth and Stanchak each own a direct equity interest in Bagel Funding. Such interests aggregate approximately 8.1% of the outstanding equity interest in Bagel Funding. Certain executive officers and directors of Boston Chicken own direct equity interests in Bagel Funding. Such interests, excluding interests owned by Scott Beck, aggregate approximately 16.3% of the outstanding equity interest in Bagel Funding.

INTERESTS IN AREA DEVELOPERS BY CERTAIN PERSONS

  BCE West Bagels, L.L.C. Effective November 26, 1995, the Company entered into a convertible secured loan agreement and an area development agreement with BCE West Bagels, L.L.C. ("Old BCE West") for the development of the following DMAs: Phoenix (excluding portions of California included in the Phoenix DMA); Tucson; Albuquerque/Santa Fe; Denver (excluding portions of South Dakota included in the Denver DMA); Colorado Springs; Las Vegas; and El Paso. Also effective November 26, 1995, the Company entered into a convertible secured loan agreement and an area development agreement with BCE SLC Bagels, L.L.C. ("BCE SLC") for the development of the Salt Lake City DMA. At the time of the consummation of such transactions, Lawrence Beck, Scott Beck's father, was the majority equity owner of Old BCE West and BCE SLC. In connection with the execution of such agreements, the Company sold to Old BCE West and BCE SLC the Company-operated stores and other assets located in certain of such DMAs at net book value for an aggregate purchase price of $1,432,519 and $3,719,625, respectively, pursuant to asset sale agreements, and entered into a franchise agreement for each such store. The Company realized no significant gain or loss on such sales. The Company believes that the terms of the agreements entered into with Old BCE West and BCE SLC are as favorable to the Company as the terms that could be negotiated with unrelated third parties.

  On December 29, 1995, Lawrence Beck sold to Bagel Funding 1,750,000 units of membership interest in each of Old BCE West and BCE SLC for an aggregate purchase price of approximately $3.5 million. The Company understands that Lawrence Beck did not realize any significant gain or loss on such sales. Lawrence Beck retained a minority equity interest in each of Old BCE West and BCE SLC, and an entity controlled by him remained the manager of each such entity.

  Effective January 29, 1996, BCE SLC acquired the assets of Old BCE West, BCE SLC was renamed BCE West Bagels, L.L.C. ("BCE West") and Old BCE West was dissolved.

  For the Company's 1995 fiscal year and the two quarters ended July 14, 1996, BCE West (together with its predecessor, Old BCE West) paid to the Company an aggregate of $2,308,714 and $1,594,320, respectively, in development, franchise, royalty, real estate, software license, software maintenance, miscellaneous and accounting fees and deposits. For the two quarters ended July 14, 1996, BCE West (together with Old BCE West) paid $172,339 in national and $317,868 in local advertising fund contributions. In addition, for such period, BCE West (together with Old BCE West) paid to the Company $415,817 in interest on its loan from the Company.

  Finest Bagels, L.L.C. Effective January 1, 1996, the Company entered into a convertible secured loan agreement and an area development agreement with Finest Bagels, L.L.C. ("Finest") for the development of the following DMAs:
St. Louis; Kansas City; and Minneapolis/St. Paul. Bagel Funding is the majority equity owner of Finest. In connection with the execution of such agreements, the Company sold to Finest the Company-operated stores and other assets located in certain of those DMAs at net book value for an aggregate purchase price of $6,216,545, pursuant to an asset sale agreement, and entered into a franchise agreement with Finest for each such store. The Company realized no significant gain or loss on such sale. For the Company's two quarters ended July 14, 1996, Finest paid to the Company an aggregate of $2,514,421 in development, franchise, royalty, real estate, software license, software maintenance, miscellaneous and accounting fees and deposits. For the two quarters ended July 14, 1996, Finest paid $123,298 in national and $246,597 in local advertising fund contributions. In addition, for such periods, Finest paid to the Company $203,807 in interest on its loan from the Company. The Company believes that the terms of the agreements entered into with Finest are as favorable to the Company as terms of agreements that could be negotiated by the Company with unrelated third parties.

  Einstein Bros. America, L.P. Effective March 25, 1996, the Company entered into a convertible secured loan agreement and an area development agreement with Einstein Bros. America, L.P. ("EBA") for the development of the following
DMAs: Milwaukee; Chicago; Detroit; Madison; Tampa/St. Petersburg/Sarasota; Orlando/Daytona Beach/Melbourne; Ft. Myers/Naples; Miami/Ft. Lauderdale; and West Palm Beach/Ft. Pierce. Bagel Funding is the majority equity owner of EBA. In connection with the execution of such agreements, the Company sold to EBA the Company-operated stores and other assets located in certain of those DMAs at net book value for an aggregate purchase price of $18,622,026, pursuant to an asset sale agreement, and entered into a franchise agreement with EBA for each such store. The Company realized no significant gain or loss on such sale.

  Effective June 17, 1996, EBA contributed to Great Lakes Bagels, L.L.C. ("Great Lakes") its assets located in the following DMAs: Milwaukee; Chicago; Detroit; and Madison (the "Great Lakes DMAs"). Upon such contribution, the equity interests in Great Lakes were distributed in redemption of a portion of the equity interests in EBA and EBA's name was changed to Gulfstream Bagels, L.P. ("Gulfstream"). At the same time, the Company entered into a convertible secured loan agreement and an area development agreement with Great Lakes for the development of the Great Lakes DMAs, and it modified the agreements it had previously entered into with Gulfstream to exclude the Great Lakes DMAs from such agreements. For the Company's two quarters ended July 14, 1996, Gulfstream (together with its predecessor, EBA) paid to the Company an aggregate of $7,249,552 in development, franchise, royalty, real estate, software license, software maintenance, miscellaneous and accounting fees and deposits. For the two quarters ended July 14, 1996, Gulfstream (together with EBA) paid $125,381 in national and $300,174 in local advertising fund contributions. In addition, for such periods, Gulfstream (together with EBA) paid to the Company $380,467 in interest on its loan from the Company.

  The Company believes that the terms of the agreements entered into with Gulfstream and Great Lakes are as favorable to the Company as terms of agreements that could be negotiated by the Company with unrelated third parties.

  Mayfair Bagels, L.L.C. On April 1, 1996, the Company entered into a convertible secured loan agreement and an area development agreement with Mayfair Bagels, L.L.C. ("Mayfair") for the development of a portion of the Baltimore and Washington, D.C. DMAs. Bagel Funding is the majority equity owner of Mayfair. In connection with the execution of such agreements, the Company sold to Mayfair certain assets located in certain of those DMAs at net book value for an aggregate purchase price of $249,084, pursuant to an asset sale agreement. The Company realized no significant gain or loss on such sale. For the Company's two quarters ended July 14, 1996, Mayfair paid to the Company an aggregate of $1,439,256 in development, franchise, royalty, real estate, software license, software maintenance, miscellaneous and accounting fees and deposits. For the two quarters ended July 14, 1996, Mayfair paid $3,534 in national and $7,067 in local advertising fund contributions. In addition, for such periods, Mayfair paid to the Company $149 in interest on its loan from the Company. The Company believes that the terms of the agreements entered into with Mayfair are as favorable to the Company as terms of agreements that could be negotiated by the Company with unrelated third parties.

  Liberty Foods, L.L.C. Effective May 6, 1996, the Company entered into a convertible secured loan agreement and an area development agreement with Liberty Foods, L.L.C. ("Liberty") for the development of the New York DMA. Bagel Funding is the majority equity owner of Liberty. In connection with the execution of such agreements, the Company sold to Liberty the Company-operated store and certain assets located in the DMA at net book value for an aggregate purchase price of $869,743, pursuant to an asset sale agreement, and entered into a franchise agreement with Liberty for such store. The Company realized no significant gain or loss on such sale. For the Company's second quarter ended July 14, 1996, Liberty paid to the Company an aggregate of $2,429,576 in development, franchise, royalty, real estate, software license, software maintenance, miscellaneous and accounting fees and deposits. For the second quarter ended July 14, 1996, Liberty paid $2,655 in national and $5,310 in local advertising fund contributions. In addition, for such period, Liberty paid to the Company $589 in interest on its loan from the Company. The Company believes that the terms of agreements entered into with Liberty are as favorable to the Company as terms of agreements that could be negotiated by the Company with unrelated third parties.

  Colonial Bagels, L.P. Effective June 17, 1996, the Company entered into a convertible secured loan agreement and an area development agreement with Colonial Bagels, L.L.C. ("Colonial") for the development of the following
DMAs: Boston; Burlington/Plattsburgh; Cleveland; Pittsburgh; Providence/New Bedford; and Springfield, MA. Bagel Funding is the majority equity owner of Colonial. Lawrence Beck owns a 50 percent interest in the general partner of Colonial. In connection with the execution of such agreements, the Company sold to Colonial certain assets located in certain of those DMAs at net book value for an aggregate purchase price of $72,377, pursuant to an asset sale agreement. The Company realized no significant gain or loss on such sale. For the Company's second quarter ended July 14, 1996, Colonial paid to the Company an aggregate of $2,009,690 in development, franchise and miscellaneous fees. The Company believes that the terms of agreements entered into with Colonial are as favorable to the Company as terms of agreements that could be negotiated by the Company with unrelated third parties.

  Noah's Pacific, L.L.C. Effective June 17, 1996, the Company entered into a convertible secured loan agreement and an area development agreement with Noah's Pacific, L.L.C. ("Noah's Pacific") for the development of the following
DMAs: Los Angeles; Portland; Seattle/Tacoma; and Las Vegas. Bagel Funding is the majority equity owner of Noah's Pacific. Noah Alper owns a minority equity interest in Noah's Pacific. In connection with the execution of such agreements, the Company sold to Noah's Pacific the Company-owned stores and certain assets located in certain of those DMAs at net book value for an aggregate purchase price of approximately $10.5 million, pursuant to an asset sale agreement, and entered into a franchise agreement with Noah's Pacific for each such store. The Company realized no significant gain or loss on such sale. For the Company's second quarter ended July 14, 1996, Noah's Pacific paid to the Company an aggregate of $3,187,353 in development, franchise and miscellaneous fees. The Company believes that the terms of agreements entered into with Noah's Pacific are as favorable to the Company as terms of agreements that could be negotiated by the Company with unrelated third parties.

  Noah's Bay Area Bagels, L.L.C. Effective July 15, 1996, the Company entered into a convertible secured loan agreement and an area development agreement with Noah's Bay Area Bagels, L.L.C. ("Noah's Bay Area") for the development of the following DMAs: San Francisco/Oakland/San Jose and Sacramento/ Stockton/Modesto. Bagel Funding is the majority equity owner of Noah's Bay Area. Noah Alper owns a minority equity interest in Noah's Bay Area. In connection with the execution of such agreements, the Company sold to Noah's Bay Area the Company-owned stores and certain assets located in those DMAs at net book value for an aggregate purchase price of approximately $10.9 million, pursuant to an asset sale agreement, and entered into a franchise agreement with Noah's Bay Area for each such store. The Company realized no significant gain or loss on such sale. The Company believes that the terms of the agreements entered into with Noah's Bay Area are as favorable to the Company as terms of agreements that could be negotiated by the Company with unrelated third parties.

  Philly Rose, L.P. On July 29, 1996, the Company entered into a convertible secured loan agreement and an area development agreement with Philly Rose, L.P. ("Philly Rose") for the development of the Philadelphia

DMA. Bagel Funding is the majority equity owner of Philly Rose. In connection with the execution of such agreements, the Company sold to Philly Rose the Company-owned stores and certain assets located in such DMA at net book value for an aggregate purchase price of $375,455, pursuant to an asset sale agreement, and entered into a franchise agreement with Philly Rose for each such store. The Company realized no significant gain or loss on such sale. The Company believes that the terms of the agreements entered into with Philly Rose are as favorable to the Company as terms of agreements that could be negotiated by the Company with unrelated third parties.

  BCE West, Finest, Gulfstream, Great Lakes, Mayfair, Colonial, Noah's Pacific and Noah's Bay Area are each represented by Pedersen & Houpt, a law firm in which John Muehlstein, Jr., a director of the Company, is a partner.

AREA DEVELOPER WARRANTS

  On January 15, 1996, in connection with the formation of the Company's prospective area developers, the Company issued to eleven such entities warrants to acquire an aggregate of 1,237,050 shares of Common Stock of the Company, each at an exercise price per share of $6.47. As of September 4, 1996, warrants to purchase an aggregate of 902,475 shares of Common Stock had been exercised by area developers as follows: BCE West-- 85,050 shares; Finest--77,175 shares; Great Lakes--108,225 shares; Liberty--100,350 shares; Mayfair--77,175 shares; Noah's Pacific--168,750 shares; Colonial--100,350 shares; Philly Rose--92,700 shares; and Gulfstream--92,700 shares. See "-- Interests in Area Developers by Certain Persons." Lawrence Beck owns a minority equity interest in Colonial.

EMPLOYMENT AND CONSULTING AGREEMENTS

  The Company has entered into a consulting agreement with Mr. Colangelo in connection with his resignation as President and Chief Executive Officer of the Company. See "Management--Management Compensation."

  On March 24, 1995, the Company entered into an employment agreement with Ms. Lozoff, pursuant to which Ms. Lozoff became Vice President--Design and Merchandising and a director of the Company. The employment agreement terminates August 1, 1998. Ms. Lozoff receives an annual salary of $125,000 and reimbursement of reasonable business expenses. In addition, at the time she entered into the employment agreement, Ms. Lozoff was granted options to purchase 42,483 shares of Common Stock under the Plan with an exercise price of $5.88 per share.

  On March 31, 1995, the Company entered into an employment agreement with Mr. Offerdahl, pursuant to which Mr. Offerdahl became Vice President of Operations--Southeast Zone and a director of the Company. Mr. Offerdahl resigned as an officer of the Company effective July 26, 1996 and the employment agreement terminated effective on that date. At the time he entered into the employment agreement, Mr. Offerdahl was granted options to purchase 42,483 shares of Common Stock under the Plan with an exercise price of $5.88 per share, the vesting of all of which options were accelerated in connection with Mr. Offerdahl's resignation.

  On March 31, 1995, the Company entered into a consulting agreement with Lynnora Offerdahl, Mr. Offerdahl's spouse, pursuant to which she provides information, advice and assistance concerning product development, restaurant design and general projects for the Company. Ms. Offerdahl resigned as a consultant to the Company effective August 11, 1996 and the consulting agreement terminated effective on that date. At the time she entered into the consulting agreement, Ms. Offerdahl was granted options to purchase 42,483 shares of Common Stock under the Plan with an exercise price of $5.88 per share, the vesting of all of which options were accelerated in connection with Ms. Offerdahl's resignation.

  On April 5, 1996, Mr. Goldston was elected President and Chief Executive Officer and a director of the Company. The Company has agreed to pay to Mr. Goldston a base salary of $360,000 per year, with a guaranteed bonus of $400,000 for fiscal year 1996. For fiscal year 1997, Mr. Goldston will be eligible for a $400,000 bonus, his receipt of which will be based upon the achievement of mutually agreed upon reasonable performance goals. In addition, the Company granted to Mr. Goldston options under the Plan to purchase 114,030 shares of Common Stock at an exercise price of $10.52 per share. Beginning in fiscal year 1997, and for each year thereafter as long as he remains an employee of the Company, Mr. Goldston will be eligible for an annual stock option grant under the Amended Plan to purchase, at a minimum, that number of shares of Common Stock that have an aggregate exercise price of $800,000. In connection with his employment, Mr. Goldston also purchased 28,508 shares of Common Stock at a price of $10.52 per share.

  Effective January 17, 1996, Boston Chicken employed Mr. Goldston to undertake various special projects for Boston Chicken. As an employee of Boston Chicken, Mr. Goldston receives an annual salary of $40,000 and is eligible to participate in Boston Chicken's employee stock option plan. Mr. Goldston has been granted options under that plan to purchase 100,000 shares of Boston Chicken common stock at an exercise price of $27.9375 per share. Boston Chicken has agreed to structure Mr. Goldston's future projects so that his employment with Boston Chicken will not interfere with his duties with the Company.

  In addition, in consideration for certain consulting services rendered to Boston Chicken by Mr. Goldston and the consulting firm of which Mr. Goldston was a principal, Boston Chicken has paid $1,818,086 for consulting services rendered during fiscal years 1995 and 1996 and granted an option (outside of the Boston Chicken employee option plan) to purchase 100,000 shares of Boston Chicken common stock at an exercise price of $16.00 per share. Boston Chicken has also granted to Mr. Goldston an option to purchase from Boston Chicken 344,673 shares of Common Stock at an exercise price of $6.38 per share.

  On July 1, 1996, the Company entered into a transition and consulting agreement with Mr. Craig in connection with his resignation as Chairman of the Board of the Company, pursuant to which Mr. Craig will continue as a full-time employee of the Company until June 30, 1997 and will provide consulting services to the Company for a period of one year thereafter. As an employee of the Company Mr. Craig will be paid approximately $3,600 bi-weekly through the end of fiscal 1996 and approximately $7,900 bi-weekly during the first six months of fiscal 1997. During the term of his employment, Mr. Craig will continue to participate in the Company's employee benefit plans, except that he will not be eligible to receive options under any of the Company's stock option plans.

BOWANA AVIATION, INC.

  During the 1995 fiscal year, the Company from time to time used airplanes owned by a company controlled by Scott Beck and Lawrence Beck, for which the Company incurred aggregate rental expense of $85,874 in such fiscal year. The Company believes that the terms of its use of the planes were at least as favorable to the Company as those it could have obtained from an unaffiliated party. The Company has entered into two subleases with Boston Chicken, pursuant to which the Company will be entitled to the non-exclusive use of aircraft leased by Boston Chicken from unaffiliated leasing companies. See "Relationship with Boston Chicken--Other Relationships Between Boston Chicken and the Company."

LOANS TO EXECUTIVE OFFICERS

  On August 9, 1995, the Company made a loan to Mr. Craig in the principal amount of $400,000, the proceeds of which were used by Mr. Craig to pay off a loan from Boston Chicken. Interest on the principal amount of the Company's loan to Mr. Craig accrues at the reference rate announced by Bank of America Illinois from time to time plus 1%. The principal balance of the loan and all accrued but unpaid interest thereon are due and payable upon demand. Mr. Craig repaid the loan and all interest accrued thereon in full on September 10, 1996.

  On March 31, 1995, in connection with the Company's acquisition of the assets of Offerdahl's (now known as OBG) the Company made a non-recourse loan to OBG in the principal amount of $437,497, the proceeds of which were used to purchase an aggregate of 74,345 shares of Common Stock, which shares secure the payment of principal and interest under such loan. Also on March 31, 1995, the Company made a non-recourse loan to OBG in the principal amount of $1,312,500, the proceeds of which were used to purchase an equity interest in BC Equity Funding, L.L.C., a Delaware limited liability company which invests in Boston Chicken area developers ("BCEF"), which equity interest secures the payment of principal and interest under such loan. Each loan described above accrues interest on the principal amount at the reference rate announced by Bank of America Illinois from time to time plus 1%. The principal balance of each loan and all accrued but unpaid interest thereon are due and payable on April 15, 2001, but may be required to be repaid earlier under certain circumstances.

  Also in connection with the Company's acquisition of the assets of Offerdahl's, on each of April 15, 1995, June 15, 1995, September 15, 1995 and January 15, 1996, the Company made an interest-free loan to OBG in the principal amount of $46,100, and on April 15, 1996, the Company made an additional interest-free loan to OBG in the principal amount of $1,502,276. The proceeds of each such loan were used to satisfy income tax obligations arising from the acquisition. Each such loan is secured by units of membership interest in BCEF owned by OBG. The principal balance of each loan and all accrued but unpaid interest thereon are due and payable on April 15, 2001, but may be required to be repaid in whole or in part under certain circumstances.

OTHER RELATIONSHIPS

  Blind Faith, Inc., of which Ms. Lozoff and her spouse are the sole shareholders, leases to the Company the land and building on which a store is located. The Company subleases such land and building to one of its area developers. The annual rental payments under the lease and sublease, each of which terminates in May 2009, aggregate $72,000.

  Quantum Media International, Inc. ("Quantum"), of which Mr. Goldston was a director, performs advertising and marketing services for the Noah's New York Bagels brand. During 1995, Noah's paid Quantum an aggregate of approximately $188,000. Through May 1996, Noah's and the Company paid Quantum an aggregate of approximately $61,000. The Company intends to retain the services of Quantum for the Noah's New York Bagels brand during 1996.

CERTAIN TRANSACTIONS WITH BOSTON CHICKEN

  See "Risk Factors--Dependence on Boston Chicken," "Risk Factors--Control by and Conflicts of Interest with Boston Chicken" and "Relationship with Boston Chicken."

         PRINCIPAL STOCKHOLDERS AND SECURITIES OWNERSHIP OF MANAGEMENT

OWNERSHIP OF COMPANY COMMON STOCK

  The following table sets forth certain information regarding the beneficial ownership of Common Stock by each person known by the Company to be the beneficial owner of 5% or more of the outstanding Common Stock, by each of the Company's directors and the named executive officer and by all directors and executive officers of the Company as a group, as of September 4, 1996. The beneficial ownership reflected in the following table is calculated in accordance with Section 13(d) of the Exchange Act. Unless otherwise indicated, ownership includes sole voting and investment power. As of such date, there were approximately 540 record holders of Common Stock.

                                                                    SHARES
                                                                 BENEFICIALLY
                                                                   OWNED(1)
                                                              ------------------
                             NAMES(2)                           NUMBER   PERCENT
                             --------                         ---------- -------
      Boston Chicken, Inc.(3)................................ 17,307,421  59.7%
      Daniel V. Colangelo....................................    351,354   1.2%
      Scott A. Beck(4).......................................     58,271     *
      Noah C. Alper(5).......................................     93,600     *
      Mark R. Goldston(6)....................................    149,447     *
      David G. Stanchak......................................     29,242     *
      Kyle T. Craig..........................................     47,581     *
      M. Laird Koldyke(7)....................................    424,827   1.5%
      Gail A. Lozoff(8)......................................    551,098   1.9%
      John H. Muehlstein, Jr.(9).............................    682,411   2.4%
      John A. Offerdahl(10)..................................    970,963   3.3%
      Lloyd D. Ruth(11)......................................    216,164     *
      All directors and executive officers as a group
       (excluding Mr. Colangelo)(15 persons).................  3,403,158  11.8%

- --------
    *Less than 1%.
 (1) Includes shares subject to options granted by the Company which are exercisable within 60 days of September 4, 1996 as follows: Mr. Craig-- 5,098; Mr. Offerdahl--42,483; and all executive officers and directors as a group--61,345.
 (2) Unless otherwise indicated, the address of such person is c/o Einstein/Noah Bagel Corp., 14123 Denver West Parkway, Golden, Colorado 80401-4086. The address for each of Boston Chicken and Scott Beck is 14123 Denver West Parkway, Golden, Colorado 80401-4086.
 (3) Includes 701,177 shares of Common Stock on which Boston Chicken has granted options to purchase such shares to certain individuals (including Mr. Goldston), of which options to purchase 117,189 shares of Common Stock are exercisable within 60 days of September 4, 1996. Includes 510,246 shares of Common Stock owned by BCEF, of which Boston Chicken is the manager. See "Relationship with Boston Chicken--Loan Agreement."
 (4) Excludes the aggregate number of shares of Common Stock shown above as owned by Boston Chicken that may be deemed to be beneficially owned by Scott Beck because he may be deemed to be an affiliate of Boston Chicken. Mr. Beck disclaims any beneficial ownership of such shares.
 (5) Represents 93,600 shares held by a trust, of which Mr. Alper is a trustee and a beneficiary.
 (6) Includes 117,189 shares of Common Stock subject to options from Boston Chicken which were currently exercisable as of September 4, 1996.
 (7) Represents 424,827 shares of Common Stock held by Frontenac, the general partner of which is an entity of which Mr. Koldyke is a general partner. Frontenac's address is 135 S. La Salle Street, Suite 3800, Chicago, Illinois 60603.
 (8) Includes 546,850 shares of Common Stock held by B&B (formerly Bagel & Bagel), of which Ms. Lozoff's spouse is the sole stockholder.

 (9) Includes 678,661 shares of Common Stock held by Pedersen Bagel, of which Mr. Muehlstein is a general partner. Pedersen Bagel's address is 161 N. Clark St., Suite 3100, Chicago, Illinois 60601.
 (10) Includes 885,997 shares of Common Stock held by OBG and 42,483 shares beneficially owned by Mr. Offerdahl's spouse, which are subject to options from the Company that were exercisable as of September 4, 1996. OBG's address is 1801 Clint Moore Road, Suite 215, Boca Raton, Florida 33487.
 (11) Includes 206,514 shares of Common Stock held by Marquette and 5,900 shares of Common Stock held by MVP II, the general partner of each of which is an entity of which Mr. Ruth is a general partner. The address for each of Marquette and MVP II is 520 Lake Cook Road, Suite 450, Deerfield, Illinois 60015.

PERSONAL HOLDING COMPANY TAX

  Under Section 541 of the Internal Revenue Code, a personal holding company is subject to a 39.6% tax on its undistributed personal holding company income (the "PHC Tax"). In order to be considered a personal holding company in any taxable year, a corporation must satisfy two tests. First, at any time during the last half of the taxable year more than 50% in value of its outstanding stock must be owned, directly or indirectly, by or for not more than five individuals (the "Stock Ownership Test"). Second, at least 60% of its adjusted gross income for the taxable year must be personal holding company income, which generally consists of passive forms of income such as dividends, interest, rents and royalties, as defined for tax purposes, but not including income from the provision of services (the "Income Test"). Although the ownership of Boston Chicken is attributed to its stockholders for purposes of such calculation, certain attribution rules that are included as part of the Stock Ownership Test could result in the Stock Ownership Test being satisfied in the case of the Company. The Company believes that the nature of its activities and its expected sources of income during 1996 will be such that the Income Test will not be satisfied and consequently that the PHC Tax will not apply for its 1996 taxable year. Because the Company intends to utilize area developers financed in part by the Company from which it will receive interest and certain royalty income, there can be no assurance that the Company will not meet the Income Test in future years.

OWNERSHIP OF BOSTON CHICKEN COMMON STOCK

  The following table sets forth certain information regarding the beneficial ownership of Boston Chicken's common stock as of September 4, 1996 by the Company's directors and the named executive officer and all directors and executive officers as a group. The beneficial ownership reflected in the following table is calculated in accordance with Section 13(d) of the Exchange Act. Unless otherwise indicated, ownership includes sole voting and investment power.

                                                              NUMBER OF SHARES
                                                                BENEFICIALLY
                                                                 OWNED(1)(2)
                                                              -----------------
                     NAME OF BENEFICIAL OWNER                  NUMBER   PERCENT
                     ------------------------                 --------- -------
      Daniel V. Colangelo....................................         0    *
      Scott A. Beck.......................................... 6,564,410  10.2%
      Mark R. Goldston.......................................    50,000    *
      David G. Stanchak......................................   427,730    *
      Noah C. Alper..........................................         0    *
      Kyle T. Craig..........................................    75,173    *
      M. Laird Koldyke.......................................         0    *
      Gail A. Lozoff(3)......................................   291,177    *
      John H. Muehlstein, Jr.................................     5,000    *
      John A. Offerdahl(4)...................................    77,589    *
      Lloyd D. Ruth..........................................         0    *
      All directors and executive officers as a group
       (excluding
       Mr. Colangelo) (15 persons)........................... 8,278,394  12.8%

- --------
*Less than 1%.

(1) Includes shares subject to options which are exercisable within 60 days of September 4, 1996 as follows: Mr. Scott Beck--543,025; Mr. Craig--48,025; Mr. Goldston--50,000; Mr. Stanchak--108,423; and all executive officers and directors as a group (including such individuals)--903,758. Options granted to Messrs. Craig and Stanchak by Boston Chicken continue to vest pursuant to their respective consulting agreements with Boston Chicken.
(2) Excludes an aggregate of 4,360,687 of the 6,711,350 shares of common stock of Boston Chicken beneficially owned by BC Midwest Trust and certain partnerships, which shares may be deemed to be beneficially owned by Scott Beck by virtue of his ownership of shares of BC Midwest, Inc., the trustee of BC Midwest Trust and the general partner of such partnerships. Mr. Beck disclaims beneficial ownership with respect to all of such shares because such shares exceed his pecuniary interest of 2,350,663 shares as a beneficiary of BC Midwest Trust, as a limited partner of such partnerships and as a stockholder of BC Midwest, Inc.
(3) Represents shares owned by B&B.
(4) Represents shares owned by OBG.

                       RELATIONSHIP WITH BOSTON CHICKEN

  During 1994 and 1995 Boston Chicken spent substantial amounts of time and resources investigating the potential of the bagel business. In March 1995, Boston Chicken made an investment in the Company in the form of a convertible secured loan and sold to the Company at net book value certain assets and certain know-how and agreements. On June 17, 1996, Boston Chicken converted the loan into shares of Common Stock, as more fully described below. Also in March 1995, Boston Chicken and the Company entered into fee service agreements pursuant to which Boston Chicken has provided the Company with certain multi-unit retail infrastructure support, including accounting and administration services, financial services, real estate services and computer and communications services. Any of the foregoing fee service agreements which remain in effect may be changed at any time, as may be agreed by Boston Chicken and the Company. See "Risk
Factors--Control by and Conflicts of Interest with Boston Chicken."

  The loan agreement between Boston Chicken and the Company, each of the other agreements referred to above and other agreements between the Company and Boston Chicken, are summarized below and are attached as exhibits to the Registration Statement of which this Prospectus is a part.

LOAN AGREEMENT

  On March 24, 1995, Boston Chicken made a senior secured convertible loan to the Company, secured by substantially all of the Company's and its subsidiaries' assets, pursuant to which the Company could draw on a line of credit through March 1998, in order to provide partial funding for store development and working capital. In February 1996, in connection with the Noah's acquisition, Boston Chicken increased the amount available under the loan from $80.0 million to $120.0 million. Also in February 1996, Boston Chicken provided a $25.0 million bridge loan to the Company (later increased to $40.0 million), which was repaid by the Company upon the closing of the Company's secured revolving credit facility. On May 9, 1996, Boston Chicken and the Company amended the convertible loan agreement to include a $14.0 million non-convertible facility, which was subsequently increased to $50.0 million. On June 17, 1996, pursuant to the terms of the convertible loan agreement, Boston Chicken converted $80.0 million outstanding under the loan into Common Stock at a conversion price of $6.38 per share, and converted the remaining $40.0 million outstanding under the loan into Common Stock at a conversion price of $14.42 per share. The Company issued an aggregate of 15,307,421 shares of Common Stock in the Loan Conversion, including 510,246 shares issued to BCEF pursuant to its participation interest in the convertible loan, which interest is described below. As of September 4, 1996, there were no amounts outstanding under the non-convertible loan facility. Interest on the non-convertible loan is based on the reference rate of Bank of America Illinois plus 0.5%. Any borrowings outstanding under the Company's non-convertible loan facility from Boston Chicken are payable on June 15, 2003. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 7 of Notes to the Company's Audited Consolidated Financial Statements.

  Boston Chicken may satisfy a portion of its funding obligations under the loan agreement in cash or in shares of Boston Chicken common stock. Boston Chicken has agreed to guarantee the price of any shares of Boston Chicken common stock delivered to the Company in satisfaction of Boston Chicken's obligations under the loan agreement and thereafter sold by the Company. Boston Chicken's obligation to guarantee the selling price of the shares is contingent upon the Company selling all of the shares of Boston Chicken common stock received by it with respect to a particular advance within the first seven trading days after the advance date in one or more bona fide broker's or market maker transactions through or to Merrill Lynch to one or more persons not affiliated with, related to, or associated with the Company. As of September 4, 1996, Boston Chicken had issued to the Company, and the Company had sold on the Nasdaq National Market, through Merrill Lynch acting as broker, 2,701,615 shares of registered Boston Chicken common stock for aggregate proceeds of approximately $88.0 million.

  In April 1996, Boston Chicken sold a $4 million undivided interest in the convertible loan to BCEF pursuant to a participation agreement. BCEF's interest in the convertible loan included the pro rata participation by BCEF in the principal, interest and security of the loan and the conversion and option rights of Boston Chicken under such loan. In connection with the conversion and option rights, two-thirds of BCEF's participation interest was convertible into Common Stock at a conversion price of $6.38 per share and the remaining one-third had a conversion price of $14.42 per share. BCEF had no independent right to exercise any conversion or option rights with respect to its participation interest, or to cause Boston Chicken to exercise such conversion or option rights. Upon conversion of the convertible loan by Boston Chicken, BCEF received 510,246 shares of Common Stock. The shares of Common Stock acquired by BCEF upon Boston Chicken's conversion of the loan may not be transferred by BCEF without providing Boston Chicken prior notice and the opportunity to purchase such shares for, at the option of Boston Chicken, cash or registered shares of Boston Chicken common stock. Certain executive officers and directors of the Company own in the aggregate less than 10% of the outstanding equity interests of BCEF.

  In connection with the closing of the Company's secured revolving credit facility with Bank of America Illinois, Boston Chicken agreed to subordinate all of its loans to the Company, both convertible and non-convertible, to all indebtedness under the Company's secured revolving credit facility, and further agreed to release its security interest in the assets of the Company.

CONCURRENT PRIVATE PLACEMENT AGREEMENT AND REGISTRATION AGREEMENT

  Concurrent with the consummation of the Initial Public Offering and the Concurrent Public Offering, the Company entered into a concurrent private placement agreement with Boston Chicken (the "Concurrent Private Placement Agreement"), pursuant to which Boston Chicken purchased 2,000,000 shares of Common Stock at the initial public offering price per share, net of underwriting discount. The Concurrent Private Placement Agreement includes customary terms and provisions, representations and warranties and indemnification obligations. In addition, the Concurrent Private Placement Agreement permits Boston Chicken to maintain ownership of shares of Common Stock having up to 52% of the voting power of all of the outstanding shares of capital stock of the Company having the power generally to vote in the election of directors pursuant to an option (the "BCI Option") to purchase newly issued shares of Common Stock for cash or registered shares of Boston Chicken common stock at a per share exercise price equal to the (i) the weighted average price per share at which the Common Stock was issued or sold in a transaction pursuant to which the BCI Option becomes exercisable, in the case of a transaction in which such price per share is readily ascertainable, or (ii) in all other cases, the average of the closing sale prices for the Common Stock on the Nasdaq National Market (or such other principal exchange or market on which the Common Stock may then be trading) for the five trading days ending on the fifth trading day prior to the date of the transaction pursuant to which the BCI Option becomes exercisable, but subject in each case to adjustments for issuances of shares of Common Stock in connection with recapitalizations, dividends, stock splits, consolidations of shares and other diluting events. In the event payment is made in registered shares of Boston Chicken common stock, Boston Chicken will guarantee the price at which those shares can be sold at the market within a limited time period. The BCI Option will terminate if (i) Boston

Chicken sells or transfers shares of Common Stock and as a result owns less than a majority of the then outstanding shares of the Company's voting stock or (ii) the percentage of outstanding shares of voting stock of the Company owned by Boston Chicken is reduced below 50% other than as a result of Boston Chicken's voluntary sale or transfer of shares of Common Stock and Boston Chicken fails to acquire a sufficient number of shares of Common Stock so that it owns at least a majority of the then outstanding shares of voting stock of the Company by July 31 of the calendar year next following the calendar year in which such reduction occurs. In addition, the percentage ownership level of 52% is subject to reduction to the extent voluntary sales or transfers by Boston Chicken reduce its ownership of the outstanding shares of voting stock of the Company to less than 52% but do not otherwise result in termination of the BCI Option. The Concurrent Private Placement Agreement prohibits the Company from taking certain actions without the consent of Boston Chicken as long as the BCI Option has not terminated, including altering any rights attaching to the Common Stock, offering or issuing any equity securities or debt securities convertible into equity securities, in either case other than Common Stock, distributing assets or securities of the Company having a fair market value in excess of 10% of the Company's consolidated gross assets or consolidated gross revenues measured as of the immediately preceding fiscal year end, and filing a petition in bankruptcy.

  In connection with the Concurrent Private Placement Agreement, the Company also entered into a registration agreement with Boston Chicken (the "Boston Chicken Registration Agreement"), pursuant to which the Company granted to Boston Chicken five demand and unlimited piggyback registration rights under the Securities Act with respect to the shares of Common Stock purchased by Boston Chicken in the Concurrent Private Placement or otherwise owned by it, including shares of Common Stock subject to the BCI Option for which the Company will bear substantially all of the expenses in connection with such registrations (other than underwriting discounts or commissions). The Boston Chicken Registration Agreement supersedes the rights of Boston Chicken under the Stockholder Registration Agreement. Boston Chicken's demand registration rights under the Boston Chicken Registration Agreement are not exercisable by it until the earlier of (i) the date on which the Company requests the effectiveness of the registration statement under the Stockholder Registration Agreement or (ii) September 7, 1997. In addition, the Company has agreed in connection with Boston Chicken's first demand registration, to waive the requirement of the Stockholder Registration Agreement, if it is still applicable, that the holders of the Registrable Securities agree not to sell up to 30% of such Registrable Securities for certain periods and Boston Chicken has agreed to consent to such waiver. The Company obtained from the parties to the Stockholder Registration Agreement a waiver of the provision of such agreement prohibiting the Company from granting registration rights superior to those granted under such agreement, and a consent to the grant by the Company to Boston Chicken of registration rights pursuant to the Boston Chicken Registration Agreement. See "Certain Transactions--Registration Rights" and "Shares Eligible for Future Sale."

  The Concurrent Private Placement Agreement and the Boston Chicken Registration Agreement are exhibits to the Registration Statement of which this Prospectus is a part.

ASSIGNMENT AND REIMBURSEMENT AGREEMENT

  On March 24, 1995, Boston Chicken and the Company entered into an assignment and reimbursement agreement, pursuant to which Boston Chicken assigned to the Company certain intellectual property rights relating to the development, manufacture and sale of bagels and bagel-related products (the "Bagel Rights") and certain rights under contracts to which Boston Chicken was a party, including Boston Chicken's rights under a lease of office space in Golden, Colorado that was formerly used as the Company's support center (the "Bagel Contracts"). The Company paid to Boston Chicken an aggregate of $1,160,334 in consideration for certain assets and Boston Chicken's assignment of the Bagel Rights and the Bagel Contracts, and in reimbursement of certain costs and expenses paid by Boston Chicken in connection with the development and creation of the Company and certain of its relationships, the development or acquisition of the Bagel Rights, the negotiation of the Bagel Contracts and the costs associated with transferring certain employees from Boston Chicken to the Company. The Company also agreed to assume Boston Chicken's liabilities and obligations under the Bagel Contracts and in connection with the other activities performed by Boston Chicken for which the Company reimbursed Boston Chicken.

ACCOUNTING AND ADMINISTRATION SERVICES AGREEMENT

  On March 24, 1995, Boston Chicken and the Company entered into an accounting and administration services agreement, subsequently amended and restated in May 1996 and June 1996 to incorporate minor changes to such agreement (the "Accounting and Administration Services Agreement"), pursuant to which Boston Chicken has agreed to assist the Company, its subsidiaries and its area developers in performing certain services, including maintaining accounting records, performing accounting activities, preparing financial reports, administering options, establishing and administering employee benefits, human resources, insurance and recordkeeping services, assisting with lease negotiations, maintaining lease files and complying with reporting obligations thereunder, and providing certain other administrative support services.

  In consideration for such assistance, the Company has agreed to pay to Boston Chicken a base fee of $30,000 for each four-week accounting period, and to cause each Entity (defined below) to pay a supplemental base fee of $4,500 for each accounting period for services to each area developer or business unit of the Company (each such area developer or business unit being herein sometimes referred to as an "Entity"), which fees may be increased cumulatively not more than 10% per fiscal year by Boston Chicken. The Accounting and Administration Services Agreement also provides for a per store fee, ranging from $850 per four-week accounting period if the Company or Entity operates fewer than twelve bagel stores, to $350 per four-week accounting period if the Company or Entity operates more than 200 bagel stores (which range of per store fees may be reduced to a range from $700 to $250 upon compliance with certain reporting requirements, administrative procedure compliance requirements and timeliness deadlines established by Boston Chicken). The Company has also agreed to reimburse Boston Chicken for all non-ordinary, out-of-pocket expenses incurred by Boston Chicken or its affiliates in connection with the Accounting and Administration Services Agreement. All such expenses in excess of $50,000 must be approved by the Company prior to being incurred. Pursuant to the Accounting and Administration Services Agreement, the Company paid to Boston Chicken in fiscal year 1995 and for the two quarters ended July 14, 1996, fees aggregating $489,750 and $407,450, respectively.

  The Accounting and Administration Services Agreement has a term of three years and may be terminated by the Company or Boston Chicken upon 180 days' prior written notice. In addition, Boston Chicken may terminate the agreement without notice 15 days after giving notice of non-payment of the fees provided for in the agreement, unless such non-payment is cured within such 15-day period.

FINANCIAL SERVICES AGREEMENT

  On March 24, 1995, Boston Chicken and the Company entered into a financial services agreement, (as amended, the "Financial Services Agreement"), pursuant to which Boston Chicken agreed to provide certain financial services to the Company and its area developers, including identification and analysis of possible transactions and related financial and strategic advice, assistance in budget and forecast preparation, consultations and advice as to presentations, discussions and disclosures to financial analysts and the financial press, and advice concerning crisis management and control. In consideration for such financial services, the Company agreed to pay to Boston Chicken financial services fees aggregating $500,000 for fiscal year 1995 and approximately $96,000 for fiscal year 1996. The Company also agreed to reimburse Boston Chicken for all non-ordinary, out-of-pocket expenses incurred by Boston Chicken or its affiliates in connection with the Financial Services Agreement. All such expenses in excess of $50,000 were required to be approved by the Company prior to being incurred. The Financial Services Agreement was terminated effective as of May 20, 1996.

REAL ESTATE SERVICES AGREEMENT

  On March 24, 1995, Boston Chicken and the Company entered into a real estate services agreement, subsequently amended and restated in May 1996 to make minor changes to such agreement (the "Real Estate Services Agreement"), pursuant to which Boston Chicken agreed to assist the Company, its subsidiaries and its area developers in conducting certain real estate-related activities, including site analysis, advisory services regarding customer trade area studies and other real estate matters. In consideration for such real estate services, the Company agreed to pay a general real estate advisory fee of $5,000 for each bagel store location proposed to be owned, operated, leased or franchised by the Company or any of its area developers or subsidiaries. The Company also agreed that the Company and its subsidiaries would pay Boston Chicken's regular fees for customer area trade studies, market development plans, and demographic and census reports, charts and maps (which fees were subject to change from time to time by Boston Chicken). The Company also agreed to reimburse Boston Chicken for all non-ordinary, out-of-pocket expenses incurred by Boston Chicken or its affiliates in connection with the Real Estate Services Agreement. All such expenses in excess of $50,000 were required to be approved by the Company prior to being incurred. Pursuant to the Real Estate Services Agreement, the Company paid to Boston Chicken in fiscal year 1995 fees aggregating $280,000. The Real Estate Services Agreement was terminated effective as of June 17, 1996.

COMPUTER AND COMMUNICATIONS SYSTEMS SERVICES AGREEMENTS

  On March 24, 1995, Boston Chicken and the Company entered into the Computer Services Agreement, subsequently amended and restated in May 1996 and June 1996 to make certain changes to such agreement, pursuant to which (i) the Company has agreed to acquire communications and computer systems or hardware specified or required from time to time by Boston Chicken for use by the Company and its subsidiaries and area developers (except for Noah's Pacific an area developer of the Company operating Noah's New York Bagels stores, which has entered into a separate agreement with Boston Chicken for computer systems conversion and services as more fully described below), (ii) Boston Chicken has licensed the Company to use retail store-level computer software programs and certain other computer software programs in connection with various support and control functions (which the Company has agreed to use exclusively, along with other software specified by Boston Chicken), and (iii) Boston Chicken has agreed to provide certain computer and communications support services. In consideration for such license and provision of services, the Company has agreed to pay, and to cause each of its subsidiaries and area developers to pay, to Boston Chicken a one-time license fee of $15,000 per bagel store. In addition, the Company agreed to pay fees aggregating $156,000 for certain real estate software, fees aggregating $156,000 for certain Lotus Notes Database(R) templates and fees aggregating $156,000 for certain structured report software. In addition, the Company has agreed to pay to Boston Chicken, for data center and network service operations and support of certain infrastructure programs, $750,000 for each of the 1996, 1997 and 1998 fiscal years and 0.25% of net systemwide revenue of the Company, its subsidiaries and its area developers (excluding the revenue derived from Noah's New York Bagels stores) for each of the 1999 and 2000 fiscal years. The Company has also agreed to pay, and to cause each of its subsidiaries and area developers to pay, to Boston Chicken a software maintenance and support service fee of $323 for each of Boston Chicken's four-week accounting periods for each installed copy of certain software licensed from Boston Chicken, which fee may be increased by Boston Chicken at any time at its option. The Company has also agreed to compensate Boston Chicken at hourly rates for performance of support services not otherwise covered by the foregoing fees and to incur certain additional amounts as may be needed to modify, enhance or replace computer or communications systems or computer software, some of which amounts may be payable to Boston Chicken. The Company has also agreed to reimburse Boston Chicken for certain costs and expenses incurred by Boston Chicken in connection with the Computer Services Agreement. Pursuant to the Computer Services Agreement, the Company, its subsidiaries and area developers paid to Boston Chicken in fiscal year 1995 and for the two quarters ended July 14, 1996, fees aggregating $234,823 and $375,460, respectively.

  The Computer Services Agreement has a term of five years and may be terminated by the Company or Boston Chicken upon one year prior written notice. In addition, Boston Chicken may terminate the agreement without notice 15 days after giving notice of non-payment of the fees provided for in the agreement, unless such non-payment is cured within such 15-day period.

  In June 1996, Noah's Pacific and Boston Chicken entered into a computer and communications systems conversion and services agreement (the "Noah's Pacific Agreement") substantially similar to the Computer Services Agreement with respect to the systems and hardware acquired by Noah's Pacific and the computer and communications support services provided by Boston Chicken. The Noah's Pacific Agreement provides that

Boston Chicken will provide certain conversion assistance to Noah's Pacific and Noah's Bay Area L.L.C. The conversion services provided by Boston Chicken under the Noah's Pacific Agreement include assisting with the development of a conversion plan and timetable for converting the Noah's Pacific system to the Company's system, the development of employee training materials, programs and processes and customizing and adapting the Company's systems and software programs for use in connection with the development and operation of Noah's New York Bagels stores. In consideration of the conversion assistance, software support and other services to be provided by Boston Chicken pursuant to the Noah's Pacific Agreement, Noah's Pacific has agreed to pay to Boston Chicken $1.5 million for the period beginning June 17, 1996 and ending December 29, 1996, $3.0 million for each of Boston Chicken's 1997 and 1998 fiscal years and, for each of Boston Chicken's accounting periods in fiscal 1999 and 2000, an amount equal to 0.5% of the combined Royalty Base Revenue of all stores owned by Noah's Pacific, Noah's Bay Area or their subsidiaries or affiliates which are operating during any such accounting period.

  The Noah's Pacific Agreement terminates at the end of Boston Chicken's fiscal year 2000. In addition, Boston Chicken may terminate the agreement without notice (i) 15 days after giving notice of non-payment of the fees provided for in the agreement, unless such non-payment is cured within such 15-day period and (ii) if Noah's Pacific breaches any provision of the agreement or, as to a particular store owned and operated by Noah's Pacific or Noah's Bay Area, if the franchise agreement covering the operation of the store is terminated for any reason.

OTHER RELATIONSHIPS BETWEEN BOSTON CHICKEN AND THE COMPANY

  Pursuant to subscription agreements and certain other agreements entered into upon the formation of the Company, the stockholders of the Company agreed to vote their shares in favor of three persons designated by Boston Chicken as directors of the Company. The Company currently has ten directors, including the following designees of Boston Chicken: Scott Beck, Kyle Craig and David Stanchak. Boston Chicken did not designate nominees for the 1996 election of directors. In addition, certain officers of the Company were previously officers or employees of Boston Chicken. See "Management."

  The Company has from time to time purchased from Boston Chicken shares of Boston Chicken common stock for delivery by the Company in connection with acquisitions of other businesses by the Company. In addition to shares of Boston Chicken common stock funded by Boston Chicken under the loan agreement, during the period from March 24, 1995 through August 10, 1995, the Company also purchased an aggregate of 1,298,958 shares of Boston Chicken common stock in connection with such acquisitions, having an aggregate market value, measured as of the respective dates such shares were acquired, of approximately $23.4 million. See "Certain Transactions--Formation of the Company and Subsequent Acquisitions." The Company may from time to time acquire shares of common stock, or other securities, of Boston Chicken for such purposes in the future. See also "--Loan Agreement."

  In connection with the formation of the Company, the Company granted options to purchase an aggregate of 224,300 shares of Common Stock to certain officers and employees of Boston Chicken at an exercise price of $5.88 per share. Of such shares, 50,978 shares are subject to options granted to executive officers of Boston Chicken as follows: Mark W. Stephens, Vice Chairman of the Board and Chief Financial Officer, 15,294 shares; Thomas R. Sprague, Executive Vice President, 15,294 shares; Donald J. Bingle, Vice President, General Counsel and Secretary, 10,195 shares; and Mark A. Link, Vice President-- Financial Reporting, 10,195 shares.

  In July 1996, the Company, as tenant, entered into a lease with Boston Chicken, as landlord, for the Company's support center facility, consisting of approximately 38,000 square feet of office space (and certain common areas, including parking areas) located in Golden, Colorado. The lease commenced on September 1, 1996 and has a 15-year term, renewable for two consecutive five-year terms. The lease provides for initial rent of approximately $38,000 per month to be increased by 15% every five years during the initial term and any renewal term of the lease. Under the lease, the Company has agreed that, in the event Boston Chicken enters into a sale/leaseback transaction with any third party, the Company will, at Boston Chicken's option, amend the amount of rental payments under the lease to equal 40% of the rental amounts agreed to be paid by Boston Chicken pursuant to such a transaction. The lease is a "triple net" lease which requires the Company to pay its proportionate share of costs associated with the property, building and common areas related to the leased premises, including, without limitation, real estate taxes, maintenance costs and insurance premiums. In addition, the Company is required to pay to Boston Chicken an administrative and management fee not to exceed 15% of such costs. Under the terms of the lease, the Company is required to procure and maintain comprehensive commercial liability and property damage insurance for the leased premises. The lease contains other provisions typical of commercial leases generally, including indemnification provisions, a prohibition against subleasing without landlord consent and standard provisions relating to defaults under the lease and remedies available upon default. The Company believes the terms and provisions of the lease, including the rent payable thereunder, are at least as favorable to the Company as those it could have obtained from an unaffiliated third party.

  The Company is a party to two subleases with Boston Chicken, pursuant to which the Company is entitled to the non-exclusive use of aircraft leased by Boston Chicken from unaffiliated leasing companies. Under the subleases, the Company is obligated to pay to Boston Chicken between $1,900 and $2,800 (depending on the type of aircraft) for each hour of flight time such aircraft is used by the Company. There is no minimum monthly use requirement or lease payment under either of the subleases, and both subleases may be terminated by either party upon 30 days' written notice. The Company believes that costs incurred by it under the subleases are lower than the costs it would incur to lease and maintain its own aircraft from an unaffiliated third party lessor and slightly higher than the costs it would incur to charter individual aircraft on a spot-basis from unaffiliated third party lessors. However, the Company believes that such higher costs are reasonably related to the benefits to the Company from the subleases, including aircraft availability and higher maintenance standards, that it would not realize from charter arrangements with unaffiliated third party lessors.

  See also "Risk Factors--Dependence on Boston Chicken," "Risk Factors-- Control by and Conflicts of Interest with Boston Chicken" and "Certain Transactions."

                         DESCRIPTION OF CAPITAL STOCK

  The authorized capital stock of the Company consists of 200 million shares of Common Stock, $.01 par value per share, and 20 million shares of preferred stock, $.01 par value per share (the "Preferred Stock"). At September 4, 1996, the Company had 28,987,326 shares of Common Stock issued and outstanding. As of such date, no shares of Preferred Stock were issued and outstanding. The following description is a summary of the provisions of the Company's Restated Certificate of Incorporation (the "Certificate of Incorporation"), and its Amended and Restated Bylaws (the "Bylaws"), copies of which are exhibits to the Registration Statement of which this Prospectus is a part. See "Risk Factors--Anti-Takeover Effect of Charter and Statutory Provisions."

COMMON STOCK

  Except as required by law or by the Certificate of Incorporation, holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the holders of Common Stock. The holders of Common Stock are not entitled to cumulative voting rights with respect to the election of directors and are not permitted to act by written consent. Subject to preferences that may be applicable to any then outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefor. See "Dividend Policy." In the event of a liquidation, dissolution, or winding up of the Company, holders of the Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding Preferred Stock. Holders of Common Stock have no preemptive rights and have no right to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are, and the Common Stock to be outstanding upon consummation of the Offerings will be, fully paid and nonassessable. The board of directors may issue additional authorized shares of Common Stock without further action by the stockholders.

PREFERRED STOCK

  The board of directors has the authority, without further action by the stockholders, to issue up to 20 million shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, and the number of shares constituting any series or the designation of such series. However, pursuant to the Certificate of Incorporation, the holders of Preferred Stock would not have cumulative voting rights with respect to the election of directors. The issuance of Preferred Stock could adversely affect the voting power of holders of Common Stock and could have the effect of delaying, deferring, or preventing a change in control of the Company.

  On August 10, 1995, the Company issued the Preferred Shares in connection with the acquisition of Baltimore Bagel. Each of the Preferred Shares had a liquidation preference of $1,000 and paid annual dividends of $60.00. Upon completion of the Initial Public Offering, each Preferred Share was automatically converted into 73.52941 shares of Common Stock.

  As of September 4, 1996, no shares of Preferred Stock were outstanding and the Company has no present plan to issue any shares of Preferred Stock.

TRANSFER AGENT

  The transfer agent and registrar for the Common Stock is LaSalle National Trust, N.A.

                        SHARES ELIGIBLE FOR FUTURE SALE

  At September 4, 1996, the Company had 28,987,326 shares of Common Stock outstanding. The 3,105,000 shares of Common Stock sold in the Initial Public Offering are freely tradeable (other than by an "affiliate" of the Company as such term is defined in the Securities Act) without restriction or registration under the Securities Act. The 425,000 shares of Common Stock sold in the Concurrent Public Offering, although also freely tradeable (other than by an "affiliate" of the Company as such term is defined in the Securities
Act), are subject to contractual lock-up arrangements restricting their sale prior to August 1, 1997, without the consent of Merrill Lynch. The 16,797,175 shares of Common Stock owned by Boston Chicken were issued and sold by the Company in private transactions ("Restricted Shares") and may not be resold unless registered under the Securities Act or sold in accordance with an exemption therefrom, such as Rule 144, Rule 144A or Rule 701 thereunder. The Company has granted to Boston Chicken five demand and unlimited piggyback registration rights under the Boston Chicken Registration Agreement. Boston Chicken has agreed, however, not to sell shares of Common Stock purchased in the Concurrent Private Placement prior to August 1, 1997, without the consent of Merrill Lynch, and has agreed not to sell the remaining shares of Common Stock owned by it prior to January 28, 1997. Of the Shares covered by this Prospectus, 8,569,050 are currently issued and outstanding and 1,339,277 are issuable pursuant to outstanding warrants granted by the Company. All of such Shares covered by this Prospectus are, or when issued will be, Restricted Shares, but may be offered hereby by the Registering Stockholders in the public market. The holders of 6,971,820 of such Shares have agreed, however, that they will not sell any of such Shares prior to January 28, 1997, subject to certain exceptions, without the consent of Merrill Lynch, the holders of an 167,197 of the Shares covered hereby have agreed that they will not sell any of such Shares prior to 180 days from the date of this Prospectus, the holders of 17,000 of the Shares covered hereby have agreed that they will not sell any of such Shares prior to August 1, 1997 and the holders of 1,372,135 of the Shares covered hereby (consisting of all officers and directors of the Company, who hold an aggregate of 550,460 of such Shares, and area developers of the Company holding an aggregate of 821,675 of such Shares) have agreed that they will not sell any of such Shares prior to August 1, 1998.

  In general, under Rule 144 as currently in effect, a holder of Restricted Shares who beneficially owns shares that were not acquired from the Company or an affiliate of the Company within the previous two years would be entitled to sell in the public market within any three-month period a number of shares that does not exceed the greater of (i) one percent of the then outstanding shares of Common Stock or
(ii) the average weekly trading volume of the Common Stock on the Nasdaq National Market during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the Securities and Exchange Commission (the "Commission"). Sales pursuant to Rule 144 are also subject to certain other requirements relating to manner of sale, notice and the availability of current public information about the Company. A person who is deemed not to have been an affiliate of the Company at any time during the three months immediately preceding a sale and who beneficially owns shares that were not acquired from the Company or an affiliate of the Company within the past three years is entitled to sell such shares under Rule 144(k) without regard to the foregoing limitations. Rule 144A under the Securities Act permits the immediate sale by the holders of Restricted Shares issued prior to completion of the Offerings of all or a portion of their shares to certain "qualified institutional buyers" as defined in Rule 144A. Although under Rule 144, as currently in effect, none of the Restricted Shares are currently available for resale under such rule, the shares of Common Stock covered by this Prospectus may be offered hereby by the Registering Stockholders in the public market.

  Boston Chicken is a party to the Stockholder Registration Agreement. However, in connection with the Concurrent Private Placement, the Company entered into the Boston Chicken Registration Agreement (which superseded Boston Chicken's rights under the Stockholder Registration Agreement). Pursuant to the Boston Chicken Registration Agreement, the Company granted to Boston Chicken five demand and unlimited piggyback registration rights under the Securities Act with respect to the shares of Common Stock owned by Boston Chicken, including shares of Common Stock subject to the BCI Option, for which the Company will bear substantially all of the expenses (other than underwriting discounts or commissions). The demand registration rights are not exercisable by Boston Chicken until the earlier of (i) the date on which the Company requests the effectiveness of the resale registration statement under the Stockholder Registration Agreement or (ii) 13 months after completion of the Offerings. In addition, the Company has agreed, in connection with Boston Chicken's first demand registration, to waive the requirement of the Stockholder Registration Agreement, if it is still applicable, that the holders of the Registrable Securities agree not to sell up to 30% of such Registrable Securities for certain periods and Boston Chicken has agreed to consent to such waiver. The Company has obtained from the parties to the Stockholder Registration Agreement a waiver of the provision of such agreement prohibiting the Company from granting registration rights superior to those granted under such agreement, and a consent to the grant by the Company to Boston Chicken of registration rights pursuant to the Boston Chicken Registration Agreement. See "Certain Transactions--Registration Rights" and "Relationship with Boston Chicken--Concurrent Private Placement Agreement and Registration Agreement."

  The Company has registered under the Securities Act 3,569,436 shares of Common Stock subject to outstanding options and 1,725,759 shares of Common Stock reserved for issuance under the Amended Plan and the Directors Plan. All shares purchased in the future under such plans will be available for resale in the public market without restriction, except that affiliates must comply with the provisions of Rule 144 other than the two-year holding period requirement described above. In addition, the Company may file a registration statement covering shares of Common Stock for issuance from time to time in connection with potential future acquisitions and resales thereof by the recipients, although no such acquisitions are currently pending. Shares so registered could not be sold in the public market prior to January 28, 1997, subject to certain exceptions, without the consent of Merrill Lynch.

                           REGISTERING STOCKHOLDERS

  The Shares are being registered hereunder to simplify resale thereof if and when a Registering Stockholder determines to sell Shares from time to time and not because of any expressed intent to immediately sell such Shares. The following table sets forth certain information regarding the ownership of the Company's Common Stock as of September 4, 1996 by each of the Registering Stockholders. Of the Shares being registered hereunder, 8,569,050 are currently issued and outstanding and 1,339,277 are issuable pursuant to outstanding warrants granted by the Company. Only 1,380,175 of the Shares registered hereunder will be immediately available for resale upon effectiveness of the Registration Statement of which this Prospectus forms a part. The remaining 8,528,152 of the Shares registered hereunder are subject to contractual lock-up arrangements of various durations as follows: the holders of 6,971,820 of the Shares registered hereunder have agreed that they will not sell any of such Shares prior to January 28, 1997, subject to certain exceptions, without the consent of Merrill Lynch, the holders of 167,197 of the Shares registered hereunder have agreed that they will not sell any of such Shares prior to 180 days from the date of this Prospectus, the holders of 17,000 of the Shares registered hereunder have agreed that they will not sell such shares prior to August 1, 1997 and the holders of 1,372,135 of the Shares registered hereunder (consisting of all officers and directors of the Company, who hold an aggregate of 550,460 of such Shares, and area developers of the Company holding an aggregate of 821,675 of such Shares) have agreed that they will not sell any of such Shares prior to August 1, 1998.

                                                                    SHARES NOT
                                     TOTAL                          REGISTERED
                                 SHARES OWNED                       HEREUNDER
                                --------------- SHARES REGISTERED --------------
NAME                            NUMBER  PERCENT   HEREUNDER(1)    NUMBER PERCENT
- ----                            ------  ------- ----------------- ------ -------
Paul Aiken....................   18,000     *         18,000(10)    --       *
Sangwoo Ahn...................   13,191     *         13,191        --       *
Joan M. Alam..................      100     *            100        --       *
Joel M. Alam and Bernadette
 Dennehy, joint tenants.......    6,524     *          2,024      4,500      *
Daniel V. and Lynne K. Alper,
 as community property........   16,630     *         16,630(2)     --       *
Fred Alper....................    7,127     *          7,127(2)     --       *
Noah C. or Hope M. Alper,
 Trustee or Successor Trustee
 of the Alper Living Trust
 U/A/D July 18, 1994..........   93,600     *         93,600(2)     --       *
Altgeld Management
 Corporation..................   43,743     *         43,743(3)     --       *
ALTHEO, Inc...................    3,823     *          3,823        --       *
Amalgamated Acme Corp. Profit
 Sharing Trust Earmarked
 Rollover Account for Michael
 L. Epsteen...................    1,426     *          1,426(2)     --       *
Glenn Bacheller...............    9,028     *          9,028(2)     --       *
Bagel South, L.L.C............   11,953     *         11,953(3)     --       *
Albert S. and Anne M.
 Baldocchi, as community
 property.....................   88,715     *         84,965      3,750      *
Baldwin & Lyons, Inc..........   57,250     *         56,250(3)   1,000      *
Bank America Investment Corp..   28,688     *         28,688(3)     --       *
Bank of America Illinois......   15,375     *         15,375(4)     --       *
Bank of America Illinois,
 Trustee of the Hayden GST
 Trust u/a dated 12/28/95.....   29,739     *         29,739        --       *
B & B Holdings, Inc...........  546,850   1.9        546,850(5)     --       *
B.B. Investments, Ltd.........  263,817     *        263,817        --       *
BC Equity Funding, L.L.C......  510,246   1.8        510,246(6)     --       *
BCE West Bagels, L.L.C........   85,050     *         85,050(12)    --       *
Michael Beaudoin..............   24,990     *         21,240      3,750      *
Lawrence Beck.................   21,125     *         19,125(3)   2,000      *
Belushi Partners II...........    4,781     *          4,781(3)     --       *
Daniel Bercu..................    2,426     *          1,426(2)   1,000      *
Steven Berrard................   14,273     *         13,273(3)   1,000      *
Robert Bielinski..............    4,562     *          1,062      3,500      *
Donald J. Bingle..............    3,520     *          1,020(8)   2,500      *
Theodore A. Bosler Trust......    3,391     *          2,391(3)   1,000      *

- --------
*Represents less than 1% of the outstanding Common Stock.

                                                                    SHARES NOT
                                    TOTAL                           REGISTERED
                                SHARES OWNED                        HEREUNDER
                               --------------- SHARES REGISTERED  --------------
NAME                           NUMBER  PERCENT   HEREUNDER(1)     NUMBER PERCENT
- ----                           ------- ------- -----------------  ------ -------
Brau Family Partnership,
 L.P.........................  465,830   1.6        465,830(9)      --       *
Charles A. Brickman, Trustee
 under Trust dated 6/1/88....   20,119     *         19,119       1,000      *
Dean L. Buntrock.............    2,000     *          2,000(7)      --       *
Jeffrey L. Butler............   99,135     *         95,385(3)(8) 3,750      *
Vincent Buonanno.............    3,869     *          2,869(3)    1,000      *
James S. Cary................    8,225     *          7,725(8)      500      *
W. Eric Carlborg.............   15,115     *         11,365(3)    3,750      *
C & B Holdings, Ltd..........  101,705     *        101,705         --       *
Dr. Richard Caleel...........    5,281     *          4,781(3)      500      *
Arthur Chaykin...............      100     *            100(5)      --       *
Daniel V. Colangelo..........  351,354   1.2        351,354(10)     --       *
Vito J. Colangelo............   13,500     *         13,500(10)     --       *
Colonial Bagels, L.P.........  100,350     *        100,350(12)     --       *
Kyle T. Craig................   42,483     *         42,483         --       *
John W. Croghan, Trustee for
 the John W. Croghan Trust
 dated 12/28/82..............   19,119     *         19,119         --       *
Joseph A. Cusimano IRA
 Rollover....................    3,825     *          3,825(3)      --       *
D&R, L.L.C...................   56,250     *         56,250(3)      --       *
DNB, L.P.....................   10,620     *         10,620         --       *
Peter Desnoes................    5,781     *          4,781(3)    1,000      *
Chris B. Dodge...............    5,475     *          2,975       2,500      *
Craig J. Duchossois..........   10,558     *          9,558       1,000      *
EBB Investors, Inc...........   23,906     *         23,906(3)      --       *
EB&M Holdings, Ltd...........   14,344     *         14,344(3)      --       *
F. Warren Ellish.............    6,372     *          6,372         --       *
Andrew J. Filipowski.........   34,058     *         32,058(3)    2,000      *
Finest Bagels, L.L.C.........   77,175     *         77,175(12)     --       *
Robert Flynn.................    1,688     *          1,688(3)      --       *
Brian J. Flynn Trust.........   12,250     *         11,250(3)    1,000      *
Donald F. Flynn, 1993 Trust..   13,250     *         11,250(3)    2,000      *
Kevin F. Flynn Trust.........   11,250     *         11,250(3)      --       *
Craig J. Foley...............   19,006     *         19,006(2)      --       *
Richard A. Forsythe Revocable
 Trust.......................    4,781     *          4,781(3)      --       *
Julius Frankel...............   13,500     *         13,500(10)     --       *
Frontenac VI Limited
 Partnership.................  424,827   1.5        424,827         --       *
Stuart Fullinwider...........   14,650     *         12,150(8)    2,500      *
Furst Rudman Investors,
 L.L.P.......................    4,781     *          4,781(3)      --       *
Thomas F. Githens Family
 Partnership.................    3,823     *          3,823         --       *
J. Douglas Gray..............    3,391     *          2,391(3)    1,000      *
Robert Guerin................   10,620     *         10,620         --       *
Great Lakes Bagels, L.L.C....  103,500     *        103,500(12)     --       *
Arnold C. Greenberg..........   12,500     *         12,500(7)      --       *
Grosvenor Fund, L.P..........    5,625     *          5,625(3)      --       *
Gulfstream Bagels, L.P.......   97,425     *         97,425(12)     --       *
Frederic C. Hamilton.........    9,558     *          9,558         --       *
Hal P. Harlan................   11,325     *          3,825(3)    7,500      *

- --------
*Represents less than 1% of the outstanding Common Stock.

                                                                    SHARES NOT
                                    TOTAL                           REGISTERED
                                SHARES OWNED                        HEREUNDER
                               --------------- SHARES REGISTERED  --------------
NAME                           NUMBER  PERCENT   HEREUNDER(1)     NUMBER PERCENT
- ----                           ------- ------- -----------------  ------ -------
Harlan Bagel Supply Company..   23,173     *         23,173(12)     --       *
J. Bruce Harreld.............    2,500     *          2,500(7)      --       *
Jeff Harpster................    6,563     *          2,813(3)    3,750      *
Nancy Hauge..................    4,752     *          4,752(2)      --       *
Mark X. Hayden...............   18,967     *         16,467(3)(8) 2,500      *
Hay Property Company, Ltd....    4,500     *          4,500(3)      --       *
Theodore P. Heininger........    4,812     *          1,062       3,750      *
J. Michael Hesler............    6,738     *          5,738(3)    1,000      *
James Hilmer.................   90,278     *         90,278(8)      --       *
A. Barry Hirschfeld..........    3,391     *          2,391(3)    1,000      *
Matt Holmes..................    2,901     *          1,901(2)    1,000      *
Joe Hoog.....................    5,663     *          1,913(3)    3,750      *
William B. Hughson, Trustee
 under the William B. Hughson
 and Margaret A. Hsia
 Revocable Trust.............    8,553     *          8,553(2)      --       *
William P. Hulligan..........   10,563     *          9,563(3)    1,000      *
Barbara Huth.................    8,496     *          8,496         --       *
M Howard Jacobson............      500     *            500(7)      --       *
JKS Trust....................   10,206     *         10,206         --       *
JMH Associates, Inc. Profit
 Sharing Fund................    3,825     *          3,825(3)      --       *
JWC Trust....................    3,825     *          3,825(3)      --       *
Adrienne Kizer...............      500     *            500(5)      --       *
Jeffrey A. Klein.............   38,715     *         38,715(3)      --       *
Karen Klein..................    1,426     *          1,426(2)      --       *
KMK & Associates.............   10,563     *          9,563(3)    1,000      *
James W. Largay..............   57,492     *         57,492(10)     --       *
North American Trust Company,
 as Trustee for Bell, Boyd &
 Lloyd Retirement Plan
 Account FBO Paul A. Strasen.    3,398     *          3,398         --       *
Lowell H. Leberman...........   16,294     *         15,294       1,000      *
Gerard Lewis.................    4,624     *          2,124       2,500      *
Kathryn C. Lewis.............   64,125     *         64,125         --       *
Kathryn C. Lewis Trust U/A
 6/14/93.....................   33,300     *         33,300         --       *
Perry J. Lewis...............   13,191     *         13,191         --       *
Peter C. Lewis...............   90,678     *         90,678         --       *
Peter C. Lewis Trust U/A
 6/14/93.....................   33,300     *         33,300         --       *
Frederick W. Ley.............   55,603     *         53,103       2,500      *
Liberty Foods, L.L.C.........  100,350     *        100,350(12)     --       *
Mark Link....................    2,926     *            426       2,500      *
Gail A. Lozoff...............    4,249     *          4,249(8)      --       *
Shelby Lozoff................      150     *            150(5)      --       *
Aaron March..................      250     *            250(5)      --       *
Daniel C. Marino, Jr.........   38,235     *         38,235         --       *
Marquette Venture Partners
 II, L.P.....................  206,514     *        206,514         --       *
Maverick Fund USA, Ltd.......   41,680     *         41,680(3)      --       *
Mayfair Bagels, L.L.C........   77,175     *         77,175(12)     --       *
John & Janet Melk Jt. Ten....   47,813     *         47,813(3)      --       *
David B. Meltzer.............    2,869     *          2,869(3)      --       *

- --------
*Represents less than 1% of the outstanding Common Stock.

                                                                   SHARES NOT
                                   TOTAL                           REGISTERED
                               SHARES OWNED                        HEREUNDER
                              --------------- SHARES REGISTERED  --------------
NAME                          NUMBER  PERCENT   HEREUNDER(1)     NUMBER PERCENT
- ----                          ------- ------- -----------------  ------ -------
Merrill Lynch, Pierce,
 Fenner & Smith, Custodian
 for the W. Eric Carlborg
 Individual Retirement
 Account, for the benefit of
 W. Eric Carlborg...........   12,744     *         12,744         --       *
Robert Meyer................      100     *            100(5)      --       *
James Fox Miller............   10,563     *          9,563(3)    1,000      *
Lewis Miller................    5,596     *          5,596(8)      --       *
Jim Mizes...................   12,778     *          9,028(2)    3,750      *
John A. Morgan..............   13,191     *         13,191         --       *
Morgan Lewis Githens & Ahn,
 L.P........................   28,688     *         28,688(3)      --       *
John Morlock................   28,575     *         26,075(3)(8) 2,500      *
Shirley Morlock.............    8,496     *          8,496         --       *
John H. Muehlstein, Jr......    6,141     *          6,141(3)(7)   --       *
Dennis B. Mullen............    3,600     *          1,100(3)    2,500      *
Andrew P. Murphy............    1,125     *          1,125(3)      --       *
Barbara Musante.............    8,152     *          6,652(2)    1,500      *
MVP II Affiliates, L.P......    5,900     *          5,900         --       *
Alfred G. Naddaff...........    6,014     *          6,014(8)      --       *
Saad J. Nadhir..............    6,748     *          6,748(7)      --       *
Gary Thomas Naifeh..........    5,874     *          2,124       3,750      *
Jeffrey C. Neal.............   83,786     *         83,786(3)      --       *
The Nippon Credit Bank,
 Ltd........................    4,397     *          4,397         --       *
NNYB, L.L.C.................  234,227     *        234,227(12)     --       *
Stephen A. Norman...........  230,358     *        230,358(10)     --       *
Noah's Pacific, L.L.C.......  168,750     *        168,750(12)     --       *
NS Associates, Inc..........    5,625     *          5,625(3)      --       *
OBG Holdings, Inc...........  885,997   3.1        885,997(11)     --       *
Alain O'Hayon...............      956     *            956(3)      --       *
Edward M. Palms.............    4,624     *          2,124       2,500      *
George G.C. Parker..........    1,711     *          1,711(2)      --       *
Gary Pasternak..............    2,500     *          2,500(5)      --       *
Irene Pasternak.............    7,500     *          7,500(5)      --       *
Sam Pasternak...............    7,500     *          7,500(5)      --       *
Thomas H. Patrick...........  133,821     *        133,821         --       *
Pedersen Bagel Investment
 Joint Venture..............  678,661   2.3        678,661         --       *
Peer Pedersen...............   49,813     *         49,813(3)(7)   --       *
Joren C. Peterson...........   10,996     *          8,496       2,500      *
Philly Rose, L.P............   92,700     *         92,700(12)     --       *
The Pisces Fund.............    6,842     *          6,842(2)      --       *
PJS Bagel Investing, L.L.C..    5,099     *          5,099         --       *
Platinum Venture Partners I,
 L.P........................   17,206     *         17,206         --       *
Platinum Venture Partners
 II, L.P....................   21,029     *         21,029         --       *
PSR Investments, L.P........   19,125     *         19,125(3)      --       *
Steven J. Quamme............    9,375     *          5,625(3)    3,750      *
A. G. Rappaport.............    4,781     *          4,781(3)      --       *
A.G. Rappaport and Diane M.
 Rappaport, tenants by the
 entireties.................  141,819     *        138,069       3,750      *
Charles Reeder..............    5,781     *          4,781(3)    1,000      *

- --------
*Represents less than 1% of the outstanding Common Stock.

                                                                    SHARES NOT
                                 TOTAL                              REGISTERED
                             SHARES OWNED                           HEREUNDER
                            --------------- SHARES REGISTERED     --------------
NAME                        NUMBER  PERCENT   HEREUNDER(1)        NUMBER PERCENT
- ----                        ------- ------- -----------------     ------ -------
J. Christopher Reyes......    5,781     *          4,781(3)       1,000      *
M. Jude Reyes.............    5,781     *          4,781(3)       1,000      *
Rodney Rice...............   24,993     *         21,243(8)       3,750      *
Harry T. Rose.............    6,141     *          2,391(3)       3,750      *
Rosewood Capital, L.P.....  475,126   1.6        475,126(2)         --       *
Maurice Rowe..............    8,846     *          8,496            350      *
Karen Rugen...............    5,050     *          2,550          2,500      *
Lloyd D. Ruth.............    5,663     *          5,663(3)(7)      --       *
William Schrader..........   12,778     *          9,028(2)       3,750      *
Martin Schwartz...........   24,906     *         23,906(3)       1,000      *
Lisa A. Sebring...........   64,125     *         64,125            --       *
Lisa A. Sebring Trust U/A
 6/14/93..................   33,300     *         33,300            --       *
Penny Bender Sebring......   50,934     *         50,934(3)         --       *
Jeffry J. Shearer.........   79,993     *         77,493(3)       2,500      *
John A. Shields...........    3,869     *          2,869(3)       1,000      *
Scott Slabotsky...........      500     *            500(5)         --       *
Judith A. Smith...........    1,901     *          1,901(2)         --       *
Thomas R. Sprague and
 Victoria B. Sprague,
 joint tenants............    3,062     *            212          2,850      *
David G. Stanchak.........   43,305     *         43,305(3)(7)(8)   --       *
Starbucks Corporation.....  171,045     *        171,045(2)         --       *
Mark W. Stephens..........  106,052     *        106,052(7)         --       *
Debra Swaden..............    7,500     *          7,500(5)         --       *
Rick Tasman...............    1,372     *            772            600      *
Texas Bagels, L.L.C.......   77,175     *         77,175(12)        --       *
Mark A. Thomas............      772     *            772            --       *
Mark A. Thomas and Nena M.
 Thomas, joint tenants....    2,124     *          2,124            --       *
Triune Venture Partners,
 L.P......................  181,614     *        181,614            --       *
Triune Venture Partners
 II, L.P..................   56,250     *         56,250(3)         --       *
Doug Troy.................   11,528     *          9,028(2)       2,500      *
Mark G. Villalpando.......   12,246     *          8,496          3,750      *
Anthony J. Vinci and Paula
 Vinci, joint tenants.....    2,124     *          2,124            --       *
Howard C. Warren..........   49,813     *         47,813(3)       2,000      *
Marshall Weber............      150     *            150(5)         --       *
M. David White............   83,528     *         81,028(3)       2,500      *
Wijler (Guernsey), Ltd....   14,344     *         14,344(3)         --       *
Joel Winston..............      150     *            150(5)         --       *
David G. Wurfel...........    6,248     *          4,248          2,000      *
Youngstown Partners.......   39,375     *         39,375(3)         --       *
Laurence M. Zwain.........    7,281     *          7,281(3)(7)      --       *

- --------
*Represents less than 1% of the outstanding Common Stock.
(1) Unless otherwise indicated, the Registering Stockholders received all of their respective Shares being registered hereunder in connection with their initial subscription in March 1995 or upon the transfer of such Shares from a subscriber.
(2) Such Registering Stockholders received all of the Shares being registered hereunder in connection with the acquisition by the Company of Noah's.
(3) Altgeld Management Corporation, Steven Berrard, Jeffrey L. Butler, W. Eric Carlborg, Andrew J.

    Filipowski, Mark X. Hayden, Jeffrey A. Klein, Maverick Fund USA, Ltd., John Morlock, John H. Muehlstein, Jr., Jeffrey C. Neal, Peer Pedersen, Lloyd D. Ruth, Jeffry J. Shearer, David G. Stanchak, M. David White and Laurence M. Zwain will receive, upon the exercise of warrants granted by the Company to be distributed by Bagel Funding to its members, 22,500, 5,625, 5,625, 2,869, 22,500, 9,563, 6,216, 9,563, 11,250, 2,391, 16,875, 47,813, 1,913,
    56,250, 14,063, 2,860 and 4,781 of such Shares being registered hereunder, respectively. Each of the other Registering Stockholders will receive, upon the exercise of warrants granted by the Company to be distributed by Bagel Funding to its members, all of the Shares being registered hereunder.
(4) Bank of America Illinois received a warrant to purchase all of the Shares being registered hereunder in connection with the commitment to provide the Company with the secured revolving credit facility.
(5) B&B Holdings, Inc. received all of the Shares being registered hereunder in connection with the acquisition by the Company of Bagel & Bagel and all of the Shares being registered hereunder for the account of such other Registering Stockholders were acquired upon the transfer of such Shares from B&B Holdings, Inc.
(6) BC Equity Funding, L.L.C. received all of the Shares being registered hereunder from Boston Chicken.
(7) Dean L. Buntrock, Arnold C. Greenberg, J. Bruce Harreld, M Howard Jacobson, John H. Muehlstein, Jr., Saad J. Nadhir, Peer Pedersen, Lloyd D. Ruth, David G. Stanchak, Mark W. Stephens and Laurence M. Zwain received 2,000, 7,500, 2,500, 500, 3,750, 2,500, 2,000, 3,750, 3,750, 2,500 and 2,500 of
    such Shares in the Concurrent Public Offering. Mr. Greenberg also received 5,000 of the Shares being registered hereunder in the Initial Public Offering.
(8) Jeffrey L. Butler, Donald J. Bingle, James S. Cary, Stuart N. Fullinwider, Mark X. Hayden, James Hilmer, Gail A. Lozoff, Lewis Miller, John Morlock, Alfred Naddaff, Rodney Rice and David G. Stanchak received 71,069, 1,020, 7,725, 1,530, 4,249, 72,221, 4,249, 983, 1,699, 490, 21,243 and 4,249 of
    such Shares being registered hereunder, respectively, pursuant to the exercise of stock options granted by the Company under the Plan.
(9) Brau Family Partnership, L.P. received all of the Shares being registered hereunder in connection with the acquisition by the Company of Baltimore Bagel.
(10) Daniel V. Colangelo, Vito J. Colangelo, James W. Largay, Stephen A. Norman, Paul Aiken and Julius Frankel, received 300,375, 13,500, 40,500, 187,875, 18,000 and 13,500 of the Shares being registered hereunder, respectively, in connection with the acquisition by the Company of Brackman, and Daniel V. Colangelo, Mr. Largay and Mr. Norman received 50,979, 16,992 and 42,483 of the Shares being registered hereunder, respectively, pursuant to the exercise of stock options granted by the Company under the Plan.
(11) OBG Holdings, Inc. received 811,652 of the Shares being registered hereunder in connection with the acquisition by the Company of Offerdahl's.
(12) Each of Registering Stockholders received, or will receive, all of the Shares registered hereunder pursuant to the exercise of warrants granted by the Company.

  Joel M. Alam is Vice President and Secretary of the Company. Noah C. Alper is Vice Chairman of the Board of the Company and a trustee and a beneficiary of the Alper Living Trust U/A/D July 18, 1994. Richard Lozoff, husband of Gail A. Lozoff, a director of the Company, is the sole stockholder of B&B Holdings, Inc. Michael J. Beaudoin is Senior Vice President--Supply Chain of the Company. Scott A. Beck is Chairman of the Board of the Company. Jeffrey L. Butler is President of Einstein Bros. Bagels Concept of the Company. W. Eric Carlborg is Senior Vice President--Finance of the Company. Kyle T. Craig is a director of the Company. M. Laird Koldyke, a director of the Company, is a general partner of Frontenac VI Limited Partnership. Mark R. Goldston is President and Chief Executive Officer and a director of the Company. John A. Muehlstein, Jr., a director of the Company, is a general partner of Pedersen Bagel Investment Joint Venture. John A. Offerdahl, a director of the Company, is a stockholder of OBG Holdings, Inc. Lloyd D. Ruth, a director of the Company, is a general partner of the general partner of each of Marquette Venture Partners II, L.P. and MVP II Affiliates, L.P. Paul A. Strasen, Vice President and General Counsel of the Company, is a beneficiary of the Bell, Boyd & Lloyd Retirement Plan Account FBO Paul A. Strasen and is a member of PJS Bagel Investing, L.L.C. David G. Stanchak is Vice President and Chief Development Officer and a director of the Company. See "Management." Bank of American Illinois has provided the Company with a $45.0 million secured, revolving credit facility. BCE

West Bagels, L.L.C., Great Lakes Bagels, L.L.C., Gulfstream Bagels, L.P., Liberty Foods, L.L.C., Mayfair Bagels, L.L.C., Noah's Pacific, L.L.C., and Philly Rose, L.P. are area developers of the Company. See "Certain Transactions--Interests in Area Developers By Certain Persons." Harlan Bagel Supply Company, LLC ("Harlan") and the Company are parties to the Harlan Supply Agreement, pursuant to which Harlan has agreed to supply the Company, its area developers and their food-service distributors with specified quantities of bagels per month through June 1, 2003. Hal P. Harlan owns an equity interest in Harlan. See "Business Vendors."

                              PLAN OF DISTRIBUTION

  An aggregate of up to 9,908,327 Registering Stockholders' Shares may be offered pursuant to this Prospectus. The distribution of such Shares by the Registering Stockholders may be effected from time to time in one or more transactions on the Nasdaq National Market (which may involve block transactions), in special offerings, in negotiated transactions, or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. The Registering Stockholders may engage one or more brokers to act as principal or agent in making sales, who may receive discounts or commissions from the Registering Stockholders in amounts to be negotiated. The Registering Stockholders and any such brokers may be deemed "underwriters" under the Securities Act of the Shares sold. In addition, pledgees, donees, transferees or other successors in interest of the Registering Stockholders may sell, pursuant to this Prospectus, Shares from time to time in any manner and at prices determined by any methods provided herein.

  The Company will pay all expenses of filing the Registration Statement and preparing and reproducing this Prospectus. The Registering Stockholders will pay any selling expenses, including brokerage commissions, incurred in connection with their sale of any Shares covered by this Prospectus.

                                    EXPERTS

  The consolidated balance sheet of Einstein/Noah Bagel Corp. and subsidiaries as of December 31, 1995 and the related consolidated statements of operations, stockholders' deficit and cash flows for the period from March 24, 1995 (inception) through December 31, 1995 included in this Prospectus and the related financial statement schedule included elsewhere in the Registration Statement of which this Prospectus is a part, have been included herein in reliance on the reports of Arthur Andersen LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

  The consolidated financial statements of Noah's New York Bagels, Inc. as of December 31, 1994 and December 30, 1995 and for each of the three fiscal years in the period ended December 30, 1995 included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

  The financial statements of Bagel & Bagel, Inc. for the year ended December 27, 1994 and the period from December 28, 1994 to March 23, 1995 included in this Prospectus have been audited by Mayer Hoffman McCann L.C., independent auditors, as stated in their reports appearing herein and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

  The combined financial statements of Offerdahl's Bagel Gourmet, Inc. and Affiliates for the years ended December 31, 1993 and 1994 and for the period from January 1, 1995 to April 2, 1995 included in this Prospectus have been included herein in reliance upon the reports of Arthur Andersen LLP, independent accountants, given upon the authority of that firm as experts in accounting and auditing.

  The financial statements of Baltimore Bagel Co. for the years ended December 31, 1994 and for the period from January 1, 1995 to August 10, 1995 included in this Prospectus have been included herein in reliance upon the reports of Arthur Andersen LLP, independent accountants, given upon the authority of that firm as experts in accounting and auditing.

                   EINSTEIN/NOAH BAGEL CORP. AND SUBSIDIARIES

                         INDEX TO FINANCIAL STATEMENTS

EINSTEIN/NOAH BAGEL CORP. AND SUBSIDIARIES
Report of Independent Public Accountants..................................  F-3
Consolidated Financial Statements:
  Consolidated Balance Sheet at December 31, 1995.........................  F-4
  Consolidated Statement of Operations for the period from March 24, 1995
   (inception) through December 31, 1995..................................  F-5
  Consolidated Statement of Stockholders' Deficit for the period from
   March 24, 1995 (inception) through December 31, 1995...................  F-6
  Consolidated Statement of Cash Flows for the period from March 24, 1995
   (inception) through December 31, 1995..................................  F-7
  Notes to Audited Consolidated Financial Statements......................  F-8
  Consolidated Balance Sheets at December 31, 1995 and July 14, 1996
   (unaudited)............................................................ F-19
  Consolidated Statements of Operations for the quarter ended July 9,
   1995, the period from March 24, 1995 (inception) through July 9, 1995, and for the quarter and two quarters ended July 14, 1996 (unaudited)... F-20
  Consolidated Statements of Cash Flows for the period from March 24, 1995
   (inception) through July 9, 1995 and for the two quarters ended July
   14, 1996 (unaudited)................................................... F-21
  Notes to Unaudited Consolidated Financial Statements.................... F-22
NOAH'S NEW YORK BAGELS, INC.
Independent Auditors' Report.............................................. F-26
Consolidated Financial Statements:
  Consolidated Balance Sheets at December 31, 1994 and December 30, 1995.. F-27
  Consolidated Statements of Operations for the fiscal years ended
   December 31, 1993, December 31, 1994 and December 30, 1995............. F-28
  Consolidated Statements of Shareholders' Equity (Deficit) for the fiscal years ended December 31, 1993, December 31, 1994 and December 30, 1995. F-29
  Consolidated Statements of Cash Flows for the fiscal years ended
   December 31, 1993, December 31, 1994 and December 30, 1995............. F-30
  Notes to Audited Consolidated Financial Statements...................... F-31
BAGEL & BAGEL, INC.
Report of Independent Public Accountants.................................. F-37
Financial Statements:
  Statements of Operations for the fiscal year ended December 27, 1994 and for the period from December 28, 1994 through March 23, 1995........... F-38
  Statements of Cash Flows for the fiscal year ended December 27, 1994 and for the period from December 28, 1994 through March 23, 1995........... F-39
  Notes to Audited Financial Statements................................... F-40

OFFERDAHL'S BAGEL GOURMET, INC. AND AFFILIATES
Report of Independent Public Accountants.................................. F-42
Combined Financial Statements:
  Combined Statements of Operations for the fiscal years ended December
   31, 1993 and December 31, 1994 and for the period from January 1, 1995 through April 2, 1995.................................................. F-43
  Combined Statements of Cash Flows for the fiscal years ended December
   31, 1993 and December 31, 1994 and for the period from January 1, 1995 through April 2, 1995.................................................. F-44
  Notes to Audited Combined Financial Statements.......................... F-45
BALTIMORE BAGEL CO.
Report of Independent Public Accountants.................................. F-46
Financial Statements:
  Statements of Operations for the years ended December 31, 1993 and
   December 31, 1994 and for the period from January 1, 1995 through
   August 10, 1995........................................................ F-47
  Statements of Cash Flows for the years ended December 31, 1993 and 1994 and for the period from January 1, 1995 through August 10, 1995........ F-48
  Notes to Financial Statements........................................... F-49
EINSTEIN/NOAH BAGEL CORP. AND SUBSIDIARIES
Unaudited Pro Forma Consolidated Financial Information of Einstein/Noah
 Bagel Corp............................................................... F-50
Unaudited Pro Forma Consolidated Statement of Operations for the fiscal year ended December 31, 1995............................................. F-51
Unaudited Pro Forma Consolidated Statement of Operations for the quarter ended April 21, 1996..................................................... F-52
Notes to Unaudited Pro Forma Consolidated Financial Statements............ F-53

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Einstein/Noah Bagel Corp.:

  We have audited the accompanying consolidated balance sheet of Einstein/Noah Bagel Corp. (a Delaware corporation) and subsidiaries as of December 31, 1995, and the related consolidated statements of operations, stockholders' deficit and cash flows for the period from inception (March 24, 1995) through December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Einstein/Noah Bagel Corp. and subsidiaries as of December 31, 1995, and the results of their operations and their cash flows for the period from inception (March 24, 1995) through December 31, 1995 in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Denver, Colorado
July 16, 1996

                   EINSTEIN/NOAH BAGEL CORP. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                            AS OF DECEMBER 31, 1995
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                   DECEMBER 31,
                                                                       1995
                                                                   ------------
ASSETS
- ------
Current Assets:
  Cash and cash equivalents.......................................   $ 5,368
  Accounts receivable.............................................     1,327
  Inventory.......................................................       883
  Deposits........................................................     1,492
  Prepaid expenses and other current assets.......................       217
                                                                     -------
    Total current assets..........................................     9,287
Property and Equipment, net.......................................    19,410
Notes Receivable..................................................     7,267
Excess of Purchase Price Over Fair Value of Net Assets Acquired,
 net..............................................................    13,715
Other Assets, net.................................................       620
                                                                     -------
    Total assets..................................................   $50,299
                                                                     =======


LIABILITIES AND STOCKHOLDERS' DEFICIT
- -------------------------------------
Current Liabilities:
  Accounts payable................................................   $ 5,633
  Accrued expenses................................................     2,968
  Deferred franchise revenue......................................       645
                                                                     -------
    Total current liabilities.....................................     9,246
Convertible Debt..................................................    40,000
Deferred Franchise Revenue........................................       265
Other Noncurrent Liabilities......................................     2,907
Repurchase Common Stock Shares--1,721,250 shares issued and
 outstanding......................................................    11,062
Series A Preferred Stock--6,250 shares issued and outstanding.....     7,813
Commitments
Stockholders' Deficit:
  Preferred Stock--$.01 par value; 20,000,000 shares authorized;
   no shares issued and outstanding...............................       --
  Common Stock--$.01 par value; 200,000,000 shares authorized;
   3,848,607 shares issued and outstanding........................        38
  Additional paid-in capital......................................    22,684
  Accumulated deficit.............................................   (43,716)
                                                                     -------
    Total stockholders' deficit...................................   (20,994)
                                                                     -------
    Total liabilities and stockholders' deficit...................   $50,299
                                                                     =======


The accompanying notes to the consolidated financial statements are an integral part of this statement.

                   EINSTEIN/NOAH BAGEL CORP. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF OPERATIONS

    FOR THE PERIOD FROM MARCH 24, 1995 (INCEPTION) THROUGH DECEMBER 31, 1995
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

Revenue:
  Company-operated stores............................................ $ 25,685
  Royalties and franchise-related fees...............................      738
                                                                      --------
                                                                        26,423
Costs and Expenses:
  Cost of products sold..............................................    8,239
  Salaries and benefits..............................................   13,531
  General and administrative.........................................   21,230
  Write-off of intangible assets.....................................   26,575
                                                                      --------
  Total costs and expenses...........................................   69,575
                                                                      --------
Loss from Operations.................................................  (43,152)
Other Income (Expense):
  Interest expense, net..............................................   (1,281)
  Other income, net..................................................      717
                                                                      --------
    Total other expense..............................................     (564)
                                                                      ========
  Net loss........................................................... $(43,716)
                                                                      ========
  Net loss per common and equivalent share........................... $  (4.54)
                                                                      ========
  Weighted average number of common and equivalent shares
   outstanding.......................................................    9,659
                                                                      ========



The accompanying notes to the consolidated financial statements are an integral part of this statement.

                   EINSTEIN/NOAH BAGEL CORP. AND SUBSIDIARIES

                CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT

    FOR THE PERIOD FROM MARCH 24, 1995 (INCEPTION) THROUGH DECEMBER 31, 1995
                                 (IN THOUSANDS)

Common Stock
  Balance at inception............................................... $    --
  Issuance of common stock...........................................       38
                                                                      --------
  Balance at December 31, 1995....................................... $     38
                                                                      ========
Additional paid-in capital
  Balance at inception............................................... $    --
  Issuance of common stock, net of offering cost of $500.............   22,051
  Dividends on Series A preferred stock and accretion of dividends on
   repurchase shares.................................................   (1,077)
  Expense recognized for warrants issued.............................    1,710
                                                                      --------
  Balance at December 31, 1995....................................... $ 22,684
                                                                      ========
Accumulated deficit
  Balance at inception............................................... $    --
  Net loss...........................................................  (43,716)
                                                                      --------
  Balance at December 31, 1995....................................... $(43,716)
                                                                      ========




The accompanying notes to the consolidated financial statements are an integral part of this statement.

                   EINSTEIN/NOAH BAGEL CORP. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS

    FOR THE PERIOD FROM MARCH 24, 1995 (INCEPTION) THROUGH DECEMBER 31, 1995
                                 (IN THOUSANDS)

Cash Flows from Operating Activities:
  Net loss........................................................... $(43,716)
  Adjustments to reconcile net loss to net cash used in operating activities:
    Depreciation and amortization....................................    1,657
    Warrant expense..................................................    1,710
    Write-off of intangible assets...................................   26,575
Gain on the sale of marketable equity securities.....................     (719)
Changes in assets and liabilities, net of effect of acquisitions:
  Accounts receivable................................................     (680)
  Accounts payable and accrued expenses..............................    1,778
  Deferred franchise revenue.........................................      910
  Other assets and liabilities.......................................      173
                                                                      --------
    Net cash used in operating activities............................  (12,312)
Cash Flows from Investing Activities:
  Purchase of property and equipment.................................  (18,109)
  Proceeds from sale of property and equipment.......................    5,519
  Purchase of marketable equity securities, net of proceeds from sales.............................................................  (22,682)
  Purchase of other assets...........................................     (621)
  Issuance of notes receivable.......................................  (10,569)
  Repayment of notes receivable......................................    3,831
                                                                      --------
    Net cash used in investing activities............................  (42,631)
Cash Flows from Financing Activities:
  Proceeds from issuance of common stock.............................   20,311
  Proceeds from convertible debt.....................................   91,060
  Repayment of convertible debt......................................  (51,060)
                                                                      --------
    Net cash provided by financing activities........................   60,311
                                                                      --------
Net Increase in Cash and Cash Equivalents............................    5,368
Cash and Cash Equivalents, inception.................................      --
                                                                      --------
Cash and Cash Equivalents, end of year............................... $  5,368
                                                                      ========
Supplemental Cash Flow Information:
  Interest Paid...................................................... $  1,107
                                                                      ========
Supplemental Schedule of Non-Cash Activities:
  Exchange of Series A preferred stock, repurchase common stock, common stock and marketable equity securities for net assets acquired.......................................................... $ 42,742
                                                                      ========
  Issuance of common stock for note receivable....................... $    437
                                                                      ========
  Accretion of dividends on repurchase common stock.................. $    933
                                                                      ========

The accompanying notes to the consolidated financial statements are an integral part of this statement.

                  EINSTEIN/NOAH BAGEL CORP. AND SUBSIDIARIES

              NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS

  Einstein/Noah Bagel Corp. and subsidiaries, formerly Einstein Bros. Bagels, Inc. (the "Company"), operate and franchise specialty retail stores in the United States that feature fresh-baked bagels, proprietary cream cheeses, specialty coffees and teas, and creative soups, salads and sandwiches. At December 31, 1995, there were 60 stores in operation systemwide, consisting of 47 Company-operated stores and 13 franchise stores. In 1995, the Company sold 13 Company-operated stores to newly-formed area developers of the Company. Subject to the provisions of the applicable franchise agreements, the Company is obligated to allow franchisees to utilize the Company's trademarks, copyrights, recipes, operating procedures and other elements of its systems in the operation of franchised stores.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Principles of Consolidation

  The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation.

 Fiscal Year

  The Company's fiscal year is the 52/53 week period ending on the last Sunday in December.

 Cash and Cash Equivalents

  Cash and cash equivalents consist of cash on hand and on deposit, and highly liquid instruments purchased with maturities of three months or less.

 Inventories

  Inventories are stated at the lower of cost (first-in, first-out) or market and consist of food, paper products and supplies.

 Property and Equipment

  Property and equipment is stated at cost, less accumulated depreciation and amortization. The provision for depreciation and amortization has been calculated using the straight-line method. The following represent the useful lives over which the assets are depreciated and amortized:

      Buildings and improvements.................................... 15-30 years
      Furniture, fixtures and equipment.............................   6-8 years
      Pre-opening expenses..........................................      1 year

  Property and equipment additions include acquisitions of buildings and equipment, costs incurred in the development and construction of new stores and major improvements to existing stores. Expenditures for maintenance and repairs are charged to expense as incurred. Pre-opening costs consist primarily of salaries and other direct expenses incurred in connection with the set-up, initial stocking of stores, initial training of employees and general management activities incurred prior to the opening of new stores.

                  EINSTEIN/NOAH BAGEL CORP. AND SUBSIDIARIES

 Long-Lived Assets

  The Company has adopted Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" to evaluate the recoverability of long-lived assets and assets to be disposed of. SFAS No. 121 requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable and long-lived assets and certain identifiable intangibles to be disposed of be reported at the lower of carrying amount or fair value less cost to sell. SFAS No. 121 also establishes the procedures for review of recoverability, and measurement of impairment if necessary, of long-lived assets and certain identifiable intangibles to be held and used by an entity.

 Excess Purchase Price Over Fair Value of Identifiable Net Assets Acquired

  The excess purchase price over the fair value of identifiable net assets acquired from acquisitions is being amortized on a straight-line basis over 35 years. The Company evaluates whether events and circumstances have occurred that indicate revision to the remaining useful life or the remaining balances may be appropriate. Such events and circumstances include, but are not limited to, a change in business strategy or change in current and long-term projected operating performance. When factors indicate that the carrying amount of an asset may not be recoverable, the Company estimates the future cash flows expected to result from the use of such asset and its eventual disposition. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, the Company will recognize an impairment loss equal to the excess of the carrying amount over the fair value of the asset.

 Revenue Recognition

  Revenue from Company-operated stores is recognized in the period related food and beverage products are sold. Royalties are recognized in the same period that related franchised store revenue is generated. Revenue derived from initial franchise fees and area development fees is recognized when the franchised store opens. Interest is recognized as earned. The components of royalties and franchise-related fees for fiscal 1995 are as follows (in thousands of dollars):

      Initial franchise and area development fees......................... $520
      Royalties...........................................................   35
      Other...............................................................  183
                                                                           ----
      Total royalties and franchise-related fees.......................... $738
                                                                           ====

 Per Share Data

  Net loss per common share is computed by dividing net loss, adjusted for dividends on Series A preferred stock, by the weighted average number of common shares outstanding during the period and common stock and common stock equivalent shares issued within one year prior to the effective date of the Company's initial public offering at a price or exercise price less than the initial public offering price. The common stock equivalents have been reduced by the number of shares of common stock which could be purchased with the proceeds from the assumed exercise of the options and warrants, including tax benefits assumed to be realized.

 Stock Options

  Employee stock options are accounted for pursuant to APB No. 25.

 Employee Benefit Plan

  The Company has a 401(k) plan to which the Company makes no contributions.

 Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

                  EINSTEIN/NOAH BAGEL CORP. AND SUBSIDIARIES

3. SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENT DATA

  Accounts receivable are net of an allowance for doubtful accounts of $81,000 at December 31, 1995.

                                                               DECEMBER 31, 1995
                                                               -----------------
                                                               (IN THOUSANDS OF
                                                                   DOLLARS)
      Property and equipment consists of:
        Land..................................................      $   123
        Buildings and improvements............................       12,083
        Furniture, fixtures and equipment.....................        7,544
        Pre-opening expenses..................................          401
                                                                    -------
                                                                     20,151
        Less: Accumulated depreciation and amortization.......         (741)
                                                                    -------
          Total property and equipment, net...................      $19,410
                                                                    =======
      Accrued expenses consist of:
        Accrued payroll and fringe benefits...................      $   876
        Accrued interest......................................          325
        Accrued other.........................................        1,767
                                                                    -------
          Total accrued expenses..............................      $ 2,968
                                                                    =======
      Interest expense, net consists of:
        Interest expense......................................      $ 1,432
        Interest income.......................................         (151)
                                                                    -------
          Total interest expense, net.........................      $ 1,281
                                                                    =======

4. ACQUISITIONS

  In 1995, the Company acquired four regional bagel companies. In March 1995, the acquisitions included Brackman Brothers, Inc. ("Brackman") for which the Company issued 573,750 shares of common stock valued at $5.88 per share and other marketable equity securities with a value of $8.3 million, Bagel & Bagel, Inc. ("Bagel & Bagel") for which the Company issued 573,750 shares of common stock valued at $5.88 per share and other marketable equity securities with a value of $5.5 million, and Offerdahl's Bagel Gourmet, Inc. ("Offerdahl's") for which the Company issued 811,625 shares of common stock valued at $5.88 per share and other marketable equity securities with a value of $5.6 million. In August 1995, the Company acquired Baltimore Bagel Co. ("Baltimore Bagel") for which the Company issued 6,250 shares of Series A preferred stock with a value of $7.8 million and other marketable equity securities with a value of $4.0 million. Pursuant to the acquisitions, the Company agreed to repurchase up to 1,721,250 shares of the common stock under certain circumstances (see Note 12). The acquisitions have been accounted for as purchases, and, accordingly, the purchase prices were allocated to assets (both tangible and identifiable intangible) and liabilities based upon an evaluation of their fair values at the dates of the acquisitions. The total purchase price for these four companies, including assumption of liabilities, was $51.1 million, of which $21.2 million was allocated to trademarks (amortized over a 35-year life), $5.4 million was allocated to recipes (amortized over a 10-year life) and $14.0 million was allocated to excess purchase price over fair value of identifiable net assets acquired (amortized over a 35-year life). Such intangibles were identified by management based upon its evaluation of the businesses acquired. The allocation of the purchase price to trademarks and recipes was based upon a royalty savings methodology which determines the present value of the stream of royalties which the Company believes an independent third party would be willing to pay to obtain the use of such trademarks and recipes. The estimated useful life for these assets was based upon various factors which existed at the time of the acquisitions, including the anticipated periods of benefit to be derived from the utilization of such assets in connection with executing a

                  EINSTEIN/NOAH BAGEL CORP. AND SUBSIDIARIES regional brand business strategy, increasing consumer demand for bagel products, the lack of a competitor with national brand awareness, the lack of regulatory limitations on the potential useful lives of such assets, the absence of any inherent or technological obsolescence for such assets, and in the case of trademarks, the long-lived nature of a primary brand name in the consumer marketplace. Subsequent to these acquisitions, management launched a development project which resulted in the development of the Einstein Bros. Bagel brand and store, at which time management determined it would discontinue the use of the acquired trademarks and recipes. Consequently, this change in business strategy resulted in an impairment of these identifiable intangible assets, and accordingly, the assets were written down to their fair market values, resulting in a write-off of $26.6 million (see Note 13). The financial statements include the results of operations for the acquired entities from their dates of acquisition.

  The following represents the unaudited pro forma results of operations as if all of the above-noted business combinations had occurred at the beginning of the Company's fiscal year (in thousands of dollars, except per share data):

      Revenue........................................................... $38,065
      Net loss..........................................................  43,540
      Net loss per share................................................ $  4.51

  The pro forma information given above does not purport to be indicative of the results that actually would have been obtained if the operations were combined as of the beginning of the Company's fiscal year, and is not intended to be a projection of future results or trends.

5. FAIR VALUE OF FINANCIAL INSTRUMENTS

  The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

 Cash and Cash Equivalents

  The carrying value approximates fair value due to the length of maturity of the investments.

 Notes Receivable

  The estimated fair value of the Company's notes receivable, including the conversion option (Notes 6 and 11), is based on the discounted value of future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings.

 Convertible Debt

  The estimated fair value of the Company's convertible debt, including the conversion option (see Note 7), is based on the discounted value of future payments using the current rate at which a similar loan would be made to a company with similar credit ratings.

 Common Stock Subject to Repurchase

  The estimated fair value of the Company's common stock subject to repurchase by the Company is based on the price of other common stock equity transactions near December 31, 1995.

 Series A Preferred Stock

  The estimated fair value of the Company's Series A preferred stock is based on the discounted value of future cash flows using interest rates which would be applicable to similar instruments held in companies with similar credit ratings.

  The estimated fair values of the Company's financial instruments are as follows (in thousands of dollars):

                                                      CARRYING AMOUNT FAIR VALUE
                                                      --------------- ----------
      Cash and cash equivalents......................     $ 5,368      $ 5,368
      Notes receivable...............................       7,267        7,267
      Convertible debt...............................      40,000       40,000
      Repurchase common stock........................      11,062       11,142
      Series A preferred stock.......................       7,813        7,813

                  EINSTEIN/NOAH BAGEL CORP. AND SUBSIDIARIES

6. NOTES RECEIVABLE

  The following table summarizes the primary components of notes receivable as of December 31, 1995 (in thousands of dollars):

      Due from area developers (Note 11)................................ $3,538
      Notes receivable from stockholder.................................  1,888
      Term loans........................................................  1,108
      Revolving loan....................................................    226
      Other.............................................................    507
                                                                         ------
                                                                         $7,267
                                                                         ======

  Notes receivable from stockholder bear interest at 1% over the applicable reference rate of Bank of America Illinois. Principal and interest are due April 2001. The notes are collateralized by various assets.

  Term loans bear interest based upon the reference rate plus 1%. Principal is due in annual installments with balloon payments required through various dates through 2001. The loans are collateralized by various assets.

  The revolving loan provides a credit facility to a vendor of up to $400,000 through October 2000 with interest payable currently based upon the reference rate plus 1%. The loan is collateralized by various assets.

7. DEBT

  The Company has entered into a secured loan agreement (the "Agreement") providing borrowings through March 1998, pursuant to which Boston Chicken, Inc. ("Boston Chicken") provides debt financing and, in turn, obtains the right to convert all or any portion of the loan into shares of common stock of the Company. In January 1996, Boston Chicken increased the available borrowings under the Agreement from $80.0 million to $120.0 million. The ownership percentage represented by the shares of common stock to be acquired upon conversion (or exercise of the option, as provided below) is dependent upon total equity and rights outstanding, but would represent a majority ownership in certain instances. The loan may be converted at any time after the earlier of April 1997, the completion of an initial public offering, or the Company being in default of the loan and until October 2003. Additionally, during this same period, to the extent the loan is not fully drawn or has been drawn and repaid, Boston Chicken has the option to acquire at the loan conversion price, as defined, the amount of additional equity it could have acquired by conversion of the loan had the loan been fully drawn. The loan is collateralized by substantially all of the assets of the Company and a pledge of the common stock of its subsidiaries. The Agreement contains various restrictive covenants including restricting cash dividends and limiting additional indebtedness. Interest is based upon the reference rate of Bank of America Illinois plus 1% and is payable currently. In April 1998, the loan converts to an amortizing term loan payable through May 2003, with a final balloon payment.

  Principal maturities on the outstanding balance as of December 31, 1995 were as follows (in thousands of dollars):

      1998.............................................................. $ 3,077
      1999..............................................................   4,000
      2000..............................................................   4,000
      Thereafter........................................................  28,923
                                                                         -------
                                                                         $40,000
                                                                         =======

  In connection with the acquisition of Noah's New York Bagels, Inc. ("Noah's") in February 1996 (Note 15), Boston Chicken provided the Company with a non-convertible bridge loan facility of up to $40.0 million.

                  EINSTEIN/NOAH BAGEL CORP. AND SUBSIDIARIES

8. INCOME TAXES

  As of December 31, 1995, the Company had cumulative federal and state tax operating loss carryforwards available to reduce future taxable income of approximately $11.1 million which begin to expire in 2010.

  The primary components that comprise the net deferred tax asset as of December 31, 1995 are as follows (in thousands of dollars):

      Deferred tax assets:
        Accounts payable and accrued expenses.......................... $   218
        Deferred franchise revenue.....................................     355
        Other noncurrent liabilities...................................     220
        Write-off of intangible assets that are amortizable for tax....   2,017
        Net operating loss.............................................   4,104
        Other..........................................................   1,380
                                                                        -------
          Total deferred tax assets....................................   8,294
      Deferred tax liabilities:
        Property and equipment.........................................    (489)
        Other assets...................................................    (116)
                                                                        -------
          Total deferred tax liabilities...............................    (605)
                                                                        -------
          Net deferred tax asset.......................................   7,689
      Valuation allowance..............................................  (7,689)
                                                                        -------
      Net deferred tax asset........................................... $   --
                                                                        =======

  The increase in the valuation allowance of $7,689,000 from inception through December 31, 1995, is due to uncertainty regarding the realization of the related tax benefits.

9. NATIONAL AND LOCAL ADVERTISING FUNDS

  The Company administers a National Advertising Fund to which Company-operated stores and franchised stores make contributions based on individual franchise agreements (2% of net revenue). Collected amounts are spent primarily on developing marketing and advertising materials for use systemwide. Such amounts are not segregated from the cash resources of the Company, but the National Advertising Fund is accounted for separately and not included in the financial statements of the Company.

  The Company maintains Local Advertising Funds that provide comprehensive advertising and sales promotion support for stores in particular markets. Contributions are made by both Company-operated and franchised stores (currently 4% of net revenue). The Company disburses funds and accounts for all transactions related to such Local Advertising Funds. Such amounts are not segregated from the cash resources of the Company, but are accounted for separately and are not included in the financial statements of the Company.

10. COMMITMENTS

  The Company leases sites for its stores, commissaries and office space. Lease terms are generally five years with two or three five-year renewal options. The Company also subleases sites to its area developers. The sublease terms to area developers are negotiated at arms length on commercially reasonable terms. The Company is contingently liable for all lease costs including common area maintenance charges. Most of the leases contain escalation clauses and common area maintenance charges.

                  EINSTEIN/NOAH BAGEL CORP. AND SUBSIDIARIES

  The following is a schedule of future minimum rental payments which are required under operating leases that have initial or remaining noncancellable lease terms in excess of one year and sublease proceeds as of December 31, 1995 (in thousands of dollars):

                                            MINIMUM     SUBLEASE   NET MINIMUM
                                        RENTAL PAYMENTS PROCEEDS RENTAL PAYMENTS
                                        --------------- -------- ---------------
      1996.............................     $ 3,495      $  822      $ 2,673
      1997.............................       2,908         597        2,311
      1998.............................       2,686         590        2,096
      1999.............................       2,403         560        1,843
      2000.............................       1,587         529        1,058
      Thereafter.......................       3,046       1,352        1,694
                                            -------      ------      -------
                                            $16,125      $4,450      $11,675
                                            =======      ======      =======

  The net rental expense under operating leases, primarily for Company-operated stores, was approximately $1,909,000 for the period from March 24, 1995 (inception) through December 31, 1995.

  In December 1995, Bagel Store Development Funding, L.L.C. ("Bagel Funding"), formerly Einstein Bros. Equity Funding, L.L.C., was formed with the objective of raising $90.0 million to invest in existing and proposed area developers. Through December 31, 1995, Bagel Funding had raised approximately $40.0 million (including an aggregate of $20.0 million in subscription receivables) and had invested a total of $3.5 million in area developers. In March 1996, Bagel Funding raised the remainder of anticipated funds, so that the funds raised equalled the $90.0 million (including an aggregate of $45.0 million in subscription receivables). Bagel Funding can require an area developer to redeem Bagel Funding's equity interest at a formula price in the event the Company acquires a majority interest in the area developer, and if the area developer fails to do so, the Company will be required to purchase Bagel Funding's unredeemed equity interest at the formula price. In the event the Company's conversion and/or option rights expire unexercised under the area developer's secured loan agreement with the Company, as originally in effect, Bagel Funding will have the right to require, subject to the Company's prior consent, that the area developer undertake a firm commitment underwritten public offering of equity of the area developer. In the event the Company does not consent to a public offering, the area developer can be required to purchase Bagel Funding's unredeemed equity interest in the area developer at a formula price and if the area developer fails to do so, the Company will be required to purchase Bagel Funding's unredeemed equity interest. Also, in the event the Company does not acquire a majority interest in the area developer pursuant to the Company's conversion and/or option rights prior to the time such rights expire unexercised under the area developer's secured loan agreement with the Company, as originally in effect, Bagel Funding will have the right to request that the area developer seek to terminate its area development and franchise agreements with the Company. If the Company does not consent to such termination, the area developer can be required to redeem Bagel Funding's equity interest in the area developer at a formula price, and if the area developer fails to do so, the Company will be required to purchase Bagel Funding's unredeemed equity interest.

  The Company has entered into a supply agreement relating to the purchase of certain minimum levels of cream cheese, which expires in October 2000, or earlier in certain circumstances. The agreement requires the Company, its subsidiaries, area developers and other authorized purchasers to purchase the lesser of 160,000 pounds of cream cheese per week or 60% of their requirements for cream cheese (excluding certain requirements that may be satisfied through other commitments and certain requirements of acquired companies). The price per pound is determined over the term of the contract based upon production costs.

11. AREA DEVELOPER FINANCING

  The Company currently offers partial financing to its area developers for use in expansion of their operations. These financing arrangements permit the Company to obtain an equity interest in the area developer

                  EINSTEIN/NOAH BAGEL CORP. AND SUBSIDIARIES at a predetermined price after a moratorium (generally two years) and after the area developer has completed not less than 80% of its area development commitment (or in the event of certain defaults) on conversion of the loan into equity. The maximum loan amount is established to give the Company majority ownership of the area developer upon conversion (or option exercise, as described further below) provided the Company exercises its right to participate in any intervening financing of the area developer.

  Area developer financing requires the developer to expend at least 75% of its contributed capital toward developing stores prior to drawing on the revolving loan account, with draws permitted during a three-year draw period in a pre-determined maximum amount equal to four times the amount of the area developer's equity capital. Upon expiration of the draw period, the loan converts to an amortizing term loan payable over five years in periodic installments, with a final balloon payment. Interest is set at 1% over the applicable reference rate of Bank of America Illinois from time to time and is payable each four-week period. The loan is secured by a pledge of substantially all of the assets of the area developer.

 (a) Loan Conversion Option

  All or any portion of the loan amount may be converted at the Company's election at any time after the expiration of a specified moratorium period (generally two years) and after the area developer has completed not less than 80% of its area development commitment (or in the event of certain defaults) into equity in the area developer at the conversion price set forth in such loan agreement, generally at a 12% premium over the per equity unit price paid by the investors in the area developer for the equity investment made concurrently with the execution of the loan agreement. To the extent such loan is not fully drawn or has been drawn and repaid, the Company has a corresponding option to acquire at the loan conversion price the amount of additional equity it could have acquired by conversion of the loan had it been fully drawn.

  There can be no assurance the Company will or will not convert any loan amount or exercise its option at such time as it may be permitted to do so and, if it does convert, that such conversion will constitute a majority interest in the area developer.

 (b) Commitments to Extend Area Developer Financing

  The following table summarizes as of December 31, 1995 credit commitments for area developer financing (in thousands of dollars):

      Number of area developers receiving financing....................       2
      Loan commitments................................................. $16,000
      Unused loans.....................................................  12,462
                                                                        -------
      Loans outstanding (included in Notes Receivable)................. $ 3,538
                                                                        =======
      Allowance for loan losses........................................ $   --
                                                                        =======

  The principal maturities on the aforementioned notes receivable are as follows (in thousands of dollars):

      1998............................................................... $   82
      1999...............................................................    354
      2000...............................................................    354
      Thereafter.........................................................  2,748
                                                                          ------
                                                                          $3,538
                                                                          ======

                  EINSTEIN/NOAH BAGEL CORP. AND SUBSIDIARIES

 (c) Credit Risk and Allowance for Loan Losses

  The allowance for credit losses is maintained at a level that in management's judgment is adequate to provide for estimated possible loan losses. The amount of the allowance is based on management's review of each area developer's use of loan proceeds, stage of development, adherence to its store development schedule, store performance trends, type and amount of collateral securing the loan, prevailing economic conditions, and other factors which management deems relevant at the time. Based upon this review and analysis, no allowance was required as of December 31, 1995.

12. STOCKHOLDERS' EQUITY

 Common Stock

  On July 8, 1996, the Company approved a 225-for-one split of the Company's common stock in the form of a stock dividend. Per share amounts, the number of common shares and capital accounts have been restated to give retroactive effect to the stock split.

  The Company issued 3,536,361 shares of common stock at the time of its formation, which provided net proceeds of approximately $20.8 million.

 Preferred Stock

  In connection with the acquisition of the net assets of Baltimore Bagel, the Company issued 6,250 shares of Series A preferred stock. The Series A preferred stock has a liquidation preference of $1,000 per share, pays annual dividends of $60 per share, and is automatically convertible into common stock of the Company in an initial public offering with the number of shares of common stock received being equal to $1,000 plus accrued and unpaid dividends divided by 80% of the gross offering price per share to the public.

  The Series A preferred stock is redeemable by the Company at any time after February 10, 1999, at a price per share equal to $1,250 plus accrued and unpaid dividends. A majority of the holders may require the Company to redeem one-third of the shares of Series A preferred stock on each of February 28, 1998, May 1, 1998 and August 1, 1998, at a price of $1,250 plus accrued and unpaid dividends. The holders of the Series A preferred stock may also require redemption in the event the Company has failed to pay three consecutive quarterly dividends.

 Common Stock Subject to Repurchase

  Pursuant to the purchase agreements (see Note 4), the Company has agreed that, in the event it has not completed an initial public offering of its common stock resulting in gross proceeds of at least $15.0 million by specified dates or Boston Chicken's ownership of, or right to acquire an ownership interest in, the Company's common stock falls below 25%, the holders of common stock subject to repurchase by the Company can require the Company to redeem such shares of common stock at their fair market value, but not less than a specified floor price per share. The difference between the consideration paid per share and the greater of the fair market value of the shares or the floor price per share is being accreted to the shares as a dividend over the life of the put option.

 Warrants

  The Company sold warrants to purchase 1,012,500 shares of common stock of the Company to Bagel Funding. The warrants have an exercise price of $6.47 per common share and expire in 2000. The market value of the warrants was recorded as an expense and credited to additional paid-in capital during fiscal 1995.

                  EINSTEIN/NOAH BAGEL CORP. AND SUBSIDIARIES

 Stock Option Plan

  The Company has a stock option plan (the "Plan") under which options to purchase up to 3,600,000 shares of common stock, subsequently increased to 5,500,000 shares of common stock, may be granted to certain employees and officers of, and consultants to, the Company. The option price is equal to the fair market value of the stock on the date of the grant and each option has a term of ten years. Options granted under the Plan generally vest at a rate of 10% at the end of the first year, an additional 20% at the end of the second year, an additional 30% at the end of the third year, with the balance vesting at the end of the fourth year from the date of the grant.

  Activity under the option plan through December 31, 1995 was as follows:

                                                                      OPTION
                                                                     PRICE PER
                                                          SHARES       SHARE
                                                         ---------  -----------
      Granted........................................... 2,090,248  $5.88-$6.47
      Cancelled.........................................   (16,778)        5.88
                                                         ---------  -----------
      Outstanding as of December 31, 1995............... 2,073,470  $5.88-$6.47
                                                         =========  ===========
      Exercisable as of December 31, 1995...............    29,738  $      5.88
                                                         =========  ===========

  As of December 31, 1995, the Company had 17,146,125 shares of common stock reserved for issuance upon exercise of options and warrants and conversion of Boston Chicken's loan into common stock. In addition, the Company has contractually agreed to reserve a sufficient number of shares of common stock for issuance to the holder of the Series A preferred stock upon conversion.

13. WRITE-OFF OF INTANGIBLE ASSETS

  After the acquisition of Brackman, Bagel & Bagel, Offerdahl's and Baltimore Bagel (collectively the "Founding Companies"), the Company launched a development project, pursuant to which management analyzed (i) the Founding Companies' stores, including brand positionings, product offerings, operational service systems and atmosphere, (ii) the competitive environment and (iii) the preferences of consumers across the United States. The project resulted in the development of the Einstein Bros. Bagels brand and store. In connection with, and as a result of, the development of the Einstein Bros. Bagels brand and store, management determined to discontinue the use of the identifiable intangible assets acquired in the acquisitions of the Founding Companies, including trademarks and recipes. Consequently, this change in business strategy resulted in an impairment of these identifiable intangible assets, and accordingly, the assets were written down to their fair market values resulting in a write-off of $26.6 million.

14. RELATED-PARTY TRANSACTIONS

  Certain officers and directors of Boston Chicken have an equity interest in the Company. For the Company's 1995 fiscal year, the Company paid to Boston Chicken approximately $1.2 million for the purchase of furniture, equipment and other miscellaneous assets and approximately $3.0 million in software license, software maintenance, real estate, financial advisory, accounting fees and interest on its loan with Boston Chicken.

  Certain officers and directors of the Company are officers and investors in Bagel Funding and had invested $8.4 million in Bagel Funding at December 31, 1995. The Company is the manager of Bagel Funding. No fees were paid to the Company in its capacity as manager during 1995.

  The Company has entered into secured loan and area developer agreements with certain area developers in which certain directors and officers and members of their families have a direct or indirect equity interest. The

                  EINSTEIN/NOAH BAGEL CORP. AND SUBSIDIARIES

        NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS--(CONCLUDED)

Company received from these entities approximately $2.3 million in development, franchise, royalty, management services and interest in fiscal 1995. The Company has also sold to these entities, stores, inventory, equipment and other miscellaneous assets for which it received approximately $5.5 million in 1995.

  During 1995, the Company paid $85,874 to Bowana Aviation, Inc. ("Bowana") for the Company's use of an aircraft owned by Bowana. A director and a member of his family (both stockholders of the Company) own Bowana. The Company believes that the amounts charged are at rates comparable to those charged by third parties.

15. SUBSEQUENT EVENTS

  In February 1996, the Company acquired Noah's, the largest regional bagel retailer on the West Coast, for approximately $100.9 million, including approximately $83.7 million of intangible assets, including excess purchase price over the fair value of net assets acquired.

  In May 1996, the Company entered into a secured revolving credit facility providing for borrowings of up to $45.0 million through April 30, 1998. Borrowing under the facility may be either floating rate loans with interest at the lender's base rate plus 1.0% or, at the Company's option, the rate offered in the interbank Eurodollar market for one-, two-, or three-month dollar deposits offered by the lender plus 3.0%. In addition, a commitment fee of .25% of the average daily unused portion of the loan is required. The facility contains covenants, among others, restricting other borrowings, prohibiting cash dividends, and requires the Company to maintain minimum interest coverage and cash flow ratios, specified store level sales, and a minimum capital level.

  In June 1996, the $120.0 million convertible loan to the Company was converted into 15,307,421 shares of common stock of the Company.

                           EINSTEIN/NOAH BAGEL CORP.

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                        DECEMBER 31,  JULY 14,
                                                            1995        1996
                                                        ------------ -----------
                                                                     (UNAUDITED)
ASSETS
- ------
Current Assets:
  Cash and cash equivalents...........................    $ 5,368     $    569
  Accounts receivable, net............................      1,327        5,354
  Inventory...........................................        883        1,054
  Prepaid expenses and other current assets...........      1,709          481
                                                          -------     --------
    Total current assets..............................      9,287        7,458
Property and Equipment, net...........................     19,410       28,828
Notes Receivable......................................      7,267       65,322
Excess of Purchase Price Over Fair Value of Net Assets
 Acquired, net........................................     13,715       69,706
Trademarks, net.......................................        --        21,840
Recipes, net..........................................        --         5,000
Other Assets, net.....................................        620        8,566
                                                          -------     --------
    Total assets......................................    $50,299     $206,720
                                                          =======     ========
LIABILITIES AND STOCKHOLDERS' EQUITY
- ------------------------------------
Current Liabilities:
  Accounts payable....................................    $ 5,633     $  3,198
  Accrued expenses....................................      2,968        6,055
  Deferred franchise revenue..........................        645        2,415
                                                          -------     --------
    Total current liabilities.........................      9,246       11,668
Convertible Debt......................................     40,000          --
Revolving Credit Facilities...........................        --        56,650
Deferred Franchise Revenue............................        265        5,550
Other Noncurrent Liabilities..........................      2,907        1,777
Repurchase Common Stock Shares--1,721,250 shares
 issued and outstanding...............................     11,062       12,548
Series A Preferred Stock--6,250 shares issued and
 outstanding..........................................      7,813        7,813
Commitments and Contingencies Stockholders' Equity
 (Deficit):
  Preferred stock--$.01 par value; 20,000,000 shares
   authorized; no shares issued and outstanding.......        --           --
  Common stock--$.01 par value; 200,000,000 shares
   authorized; issued and outstanding: 3,848,607 in
   1995 and 21,150,975 in 1996........................         38          212
  Additional paid-in capital..........................     22,684      157,240
  Accumulated deficit.................................    (43,716)     (46,738)
                                                          -------     --------
    Total stockholders' equity (deficit)..............    (20,994)     110,714
                                                          -------     --------
    Total liabilities and stockholders' equity........    $50,299     $206,720
                                                          =======     ========

The accompanying notes to the consolidated financial statements are an integral part of these statements.

                           EINSTEIN/NOAH BAGEL CORP.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                        QUARTER ENDED     PERIOD FROM     TWO
                                       ----------------  MARCH 24, 1995 QUARTERS
                                                 JULY     (INCEPTION)    ENDED
                                       JULY 9,    14,       THROUGH     JULY 14,
                                        1995     1996     JULY 9, 1995    1996
                                       -------  -------  -------------- --------
Revenue:
  Company-operated stores............  $ 6,292  $13,092     $ 7,715     $31,489
  Royalties and franchise-related
   fees..............................      --     5,114         --        9,096
                                       -------  -------     -------     -------
    Total revenue....................    6,292   18,206       7,715      40,585
Costs and Expenses:
  Cost of products sold..............    1,918    4,588       2,356      10,078
  Salaries and benefits..............    2,993    5,316       3,636      14,444
  General and administrative.........    3,165    5,999       3,687      15,030
                                       -------  -------     -------     -------
    Total costs and expenses.........    8,076   15,903       9,679      39,552
                                       -------  -------     -------     -------
Income (Loss) from Operations........   (1,784)   2,303      (1,964)      1,033
Other Expense:
  Interest expense, net..............     (141)  (2,651)       (221)     (5,984)
  Other income, net..................        1      643           1       1,929
                                       -------  -------     -------     -------
    Total other expense..............     (140)  (2,008)       (220)     (4,055)
                                       -------  -------     -------     -------
Income (Loss) Before Income Taxes....   (1,924)     295      (2,184)     (3,022)
Income Taxes.........................      --       --          --          --
                                       -------  -------     -------     -------
Net Income (Loss)....................  $(1,924) $   295     $(2,184)    $(3,022)
                                       =======  =======     =======     =======
Net Income (Loss) Per Common and
 Equivalent Share....................  $ (0.20) $  0.01     $ (0.23)    $ (0.23)
                                       =======  =======     =======     =======
Weighted Average Number of Common and
 Equivalent Shares Outstanding.......    9,679   20,370       9,626      14,261
                                       =======  =======     =======     =======


The accompanying notes to the consolidated financial statements are an integral part of these statements.

                           EINSTEIN/NOAH BAGEL CORP.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                  PERIOD FROM
                                                MARCH 24, 1995    TWO QUARTERS
                                              (INCEPTION) THROUGH     ENDED
                                                 JULY 9, 1995     JULY 14, 1996
                                              ------------------- -------------
Cash Flows from Operating Activities:
  Net loss...................................      $ (2,184)        $  (3,022)
  Adjustments to reconcile net loss to net
   cash used in operating activities:
    Depreciation and amortization............           557             3,087
    Gain on sale of marketable equity
     securities..............................           --             (1,872)
    Changes in assets and liabilities, net of
     effect of acquisitions:
      Accounts receivable and due from
       affiliates............................           474            (3,731)
      Accounts payable and accrued expenses..        (4,304)           (5,162)
      Deferred franchise revenue.............           --              7,040
      Other assets and liabilities...........          (191)           (4,834)
                                                   --------         ---------
        Net cash used in operating
         activities..........................        (5,648)           (8,494)
                                                   --------         ---------
Cash Flows from Investing Activities:
  Purchase of property and equipment.........          (941)          (27,066)
  Proceeds from sale of assets...............           --             42,217
  Purchase of other assets...................          (120)           (7,179)
  Net assets purchased, net of cash acquired.        (2,358)              --
  Acquisition of Noah's New York Bagels, Inc.
   ..........................................           --           (100,902)
  Issuance of notes receivable...............        (1,796)         (118,747)
  Repayment of notes receivable..............           --             60,692
  Purchase of marketable equity securities...       (21,465)          (66,778)
  Proceeds from sales of marketable equity
   securities................................           --             68,650
                                                   --------         ---------
        Net cash used in investing
         activities..........................       (26,680)         (149,113)
                                                   --------         ---------
Cash Flows from Financing Activities:
  Proceeds from issuance of common stock.....        23,819            16,158
  Borrowings under revolving credit
   facilities................................        43,191           286,154
  Repayments of revolving credit facilities..       (33,755)         (149,504)
                                                   --------         ---------
        Net cash provided by financing
         activities..........................        33,255           152,808
                                                   --------         ---------
Net Increase (Decrease) in Cash and Cash
 Equivalents.................................           927            (4,799)
Cash and Cash Equivalents, beginning of
 period......................................           --              5,368
                                                   --------         ---------
Cash and Cash Equivalents, end of period.....      $    927         $     569
                                                   ========         =========

The accompanying notes to the consolidated financial statements are an integral part of these statements.

                           EINSTEIN/NOAH BAGEL CORP.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

  The consolidated financial statements have been prepared by Einstein/Noah Bagel Corp. (the "Company") and are unaudited except for the consolidated balance sheet at December 31, 1995. The financial statements have been prepared in accordance with the instructions for Form 10-Q and, therefore, do not necessarily include all information and footnotes required by generally accepted accounting principles. In the opinion of the Company, all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the Company's consolidated financial position, results of operations and cash flows as of July 14, 1996 and for all periods presented have been made. The statements are subject to year-end audit adjustment. A description of the Company's accounting policies and other financial information is included in its 1995 audited consolidated financial statements included in the prospectus that forms a part of the Company's Registration Statement on Form S-1 (Reg. No. 333-04725). The consolidated results of operations for the quarter and two quarters ended July 14, 1996 are not necessarily indicative of the results expected for the full year.

2. ACQUISITION

  In February 1996, the Company acquired Noah's New York Bagels, Inc. for approximately $100.9 million. The acquisition has been accounted for as a purchase, and, accordingly, the purchase price was allocated to assets (both tangible and identifiable intangible) and liabilities based upon an evaluation of their fair values at the date of the acquisition. Of such total purchase price, $22.1 million was allocated to trademarks (amortized over a 35-year life), $5.2 million was allocated to recipes (amortized over a 10-year life) and $56.3 million was allocated to excess purchase price over fair value of identifiable net assets acquired (amortized over a 35-year life). Such intangibles were identified by management based upon its evaluation of the business acquired. The allocation of the purchase price to trademarks and recipes was based upon a royalty savings methodology which determines the present value of the stream of royalties which the Company believes an independent third party would be willing to pay to obtain the use of such trademarks and recipes. The estimated useful life for these assets was based upon various factors which existed at the time of the acquisition, including the anticipated periods of benefit to be derived from the utilization of such assets in connection with executing a dual brand business strategy, increasing consumer demand for bagel products, the lack of a competitor with national brand awareness, the lack of regulatory limitations on the potential useful lives of such assets, the absence of any inherent or technological obsolescence for such assets, and in the case of trademarks, the long-lived nature of a primary brand name in the consumer marketplace.

  The following represents the unaudited pro forma results of operations for the two quarters ended July 14, 1996 as if the acquisition had occurred at the beginning of the Company's fiscal year (in thousands of dollars, except per share amount):

      Revenue........................................................... $43,889
      Net loss.......................................................... $ 4,904
      Net loss per share................................................ $  0.36

  This pro forma information is not indicative of the results of operations that actually would have been obtained if the transactions had occurred at the beginning of the Company's fiscal year. The pro forma information is not intended to be a projection of future results.

                           EINSTEIN/NOAH BAGEL CORP.

3. AREA DEVELOPER FINANCING

  The Company currently offers partial financing to its area developers for use in expansion of their operations. Area developer financing requires the area developer to expend at least 75% of its contributed capital toward developing stores prior to drawing on the revolving loan account, with draws permitted during a three-year draw period in a pre-determined maximum amount equal to four times the amount of the developer's equity capital. Upon expiration of the draw period, the loan converts to an amortizing term loan payable over five years in periodic installments, with a final balloon payment. Interest is set at 1% over the applicable reference rate of Bank of America Illinois as established from time to time and is payable each four-week period. The loan is secured by a pledge of substantially all of the assets of the area developer.

 (A) Loan Conversion Option

  All or any portion of the loan amount may be converted at the Company's election at any time after the expiration of a specified moratorium (generally two years) and after the area developer has completed not less than 80% of its area development commitment (or in the event of certain defaults) into equity in the area developer at the conversion price set forth in such loan agreement, generally at a 12% premium over the per unit equity price paid by the investors in the area developer for the equity investment made concurrently with the execution of the loan agreement. The maximum loan amount is established to give the Company majority ownership of the area developer upon conversion provided the Company exercises its right to participate in any intervening financing of the developer. To the extent such loan is not fully drawn or has been drawn and repaid, the Company has a corresponding option to acquire, at the loan conversion price, the amount of additional equity it could have acquired by conversion of the loan, had it been fully drawn.

  There can be no assurance the Company will or will not convert any loan amount or exercise its option at such time as it may be permitted to do so and, if it does convert, that such conversion will constitute a majority interest in the area developer.

 (B) Commitments to Extend Area Developer Financing

  The following table summarizes credit commitments for area developer financing (in thousands of dollars):

                                                       DECEMBER 31,  JULY 14,
                                                           1995        1996
                                                       ------------ -----------
                                                                    (UNAUDITED)
      Number of area developers receiving financing...         2            8
      Loan commitments................................   $16,000     $162,540
      Unused loans....................................    12,462      103,219
                                                         -------     --------
      Loans outstanding (included in Notes
       Receivable)....................................   $ 3,538     $ 59,321
                                                         =======     ========
      Allowance for loan losses                          $   --      $    --
                                                         =======     ========

 (C) Credit Risk and Allowance for Loan Losses

  The allowance for credit losses is maintained at a level that in management's judgment is adequate to provide for estimated possible loan losses. The amount of the allowance is based on management's review of each area developer's use of loan proceeds, stage of development, adherence to its store development schedule, store performance trends, type and amount of collateral securing the loan, prevailing economic conditions and other factors which management deems relevant at the time. Based upon this review and analysis, no allowance was required as of December 31, 1995 and July 14, 1996.

                           EINSTEIN/NOAH BAGEL CORP.

  The following table sets forth certain aggregate financial information obtained from area developers to which the Company had outstanding loans (in thousands, except total number of area developers and store data):

                                                                    DECEMBER 31,
                                                                        1995
                                                                    ------------
      Total number of area developers..............................         2
      Total number of area developer stores open...................        13
      Total gross assets...........................................    $9,262
      Total debt to the Company....................................    $3,538
      Total members' equity........................................    $2,676

4. DEBT

  In May 1996, the Company entered into a secured revolving credit facility providing for borrowings of up to $45.0 million through April 30, 1998. Borrowings under the facility may be either floating rate loans with interest at the lender's base rate plus 1.0% (subsequently reduced to .5% in August
1996) or, at the Company's option, the rate offered in the interbank Eurodollar market for one-, two-, or three-month dollar deposits offered by the lender plus 3.0%. In addition, a commitment fee of .25% of the average daily unused portion of the loan is required. The facility contains covenants, among others, restricting other borrowings, prohibiting cash dividends and requiring the Company to maintain minimum interest coverage and cash flow ratios, specified store level sales, and a minimum capital level. As of July 14, 1996, $42.7 million was outstanding under the facility.

  The Company also has an unsecured revolving credit facility from Boston Chicken, Inc. providing for borrowings of up to $14.0 million (subsequently increased to $50.0 million) through June 15, 2003. The facility bears interest at the reference rate of Bank of America Illinois plus 1%. As of July 14, 1996, $14.0 million was outstanding under the facility.

  The Company utilized a portion of the proceeds from its equity offerings (see Note 8) to payoff the outstanding balances under both facilities.

5. ROYALTIES AND FRANCHISE-RELATED FEES

  The components of royalties and franchise-related fees are comprised of the following (in thousands of dollars):

                              QUARTER ENDED       PERIOD FROM
                             ----------------   MARCH 24, 1995    TWO QUARTERS
                             JULY 9, JULY 14, (INCEPTION) THROUGH     ENDED
                              1995     1996      JULY 9, 1995     JULY 14, 1996
                             ------- -------- ------------------- -------------
   Royalties................  $ --    $  995         $ --            $1,674
   Initial franchise and
    area developer fees.....    --     3,060           --             5,660
   Interest income..........    --       914           --             1,337
   Other....................    --       145           --               425
                              -----   ------         -----           ------
                              $ --    $5,114         $ --            $9,096
                              =====   ======         =====           ======

                           EINSTEIN/NOAH BAGEL CORP.

6. COMMITMENTS

  In December 1995, Bagel Store Development Funding, L.L.C., formerly named Einstein Bros. Equity Funding, L.L.C. ("Bagel Funding"), was formed to invest in existing and proposed area developers. Through July 14, 1996, Bagel Funding had raised $90.0 million (including an aggregate of $45.0 million in subscriptions receivable) and had invested a total of $40.4 million in area developers. Bagel Funding can require an area developer to redeem Bagel Funding's equity interest at a formula price in the event the Company acquires a majority interest in the area developer, and if the area developer fails to do so, the Company will be required to purchase Bagel Funding's unredeemed equity interest. In the event the Company's conversion and/or option rights expire unexercised under the area developer's secured loan agreement with the Company, as originally in effect, Bagel Funding will have the right to require, subject to the Company's prior consent, that the area developer undertake a firm commitment underwritten public offering of equity of the area developer. In the event the Company does not consent to a public offering, the area developer can be required to purchase Bagel Funding's unredeemed equity interest in the area developer at a formula price and if the area developer fails to do so, the Company will be required to purchase Bagel Funding's unredeemed equity interest. Also, in the event the Company does not acquire a majority interest in the area developer pursuant to the Company's conversion and/or option rights prior to the time such rights expire unexercised under the area developer's secured loan agreement with the Company, as originally in effect, Bagel Funding will have the right to request that the area developer seek to terminate its area developer and franchise agreements with the Company. If the Company does not consent to such termination, the area developer can be required to redeem Bagel Funding's equity interest in the area developer at a formula price, and if the area developer fails to do so, the Company will be required to purchase Bagel Funding's unredeemed equity interest.

7. CONTINGENCIES

  The Company is subject to various lawsuits, claims, and other legal matters in the course of conducting its business, including its business as a franchisor. The Company believes that the outcome of such lawsuits, claims, and other legal matters will not have a material impact on the Company's financial position or results of operations.

8. SUBSEQUENT EVENT

  In August 1996, the Company completed an underwritten initial offering of 3,105,000 shares of its common stock to the public, a concurrent non-underwritten public offering of 425,000 shares of its common stock to certain individuals and entities and a concurrent private placement of 2,000,000 shares of its common stock to Boston Chicken, Inc., raising aggregate net proceeds of approximately $86.0 million. Such proceeds were partially used to retire the outstanding balances under its revolving credit facilities. For the two quarters ended July 14, 1996, assuming the offering proceeds had been utilized to repay the then outstanding balances under the revolving credit facilities of $56.7 million, the loss per share would have been $0.18.

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors of Noah's New York Bagels, Inc.:

  We have audited the accompanying consolidated balance sheets of Noah's New York Bagels, Inc. (the "Company") as of December 31, 1994 and December 30, 1995, and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for each of the three fiscal years in the period ended December 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1994 and December 30, 1995, and the results of their operations and cash flows for each of the three fiscal years in the period ended December 30, 1995 in conformity with generally accepted accounting principles.

Deloitte & Touche LLP

San Francisco, California
May 7, 1996

                          NOAH'S NEW YORK BAGELS, INC.

                          CONSOLIDATED BALANCE SHEETS

                    DECEMBER 31, 1994 AND DECEMBER 30, 1995
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                               1994     1995
                                                              -------  -------
ASSETS
- ------
Current Assets:
  Cash and cash equivalents.................................. $ 1,726  $ 1,630
  Accounts receivable........................................     239      550
  Inventory..................................................     255      652
  Prepaid expenses...........................................     657      963
                                                              -------  -------
    Total current assets.....................................   2,877    3,795
Property and Equipment.......................................   9,631   19,847
Other Assets.................................................     752      926
                                                              -------  -------
    Total Assets............................................. $13,260  $24,568
                                                              =======  =======
LIABILITIES AND SHAREHOLDERS' DEFICIT
- -------------------------------------
Current Liabilities:
  Accounts payable........................................... $ 1,296  $ 3,439
  Accrued payroll............................................     455      831
  Other accrued expenses.....................................     178      328
  Current portion of long-term debt..........................     211    1,005
                                                              -------  -------
    Total current liabilities................................   2,140    5,603
Long-Term Debt:
  Related parties............................................   4,480      --
  Bank.......................................................   3,378       10
Deferred Credits.............................................     270      309
Redeemable Preferred Stock (liquidation preference of $6,573
 in 1994 and $23,891 in 1995)................................   3,331   20,325
Shareholders' Deficit:
  Common stock, no par value: authorized, 38,000,000 shares;
   issued and outstanding, 5,359,219 shares in 1994 and
   5,365,197 shares in 1995..................................     387      858
  Accumulated deficit........................................    (726)  (1,566)
  Unearned compensation......................................     --      (971)
                                                              -------  -------
    Total shareholders' deficit..............................    (339)  (1,679)
                                                              -------  -------
    Total Liabilities and Shareholders' Deficit.............. $13,260  $24,568
                                                              =======  =======


                See notes to consolidated financial statements.

                          NOAH'S NEW YORK BAGELS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

          YEARS ENDED DECEMBER 31, 1993 AND 1994 AND DECEMBER 30, 1995
                                 (IN THOUSANDS)

                                                       1993    1994     1995
                                                      ------  -------  -------
Net Sales............................................ $8,148  $17,530  $32,323
Costs and Expenses:
  Cost of sales......................................  3,122    6,704   12,118
  Salaries and benefits..............................  2,504    6,340   12,388
  General and administrative expenses................  1,877    4,728    8,561
                                                      ------  -------  -------
  Total Costs and Expenses...........................  7,503   17,772   33,067
                                                      ------  -------  -------
Income (Loss) from Operations........................    645     (242)    (744)
Interest Expense--Net (including interest expense of
 $--, $352 and $326).................................   (168)    (331)     (79)
Other Income (Expense)...............................    (17)      20      (17)
                                                      ------  -------  -------
Net Income (Loss).................................... $  460  $  (553) $  (840)
                                                      ======  =======  =======



                See notes to consolidated financial statements.

                          NOAH'S NEW YORK BAGELS, INC.

           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
                        (IN THOUSANDS EXCEPT SHARE DATA)

                                COMMON STOCK    ACCUMULATED
                              ----------------   EARNINGS     UNEARNED
                               SHARES   AMOUNT   (DEFICIT)  COMPENSATION  TOTAL
                              --------- ------  ----------- ------------ -------
Balance at January 1, 1993..    922,222 $  16     $   203      $ --      $   219
Dividends Declared..........        --    --         (836)       --         (836)
Net Income..................        --    --          460        --          460
Issuance of Common Stock for
 Acquisition................  1,180,000   717         --         --          717
                              --------- -----     -------      -----     -------
Balance at January 1, 1994..  2,102,222   733        (173)       --          560
Recapitalization............  3,219,028   --          --         --          --
Stock Options Exercised.....     37,969     1         --         --            1
Accretion of Redeemable
 Preferred Stock............        --   (347)        --         --         (347)
Net Loss....................        --    --         (553)       --         (553)
                              --------- -----     -------      -----     -------
Balance at December 31,
 1994.......................  5,359,219   387        (726)       --         (339)
Stock Options Exercised.....      5,978     1         --         --            1
Accretion of Redeemable
 Preferred Stock............        --   (520)        --         --         (520)
Compensatory Stock Option
 Grants.....................        --    990         --        (990)        --
Amortization of Unearned                                          19
 Compensation...............        --    --          --                      19
Net Loss....................        --    --         (840)       --         (840)
                              --------- -----     -------      -----     -------
Balance at December 30,
 1995.......................  5,365,197 $ 858     $(1,566)     $(971)    $(1,679)
                              ========= =====     =======      =====     =======



                See notes to consolidated financial statements.

                          NOAH'S NEW YORK BAGELS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

          YEARS ENDED DECEMBER 31, 1993 AND 1994 AND DECEMBER 30, 1995
                                 (IN THOUSANDS)

                                                     1993     1994      1995
                                                    -------  -------  --------
Cash Flows from Operating Activities:
 Net income (loss)................................. $   460  $  (553) $   (840)
 Adjustments to reconcile net income (loss) to net
  cash provided by operating activities:
  Depreciation and amortization....................     289      863     1,966
  Noncash compensation expense.....................     --       --         19
  Deferred credits.................................      50      220        39
  Other............................................     --       276       184
  Changes in assets and liabilities:
   Accounts receivable.............................     (74)     (71)     (311)
   Inventory.......................................     (70)    (138)     (397)
   Prepaid expenses................................     (39)    (582)     (306)
   Other assets....................................     (32)     (94)     (205)
   Accounts payable and accrued expenses...........     498    1,190     2,669
                                                    -------  -------  --------
    Net cash provided by operating activities......   1,082    1,111     2,818
Cash Flows from Investing Activities--
 Purchases of property and equipment...............  (1,996)  (7,578)  (12,160)
Cash Flows from Financing Activities:
 Borrowings from related parties...................   1,250        5     5,191
 Proceeds from issuance of short-term debt.........     --     2,000       --
 Proceeds from issuance of redeemable preferred
  stock, net.......................................     --     2,970     7,123
 Net borrowings (repayments) under line-of-credit
  agreements.......................................      95    3,550    (2,550)
 Repayments of long-term debt......................    (113)    (315)      (24)
 Repayments related party debt.....................     --      (104)     (495)
 Stock options exercised...........................     --        15         1
 Dividends paid....................................    (207)    (167)      --
                                                    -------  -------  --------
    Net cash provided by financing activities......   1,025    7,954     9,246
                                                    -------  -------  --------
Net Increase (Decrease) in Cash and Cash
 Equivalents.......................................     111    1,487       (96)
Cash and Cash Equivalents at Beginning of Year.....     128      239     1,726
                                                    -------  -------  --------
Cash and Cash Equivalents at End of Year........... $   239  $ 1,726  $  1,630
                                                    =======  =======  ========
Other Cash Flow Information--Interest paid......... $   119  $   313  $    400
                                                    =======  =======  ========
Supplemental Information of Noncash Transactions:
 Acquisition of P&A Ventures, Inc.--common stock
  issued........................................... $   717  $   --   $    --
 Dividends paid with notes payable.................     462      --        --
 Conversion of promissory note to series B
  redeemable preferred stock.......................     --       --      5,283
 Conversion of related party debt to Series B
  redeemable preferred stock.......................     --       --      4,068

                See notes to consolidated financial statements.

                         NOAH'S NEW YORK BAGELS, INC.

              NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

         YEARS ENDED DECEMBER 31, 1993 AND 1994 AND DECEMBER 30, 1995

1. SUMMARY OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

  Business--Noah's New York Bagels, Inc. (the "Company") produces high quality bagels, cream cheeses and salads and sells them, along with a variety of sandwiches, beverages and other delicatessen items, primarily through Company-owned and operated restaurants on the West Coast. In addition, the Company operates a wholesale business selling bagels and cream cheeses directly to various grocers, delicatessens and restaurants.

  Recapitalization--In April 1994, the Company effected a recapitalization whereby each outstanding share of common stock (2,102,222 shares) converted into 2.53125 shares of common stock (3,291,028 shares) and 0.84375 shares of Series A convertible preferred stock (1,773,750 shares).

  Change in Fiscal Year End--In 1995 the Company changed its year end from December 31 to the Saturday closest to December 31. As a result fiscal 1995 ended December 30, 1995.

  Cash and Cash Equivalents--The Company classifies as cash equivalents all highly liquid investments, primarily composed of money market accounts and certificate of deposits with a maturity of three months or less, which are convertible to a known amount of cash and carry an insignificant risk of change in value.

  Inventory, primarily raw ingredients and food held for resale, is stated at the lower of cost (first-in, first-out method) or market.

  Property and Equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets ranging from 3 to 10 years. Amortization of improvements to leased properties is based upon the term of the applicable lease or the estimated useful lives of such assets, whichever is shorter.

  Income Taxes--Effective May 3, 1994, the Company converted from an S-Corporation to a C-Corporation subject to federal and state income taxes.

  Pre-opening costs consist of direct costs of hiring and training the initial workforce and other direct costs associated with opening a new store. Such costs are amortized over a twelve-month period commencing with the store opening.

  Deferred Rent--Certain of the Company's lease agreements provide for scheduled rent increases during the lease term, or for rental payments commencing at a date other than initial occupancy. Provision is made for the excess of operating lease rentals computed on a straight-line basis over the lease term, over cash rentals paid.

  Accounting Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  Impact of New Accounting Standards--The Company will adopt Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of in 1996. The adoption of SFAS No. 121 is expected to have no material affect on the Company's consolidated financial statements.

                         NOAH'S NEW YORK BAGELS, INC.

  Fair Value of Financial Instruments--In accordance with SFAS No. 107, "Disclosure About Fair Value of Financial Instruments," the carrying value of the Company's current assets and liabilities approximate their estimated fair value.

  The Company is required to adopt "SFAS" No. 123, Accounting for Stock-Based Compensation in fiscal 1996. SFAS No. 123 establishes accounting and disclosure requirements using a fair value based method of accounting for stock based employee compensation plans. Under SFAS No. 123 the Company may either adopt the new fair value based accounting method or continue the intrinsic value based method under APB 25. Accounting for Stock issued to Employees and provide pro forma disclosures of net earnings as if the accounting provisions of SFAS No. 123 had been adopted. The Company plans to adopt only the disclosure requirements of SFAS No. 123; therefore such adoption will have no effect on the Company's consolidated net earnings or cash flows.

2. PROPERTY AND EQUIPMENT

  Property and equipment consist of the following at December 31 and December 30, respectively (in thousands):

                                                                1994     1995
                                                               -------  -------
      Leasehold improvements.................................. $ 5,002  $11,248
      Equipment...............................................   3,875    7,422
      Furniture and fixtures..................................     808    2,076
      Construction in progress................................   1,116    2,187
                                                               -------  -------
          Total...............................................  10,801   22,933
      Less accumulated depreciation and amortization..........  (1,170)  (3,086)
                                                               -------  -------
      Property and equipment--net............................. $ 9,631  $19,847
                                                               =======  =======

3. BANK LINE OF CREDIT

  At December 30, 1995 the Company had a line of credit agreement with a bank that provides for unsecured borrowings up to $12,000,000 through January 1, 2002 of which $1,000,000 was outstanding and was repaid in February 1996. Interest on borrowings under this agreement are at varying rates, based on the bank's prime rate or at a fixed rate.

  Long-term debt at December 31 and December 30, respectively, consists of the following (in thousands):

                                                                 1994    1995
                                                                ------  -------
      Line of credit........................................... $3,550  $ 1,000
      Other....................................................     39       15
                                                                ------  -------
          Total................................................  3,589    1,015
      Less current portion.....................................   (211)  (1,005)
                                                                ------  -------
          Total................................................ $3,378  $    10
                                                                ======  =======

  Minimum principal payments are as follows (in thousands):

      1996............................................................... $1,005
      1997...............................................................      5
      1998...............................................................      5
                                                                          ------
          Total.......................................................... $1,015
                                                                          ======

                         NOAH'S NEW YORK BAGELS, INC.

4. NOTES PAYABLE TO RELATED PARTIES

  During 1995, $4,068,000 of related party debt (including $83,000 of accrued interest) was converted into Series B preferred stock and $495,000 was repaid. Notes payable to related parties at December 31, 1994 consisted of convertible subordinated notes of $3,330,000 issued to shareholders bearing interest at 8%; subordinated notes issued to shareholders of $655,000 bearing interest at 10%; a promissory note issued to shareholders of $475,000 bearing interest at 10%; and S-Corporation distribution notes of $20,000 payable in installments of principal and interest at 10%.

5. INCOME TAXES

  Deferred income taxes reflect the net tax effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and
(b) net operating loss carryforwards.

  Significant components of the Company's net deferred taxes at December 31 and December 30, respectively, are as follows (in thousands):

                                                                    1994  1995
                                                                    ----  -----
      Deferred tax assets:
        Federal operating tax loss carryforward.................... $227  $ 619
        State operating tax loss carryforward......................   24     75
        Nondeductible accruals.....................................   95     92
                                                                    ----  -----
          Total.................................................... $346  $ 786
                                                                    ====  =====
      Deferred tax liabilities:
        Preopening stores expense.................................. $149  $ 197
        Depreciation...............................................  118    245
        Other......................................................   34     44
                                                                    ----  -----
          Total....................................................  301    486
                                                                    ----  -----
      Net deferred tax assets......................................   45    300
      Less valuation allowance.....................................  (45)  (300)
                                                                    ----  -----
          Total.................................................... $ --  $  --
                                                                    ====  =====

  A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset will not be realized. As it is more likely than not that sufficient taxable income will not be generated in future periods to utilize the deferred tax assets, a valuation allowance has been recorded. During 1995 the valuation allowance increased by $255,000 and during 1994 the valuation allowance increased by $45,000.

  As of December 30, 1995, the Company had a net operating loss carryforward for federal income tax purposes of approximately $1,821,000 and a net operating loss carryforward for state tax purposes of approximately $1,214,000. Subsequent to year end, there was a change in ownership of the Company (Note 9). Certain provisions of the 1986 Tax Reform Act have significantly limited the use of the Company's net operating loss carryforwards under the change in ownership provisions of Section 382 of the Internal Revenue Code. Federal NOL's expire beginning 2009; state NOL's expire beginning 1999.

                         NOAH'S NEW YORK BAGELS, INC.

6. REDEEMABLE PREFERRED STOCK

  Changes in redeemable preferred stock are as follows (in thousands):

                                            SERIES A       SERIES B
                                         -------------- --------------
                                         SHARES DOLLARS SHARES DOLLARS   TOTAL
                                         ------ ------- ------ -------  -------
Balance December 31, 1993..............    --   $  --     --   $   --   $   --
Recapitalization (Note 1)..............  1,774     --     --       --       --
Issuance of Series A for cash..........  1,500   2,970    --       --     2,970
Stock options exercised................     12      14    --       --        14
Accretion to redemption value..........    --      347    --       --       347
                                         -----  ------  -----  -------  -------
Balance at December 31, 1994...........  3,286   3,331    --       --     3,331
Issuance of Series B for cash..........    --      --   2,121    7,550    7,550
Conversion of related party debt to
 Series B (Note 4).....................    --      --   1,143    4,068    4,068
Conversion of promissory note to Series
 B.....................................    --      --   1,481    5,283    5,283
Costs of issuing Series B..............    --      --     --      (427)    (427)
Accretion to redemption value..........    --      520    --       --       520
                                         -----  ------  -----  -------  -------
Balance at December 30, 1995...........  3,286  $3,851  4,745  $16,474  $20,325
                                         =====  ======  =====  =======  =======

  In March 1995, the Company amended and restated its Articles of Incorporation to authorize the issuance of 76,000,000 shares including 38,000,000 shares of common stock and 38,000,000 shares of preferred stock. Of the 38,000,000 shares of preferred stock, 3,375,000 shares are designated Series A convertible redeemable preferred stock and 4,904,425 shares are designated as Series B cumulative convertible redeemable preferred stock.

  In March 1995, the Company issued $5,191,000 of 5.90% convertible promissory notes to a shareholder. In September 1995, the entire unpaid principal balance of $5,191,000 and accrued interest of $92,000 automatically converted into 1,481,219 shares of the Company's Series B cumulative convertible redeemable preferred stock.

  Liquidation Preferences--Upon liquidation, the holders of Series A convertible redeemable preferred stock and Series B cumulative convertible redeemable preferred stock are entitled to receive a preferential payment of $2.00 per share and $3.56 per share, respectively, before payments are made to the holders of common stock.

  Dividends and Dividend Preferences--If declared by the Board of Directors of the Company, the holders of Series A cumulative convertible redeemable preferred stock are entitled to receive dividends at a rate per annum of $.16 per share. If declared by the Board of Directors of the Company, dividends accrue and accumulate on Series B cumulative convertible redeemable preferred stock at a rate of $.2848 per share, per annum. Through December 31, 1995, no dividends have been declared.

  Conversion Rights--All series of preferred stock are convertible into common stock on a one-for-one basis, as adjusted, based on the issuance of common stock, options, warrants or other securities convertible into common stock.

  Preferred Stock Redemption--Series A convertible redeemable preferred stock is redeemable at the option of the holder under certain conditions beginning March 31, 2001 at a per share price of $2.00, plus an amount equal to all accrued but unpaid dividends. Series B cumulative convertible redeemable preferred stock is redeemable at the option of the holder under certain conditions beginning March 31, 2001 at a per share price of $3.56, plus an amount equal to the total of all accrued but unpaid dividends. The preferred stock is being accreted to its minimum redemption value.

                         NOAH'S NEW YORK BAGELS, INC.

7. STOCK OPTION PLANS

  Under Company's stock option plans, the Company may grant incentive and nonqualified options to purchase up to 2,053,750 shares of common stock and 101,250 shares of Series A Preferred Stock. Options vest ratably over five years, are exercisable up to ten years and are generally granted at an exercise price that approximates fair market value at the date of grant, as determined by the Board of Directors.

  A summary of stock option transactions follows:

                                                          NUMBER
                                                         OF STOCK   OPTION PRICE
                                                          OPTIONS    PER SHARE
                                                         ---------  ------------
      Outstanding at December 31, 1993
        Granted.........................................   844,500   $     .20
        Canceled........................................    (7,500)        .20
      Outstanding at December 31, 1994..................   837,000         .20
        Granted.........................................   977,075     .20-.50
        Exercised.......................................    (5,978)        .20
        Canceled........................................  (103,247)    .20-.50
                                                         ---------   ---------
      Outstanding at December 30, 1995.................. 1,704,850   $.20-$.50
                                                         =========   =========

  At December 30, 1995, stock options available for grant were 45,158 and approximately 170,000 options were exercisable.

  During 1995, the Company granted options with exercise prices below market value. The difference between the market value and the exercise price will be recognized as compensation expense over the five year vesting period. Compensation expense in 1995 related to such options was $19,000. Immediately prior to the acquisition of the Company in February 1996 (see Note 9), certain options were accelerated and exercised. Accordingly, the unamortized compensation expense of $971,000 at December 30, 1995, will be recognized as compensation expense in 1996.

8. LEASES

  The Company leases restaurant, office and production facilities under operating lease agreements that expire at various dates, with options to extend through 2016. In addition to minimum rental payments, certain of the leases require contingent payments based on sales levels. The Company also pays real estate taxes, insurance and maintenance expenses related to these leases. Net rental expense for all operating leases was as follows (in thousands):

                                                               1993 1994  1995
                                                               ---- ---- ------
      Minimum rentals......................................... $309 $638 $1,409
      Contingent rentals and other charges....................  --    40     40
                                                               ---- ---- ------
                                                               $309 $678 $1,449
                                                               ==== ==== ======

                         NOAH'S NEW YORK BAGELS, INC.

        NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS--(CONCLUDED)
  The aggregate future minimum lease payments under all non-cancelable lease agreements are as follows (in thousands):

      1996............................................................. $ 3,305
      1997.............................................................   4,213
      1998.............................................................   4,074
      1999.............................................................   3,982
      2000.............................................................   3,749
      Thereafter.......................................................  15,167
                                                                        -------
          Total minimum lease commitments..............................  34,490
      Less sublease rentals............................................    (160)
                                                                        -------
          Total minimum lease commitments.............................. $34,330
                                                                        =======

9. SUBSEQUENT EVENT

  In February 1996, all outstanding preferred and common stock of the Company was acquired by Einstein/Noah Bagel Corp. for approximately $100.9 million in cash.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Bagel & Bagel, Inc.:

  We have audited the accompanying statements of operations and cash flows for the year ended December 27, 1994 and the period from December 28, 1994 to March 23, 1995 of Bagel & Bagel, Inc. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Bagel & Bagel, Inc. for the year ended December 27, 1994 and the period from December 28, 1994 to March 23, 1995 in conformity with generally accepted accounting principles.

                                          MAYER HOFFMAN McCANN L.C.

Kansas City, Missouri
April 26, 1996

                              BAGEL & BAGEL, INC.

                            STATEMENTS OF OPERATIONS

            FOR THE YEAR ENDED DECEMBER 27, 1994 AND THE PERIOD FROM
                      DECEMBER 28, 1994 TO MARCH 23, 1995

                                                   YEAR ENDED     PERIOD FROM
                                                  DECEMBER 27, DECEMBER 28, 1994
                                                      1994     TO MARCH 23, 1995
                                                  ------------ -----------------
Net Sales........................................  $5,858,908     $1,887,424
Cost and Expenses:
  Cost of products sold..........................   2,369,512        735,691
  Salaries and benefits..........................   1,534,138        534,759
  General and administrative.....................   1,704,667        653,430
                                                   ----------     ----------
    Total costs and expenses.....................   5,608,317      1,923,880
                                                   ----------     ----------
Income (Loss) from Operations....................     250,591        (36,456)
                                                   ----------     ----------
Other Expense:
  Interest expense...............................    (133,331)       (79,093)
  Other expense, net.............................    (249,000)       (14,277)
                                                   ----------     ----------
    Total other expense..........................    (382,331)       (93,370)
                                                   ----------     ----------
Net Loss.........................................  $ (131,740)    $ (129,826)
                                                   ==========     ==========




   The accompanying notes to the financial statements are an integral part of these statements.

                              BAGEL & BAGEL, INC.

                            STATEMENTS OF CASH FLOWS

          FOR THE YEAR ENDED DECEMBER 27, 1994 AND FOR THE PERIOD FROM
                      DECEMBER 28, 1994 TO MARCH 23, 1995

                                                 YEAR ENDED      PERIOD FROM
                                                  DECEMBER    DECEMBER 28, 1994
                                                  27, 1994    TO MARCH 23, 1995
                                                 -----------  -----------------
Cash Flows from Operating Activities:
  Net loss...................................... $  (131,740)    $  (129,826)
  Adjustments to reconcile loss to net cash
   provided by operating activities:
    Depreciation and amortization...............     375,742         139,478
    Changes in assets and liabilities:
      Accounts receivable.......................       1,469          63,053
      Inventories...............................    (186,994)         20,349
      Prepaid expenses and other current assets.      (9,242)         34,587
      Accounts payable and accrued expenses.....     683,417        (115,568)
                                                 -----------     -----------
        Net cash provided by operating
         activities.............................     732,652          12,073
Cash Flows from Investing Activities:
  Purchase of property and equipment............  (2,087,859)       (525,019)
  Purchase of other assets......................     (11,464)            --
                                                 -----------     -----------
        Net cash used in investing activities...  (2,099,323)       (525,019)
Cash Flows from Financing Activities:
  Increase in short-term obligations............     632,679       2,038,652
  Proceeds from long-term obligations...........     903,420         101,180
  Repayment of long-term obligations............    (125,894)     (1,672,197)
                                                 -----------     -----------
        Net cash provided by financing
         activities.............................   1,410,205         467,635
                                                 -----------     -----------
Net increase (decrease) in Cash.................      43,534         (45,311)
Cash, beginning of period.......................     210,340         253,874
                                                 -----------     -----------
Cash, end of period............................. $   253,874     $   208,563
                                                 ===========     ===========
Supplemental Cash Flow Information:
  Interest Paid................................. $    84,880     $    12,701
                                                 ===========     ===========


   The accompanying notes to the financial statements are an integral part of these statements.

                              BAGEL & BAGEL, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS

  The Company operates a chain of bagel stores in the Kansas City metropolitan area.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Inventories

  Inventories are stated at the lower of cost (first-in, first-out) or market.

 Property and Equipment

  The provision for depreciation and amortization has been calculated using the straight-line and accelerated methods. The following represents the useful lives over which the assets are depreciated and amortized:

      Leasehold improvements..........................................   8 years
      Furniture, fixtures, and equipment.............................. 5-7 years

  Expenditures for maintenance and repairs are expensed as incurred.

 Revenue Recognition

  Revenue from sales is recognized in the period the related food and beverage products are sold.

 Income Taxes

  The Company is organized as a Subchapter S corporation for federal and state income tax purposes. Any taxable income or loss is the responsibility of the individual stockholders.

 Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

 Reclassification

  Certain items in the financial statements for the year ended December 27, 1994 have been reclassified to conform with the presentation of the period ended March 23, 1995.

3. COMMITMENTS AND CONTINGENCIES

  The Company leases its corporate offices, store premises and commissary under various noncancelable operating lease agreements. Lease terms are generally five years with renewal options ranging from one to ten years. Most of these leases contain escalation clauses and common area maintenance charges. Total rent expense was approximately $306,000 for the year ended December 27, 1994 and $100,000 for the period ended March 23, 1995, including contingent rental expense of approximately $101,000 for the year ended December 27, 1994 and $23,000 for the period ended March 23, 1995.

  On December 13, 1994, the Company suffered a fire at one of its retail locations, resulting in the involuntary conversion of the equipment, inventory and leasehold improvements therein. The Company retains insurance

                              BAGEL & BAGEL, INC.

                  NOTES TO FINANCIAL STATEMENTS--(CONCLUDED) coverage at the replacement value which is deemed to be in excess of the net book value of the assets lost. As the claim for recovery from insurance is probable of realization, no loss has been recorded in the financial statements for the year ended December 27, 1994. In addition, as the amount of the insurance proceeds to be collected is uncertain, no gain has been recorded in the financial statements for the year ended December 27, 1994 and the period ended March 23, 1995. If the final insurance proceeds exceed the net book value of the assets lost, a gain may result which would be recorded at that time.

4. RELATED-PARTY TRANSACTIONS

  The Company leases certain facilities from an entity controlled by the sole stockholder. Total rent paid under this lease was $8,307 for the year ended December 27, 1994 and $18,000 for the period ended March 23, 1995.

5. SALE OF ASSETS

  In March 1995, the Company sold substantially all of its net assets in exchange for consideration with a market value of approximately $8.9 million.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Offerdahl's Bagel Gourmet, Inc. and Affiliates:

  We have audited the accompanying combined statements of operations and cash flows of Offerdahl's Bagel Gourmet, Inc. and Affiliates (Florida corporations) for the years ended December 31, 1993 and 1994 and the period from January 1, 1995 to April 2, 1995. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Offerdahl's Bagel Gourmet, Inc. and Affiliates for the years ended December 31, 1993 and 1994 and the period from January 1, 1995 to April 2, 1995 in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Denver, Colorado
April 24, 1996

                 OFFERDAHL'S BAGEL GOURMET, INC. AND AFFILIATES

                       COMBINED STATEMENTS OF OPERATIONS

         FOR THE YEARS ENDED DECEMBER 31, 1993 AND 1994 AND THE PERIOD
                     FROM JANUARY 1, 1995 TO APRIL 2, 1995

                                         YEARS ENDED DECEMBER      PERIOD FROM
                                                  31,            JANUARY 1, 1995
                                         ----------------------        TO
                                            1993        1994      APRIL 2, 1995
                                         ----------  ----------  ---------------
Net Sales............................... $2,691,161  $4,785,116    $1,712,091
Cost and Expenses:
  Cost of products sold.................  1,167,075   2,082,739     1,010,311
  Salaries and benefits.................    761,466   1,525,307       776,739
  General and administrative............    487,359   1,014,670       227,585
                                         ----------  ----------    ----------
    Total costs and expenses............  2,415,900   4,622,716     2,014,635
                                         ----------  ----------    ----------
Income (loss) from Operations...........    275,261     162,400      (302,544)
Other Income (Expense):
  Interest expense......................        --         (585)       (6,058)
  Interest income.......................        --          295           --
  Other income (expense)................     (2,909)     23,749           365
                                         ----------  ----------    ----------
    Total other income (expense)........     (2,909)     23,459        (5,693)
                                         ----------  ----------    ----------
Net Income (Loss)....................... $  272,352  $  185,859    $ (308,237)
                                         ==========  ==========    ==========


   The accompanying notes to the financial statements are an integral part of these statements.

                 OFFERDAHL'S BAGEL GOURMET, INC. AND AFFILIATES

                       COMBINED STATEMENTS OF CASH FLOWS

       FOR THE YEARS ENDED DECEMBER 31, 1993 AND 1994 AND FOR THE PERIOD
                     FROM JANUARY 1, 1995 TO APRIL 2, 1995

                                              YEARS ENDED         PERIOD FROM
                                             DECEMBER 31,       JANUARY 1, 1995
                                          --------------------    TO APRIL 2,
                                            1993       1994          1995
                                          ---------  ---------  ---------------
Cash Flows from Operating Activities:
  Net income (loss)...................... $ 272,352  $ 185,859     $(308,237)
  Adjustments to reconcile net income
   (loss) to net cash provided by
   operating activities:
    Depreciation and amortization........   120,091    232,158        68,321
    Changes in assets and liabilities:
      Accounts receivable................   (35,804)    35,842       (17,420)
      Inventories........................   (46,770)   (48,527)        7,592
      Prepaid expenses and other current
       assets............................   (13,965)   (27,352)       (9,969)
      Accounts payable and accrued
       expenses..........................   111,424     84,834       879,557
      Other..............................   (43,367)   (57,974)      (28,848)
                                          ---------  ---------     ---------
        Net cash provided by operating
         activities......................   363,961    404,840       590,996
Cash Flows from Investing Activities:
  Purchases of property and equipment....  (600,775)  (800,205)     (458,380)
                                          ---------  ---------     ---------
        Net cash used in investing
         activities......................  (600,775)  (800,205)     (458,380)
Cash Flows from Financing Activities:
  Proceeds from issuance of common stock.   547,005    760,000        28,080
  Distributions to stockholders..........  (235,000)  (570,000)      (32,000)
  Proceeds from long-term obligations....       --     250,000           --
  Repayment of long-term obligations.....       --         --       (250,000)
                                          ---------  ---------     ---------
        Net cash provided by (used in)
         financing activities............   312,005    440,000      (253,920)
                                          ---------  ---------     ---------
Net increase (decrease) in Cash..........    75,191     44,635      (121,304)
Cash, beginning of period................   128,316    203,507       248,142
                                          ---------  ---------     ---------
Cash, end of period...................... $ 203,507  $ 248,142     $ 126,838
                                          =========  =========     =========
Supplemental Cash Flow Information:
  Interest Paid.......................... $     --   $     --      $   6,643
                                          =========  =========     =========


   The accompanying notes to the financial statements are an integral part of these statements.

                OFFERDAHL'S BAGEL GOURMET, INC. AND AFFILIATES

                         NOTES TO FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS

  Offerdahl's Bagel Gourmet, Inc. and Affiliates (the "Company") operates a chain of bagel stores in Southern Florida.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Principles of Combination

  The accompanying combined financial statements include the accounts of Offerdahl's Bagel Gourmet Inc., Bagel Gourmet (Sheridan), Inc., Bagel Gourmet (Weston), Inc., Bagel Gourmet (Pembroke), Inc., Bagel Gourmet (Boynton), Inc., Bagel Gourmet (Promenade), Inc., Bagel Gourmet, Inc., and Bagel Gourmet Production, Inc. Bagel Gourmet, Inc. was formed in 1993 through the merger of Bagel Gourmet (Sheridan), Inc., Bagel Gourmet (Pembroke), Inc., Bagel Gourmet (Boynton), Inc., Bagel Gourmet (Promenade), Inc. and Bagel Gourmet (Weston), Inc., with Bagel Gourmet (Weston), Inc. as the surviving corporation. Bagel Gourmet (Weston), Inc. then changed its name to Bagel Gourmet, Inc. Offerdahl's Bagel Gourmet, Inc. was formed December 31, 1994 through the merger of Bagel Gourmet Production, Inc. and Bagel Gourmet, Inc. All the companies are under common control. All material intercompany accounts and transactions have been eliminated in combination.

 Inventories

  Inventories are stated at the lower of cost (first-in, first-out) or market.

 Property and Equipment

  The provision for depreciation and amortization has been calculated using the straight-line method. The following represents the useful lives over which the assets are depreciated and amortized:

      Leasehold improvements........................................ 10-15 years
      Furniture, fixtures, and equipment............................   5-7 years

  Expenditures for maintenance and repairs are expensed as incurred.

 Revenue Recognition

  Revenue from sales is recognized in the period the related food and beverage products are sold.

 Income Taxes

  The Company is organized as a Subchapter S corporation for federal and state income tax purposes. Any taxable income or loss is the responsibility of the individual stockholders.

 Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

3. COMMITMENTS

  The Company leases its corporate offices, store premises and commissary under various noncancelable operating lease agreements. Lease terms are generally five years with two or three five-year renewal options. Most of these leases contain escalation clauses and common area maintenance charges. Total rent expense was approximately $168,000 in 1993, $264,000 in 1994, and $97,000 from January 1, 1995 through April 2, 1995.

4. SALE OF ASSETS

  In March 1995, the Company sold certain of its net assets in exchange for consideration with a market value of approximately $10.4 million.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Baltimore Bagel Co.:

  We have audited the accompanying statements of operations and cash flows of Baltimore Bagel Co. (a California corporation) for the years ended December 31, 1993 and 1994 and the period from January 1, 1995 to August 10, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Baltimore Bagel Co. for the years ended December 31, 1993 and 1994 and the period from January 1, 1995 to August 10, 1995 in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Denver, Colorado
April 24, 1996

                              BALTIMORE BAGEL CO.

                            STATEMENTS OF OPERATIONS

       FOR THE YEARS ENDED DECEMBER 31, 1993 AND 1994 AND THE PERIOD FROM
                       JANUARY 1, 1995 TO AUGUST 10, 1995

                                      YEARS ENDED DECEMBER
                                               31,               PERIOD FROM
                                      ----------------------   JANUARY 1, 1995
                                         1993        1994     TO AUGUST 10, 1995
                                      ----------  ----------  ------------------
Net Sales............................ $6,365,586  $7,714,995      $5,760,017
Cost and Expenses:
  Cost of products sold..............  1,887,879   2,378,824       1,857,310
  Salaries and benefits..............  2,550,276   2,623,055       2,033,937
  General and administrative.........  1,762,373   2,138,286       1,614,783
                                      ----------  ----------      ----------
    Total costs and expenses.........  6,200,528   7,140,165       5,506,030
                                      ----------  ----------      ----------
Income from Operations...............    165,058     574,830         253,987
Other Income (Expense):
  Interest expense...................    (40,101)    (36,106)        (13,100)
  Interest income....................     11,667      12,766          16,261
  Other income (expense), net........        (80)     29,743         (21,027)
                                      ----------  ----------      ----------
    Total other income (expense).....    (28,514)      6,403         (17,866)
                                      ----------  ----------      ----------
Net Income........................... $  136,544  $  581,233      $  236,121
                                      ==========  ==========      ==========



   The accompanying notes to the financial statements are an integral part of these statements.

                              BALTIMORE BAGEL CO.

                            STATEMENTS OF CASH FLOWS

     FOR THE YEARS ENDED DECEMBER 31, 1993 AND 1994 AND FOR THE PERIOD FROM
                       JANUARY 1, 1995 TO AUGUST 10, 1995

                                           YEARS ENDED
                                          DECEMBER 31,          PERIOD FROM
                                       --------------------   JANUARY 1, 1995
                                         1993       1994     TO AUGUST 10, 1995
                                       ---------  ---------  ------------------
Cash Flows from Operating Activities:
  Net income.......................... $ 136,544  $ 581,233      $ 236,121
  Adjustments to reconcile net income
   to net cash provided by operating
   activities:
    Depreciation and amortization.....   206,353    205,828        148,926
    Loss on disposal of property and
     equipment........................    26,417        --          16,619
    Changes in assets and liabilities:
      Accounts receivable.............    (3,140)    (8,956)         3,254
      Inventories.....................   (18,263)    (1,097)           823
      Prepaid expenses and other
       current assets.................     4,518    (25,815)        16,677
      Accounts payable and accrued
       expenses.......................    21,703     67,220         42,713
      Other assets....................       --      (4,950)        10,343
                                       ---------  ---------      ---------
        Net cash provided by operating
         activities...................   374,132    813,463        475,476
Cash Flows from Investing Activities:
  Purchases of property and equipment.   (46,464)  (480,908)      (217,774)
  Proceeds from sale of property and
   equipment..........................       --         --          29,004
                                       ---------  ---------      ---------
        Net cash used in investing
         activities...................   (46,464)  (480,908)      (188,770)
Cash Flows from Financing Activities:
  Distributions to stockholders.......       --         --        (823,950)
  Proceeds from long-term obligations.   364,123    436,566        149,880
  Repayment of long-term obligations..  (375,621)  (764,837)      (105,381)
                                       ---------  ---------      ---------
        Net cash used in financing
         activities...................   (11,498)  (328,271)      (779,451)
                                       ---------  ---------      ---------
Net increase (decrease) in cash and
 equivalents..........................   316,170      4,284       (492,745)
Cash and equivalents, beginning of
 period...............................   172,291    488,461        492,745
                                       ---------  ---------      ---------
Cash and equivalents, end of period... $ 488,461  $ 492,745      $     --
                                       =========  =========      =========
Supplemental Cash Flow Information:
  Interest Paid....................... $  40,101  $  36,106      $  13,100
                                       =========  =========      =========


   The accompanying notes to the financial statements are an integral part of these statements.

                              BALTIMORE BAGEL CO.

                         NOTES TO FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS

  The Company operates a chain of bagel stores in southern California.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Inventories

  Inventories are stated at the lower of cost (first-in, first-out) or market.

 Property and Equipment

  The provision for depreciation and amortization has been calculated using the straight-line method. The following represents the useful lives over which the assets are depreciated and amortized:

      Leasehold improvements......................................... 5-18 years
      Furniture, fixtures, and equipment.............................  3-7 years

  Expenditures for maintenance and repairs are expensed as incurred.

 Revenue Recognition

  Revenue from sales is recognized in the period the related food and beverage products are sold.

 Income Taxes

  The Company is organized as a Subchapter S corporation for federal and state income tax purposes. Any taxable income or loss is the responsibility of the individual stockholders.

 Employee Benefit Plan

  The Company has a 401(k) plan for which all full-time employees participate. Company contributions were approximately $4,800 in 1993, $11,300 in 1994, and $4,700 for the period ended August 10, 1995.

 Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

3. COMMITMENTS

  The Company leases its corporate offices, store premises and commissary under various noncancelable operating lease agreements. Lease terms are generally five years with one or two five-year renewal options. Most of these leases contain escalation clauses and common area maintenance charges. Total rent expense was approximately $479,500 in 1993, $535,900 in 1994, and $473,500 for the period ended August 10, 1995.

4. RELATED-PARTY TRANSACTIONS

  The Company leases its corporate offices from an entity controlled by the stockholders. Total rent paid under this lease was approximately $79,900 in 1993, $81,100 in 1994, and $59,700 for the period ended August 10, 1995.

5. SALE OF ASSETS

  In August 1995, the Company sold substantially all of its net assets in exchange for consideration with a market value of approximately $11.8 million.

                  UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL

           INFORMATION OF EINSTEIN/NOAH BAGEL CORP. AND SUBSIDIARIES

  The pro forma consolidated statements of operations for the fiscal year ended December 31, 1995 and for the two quarters ended July 14, 1996 give effect to the acquisitions of Noah's New York Bagel's, Inc., Bagel & Bagel, Inc., Baltimore Bagel Co., Brackman Brothers, Inc., and Offerdahl's Bagel Gourmet, Inc. as of December 26, 1994 (the beginning of the Company's 1995 fiscal year). The pro forma consolidated financial statements are based upon the assumptions set forth in the accompanying notes to such statements. The pro forma adjustments are based upon available information and assumptions that management believes are reasonable under the circumstances.

  The pro forma consolidated financial statements should be read in conjunction with the related historical financial statements and are not necessarily indicative of the results that would have actually occurred had the acquisitions been consummated on the dates or for the periods indicated or which may occur in the future.

                  EINSTEIN/NOAH BAGEL CORP. AND SUBSIDIARIES

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                  FOR THE FISCAL YEAR ENDED DECEMBER 31, 1995

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                  NOAH'S NEW
                                     YORK                                 OFFERDAHL'S   BRACKMAN
                    EINSTEIN/NOAH   BAGELS,      BAGEL &     BALTIMORE       BAGEL      BROTHERS,
                     BAGEL CORP.      INC.     BAGEL, INC.   BAGEL CO.   GOURMET, INC.     INC.      PRO FORMA    UNAUDITED
                    (HISTORICAL)  (HISTORICAL) (HISTORICAL) (HISTORICAL)  (HISTORICAL) (HISTORICAL) ADJUSTMENTS   PRO FORMA
                    ------------- -----------  -----------  -----------  ------------- -----------  -----------   ---------
Revenue:
 Company-operated
 stores...........    $ 25,685      $32,323      $1,887       $5,760        $1,712       $2,283                   $ 69,650
 Royalties and
 franchise-related
 fees.............         738          --          --           --            --           --                         738
                      --------      -------      ------       ------        ------       ------                   --------
                        26,423       32,323       1,887        5,760         1,712        2,283                     70,388
Costs and
Expenses:
 Cost of products
 sold.............       8,239       12,118         736        1,857         1,010        1,125                     25,085
 Salaries and
 benefits.........      13,531       12,388         535        2,034           777          282                     29,547
 General and
 administrative...      21,230        8,561         653        1,615           228          497        2,766 (1)    35,550
 Write-off of
 intangible
 assets...........      26,575          --          --           --            --           --                      26,575
                      --------      -------      ------       ------        ------       ------                   --------
Total costs and
expenses..........      69,575       33,067       1,924        5,506         2,015        1,904                    116,757
                      --------      -------      ------       ------        ------       ------                   --------
Income (Loss) from
Operations........     (43,152)        (744)        (37)         254          (303)         379                    (46,369)
Other Income
(Expense):
Interest income
(expense), net....      (1,281)         (79)        (79)           3            (6)         --        (9,090)(2)   (10,532)
Other income
(expense), net....         717          (17)        (14)         (21)          --           --                         665
                      --------      -------      ------       ------        ------       ------                   --------
 Total other
 expense..........        (564)         (96)        (93)         (18)           (6)         --                      (9,867)
                      --------      -------      ------       ------        ------       ------                   --------
Income (Loss)
Before Income
Taxes.............     (43,716)        (840)       (130)         236          (309)         379                    (56,236)
Provision for
Income Taxes......         --           --          --           --            --            98           98 (3)       --
                      --------      -------      ------       ------        ------       ------                   --------
Net Income (Loss).    $(43,716)     $  (840)     $ (130)      $  236        $ (309)      $  281                   $(56,236)
                      ========      =======      ======       ======        ======       ======                   ========
Net loss per
common and
equivalent share..    $  (4.54)                                                                                   $  (5.82)
                      ========                                                                                    ========
Weighted average
number of common
and equivalent
shares
outstanding.......       9,659                                                                                       9,679 (4)
                      ========                                                                                    ========

        The accompanying notes to the consolidated financial statements are an integral part of this statement.

                   EINSTEIN/NOAH BAGEL CORP. AND SUBSIDIARIES

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                    FOR THE TWO QUARTERS ENDED JULY 14, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                               NOAH'S NEW
                                EINSTEIN/NOAH YORK BAGELS,
                                 BAGEL CORP.      INC.      PRO FORMA   UNAUDITED
                                (HISTORICAL)  (HISTORICAL) ADJUSTMENTS  PRO FORMA
                                ------------- ------------ -----------  ---------
Revenue:
  Company-operated stores.....     $31,489       $3,304                  $34,793
  Royalties and franchise-
   related fees...............       9,096          --                     9,096
                                   -------       ------                  -------
                                    40,585        3,304                   43,889
Costs and Expenses:
  Cost of products sold.......      10,078        1,118                   11,196
  Salaries and benefits(5)....      14,444        2,361                   16,805
  General and administrative..      15,030          795        213 (1)    16,038
                                   -------       ------                  -------
    Total costs and expenses..      39,552        4,274                   44,039
                                   -------       ------                  -------
Income (Loss) from Operations.       1,033         (970)                    (150)
Other Income (Expense):
  Interest expense, net.......      (5,984)          (4)      (699)(2)    (6,687)
  Other income, net...........       1,929            4                    1,933
                                   -------       ------                  -------
    Total other expense.......      (4,055)         --                    (4,754)
                                   -------       ------                  -------
Net Loss......................     $(3,022)      $ (970)                 $(4,904)
                                   =======       ======                  =======
Net loss per common and
 equivalent share.............     $ (0.23)                              $ (0.36)
                                   =======                               =======
Weighted average number of
 common and equivalent shares
 outstanding..................      14,261                                14,261
                                   =======                               =======


        The accompanying notes to the consolidated financial statements are an integral part of this statement.

        NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

1. To record amortization on the intangible assets acquired in connection with the acquisition of Noah's New York Bagel's, Inc. (Noah's) over periods ranging from 10 to 35 years.

2. To adjust interest expense to reflect the acquisition of Noah's as of the beginning of the Company's fiscal year.

3. To adjust the provision for income taxes based upon the consolidated loss.

4. The pro forma weighted average number of shares for 1995 gives effect to the issuance of 1,959,125 shares of common stock and 6,250 shares of Series A preferred stock deemed to be issued as of December 26, 1994 (the beginning of the Company's 1995 fiscal year) pursuant to the acquisition of the common stock of Brackman Brothers, Inc. and certain net assets of Bagel & Bagel, Inc., Baltimore Bagel Co. and Offerdahl's Bagel Gourmet, Inc. and all other shares of common stock, options and warrants issued during the year prior to the initial public offering. The options and warrants issued, and shares of common stock sold, are deemed outstanding for the entire reporting period pursuant to Staff Accounting Bulletin No. 83.

5. Noah's salaries and benefits include approximately $954,000 of stock option expense attributable to the acceleration of the vesting of compensatory stock options. The acceleration of the vesting occurred immediately before the acquisition of Noah's by Einstein/Noah Bagel Corp.

Note: Subsequent to the acquisitions of Noah's, Bagel & Bagel, Inc., Baltimore Bagel Co., Offerdahl's Bagel Gourmet, Inc. and Brackman Brothers, Inc., the Company sold all of the stores acquired in these acquisitions, with the exception of the Baltimore Bagel Co. stores, to area developers of the Company. Consequently, the store revenue (and related operating expenses) reflected in the pro forma consolidated statement of operations will be replaced with revenue (and operating expenses) of the Company as a franchisor and lender.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table sets forth the estimated expenses to be borne by the Company in connection with the registration, issuance, and distribution of the securities being registered hereunder, other than underwriting discounts and commissions. All amounts are estimates except the SEC registration fee, the NASD filing fee, and the Nasdaq listing fee.

      Securities and Exchange Commission registration fee............. $105,917
      Blue Sky fees and expenses......................................   10,000
      Printing and engraving expenses.................................   25,000
      Legal fees and expenses.........................................   50,000
      Accounting fees and expenses....................................   20,000
      Miscellaneous...................................................    4,083
                                                                       --------
          Total....................................................... $215,000
                                                                       ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 145 of the Delaware General Corporation Law authorizes indemnification of directors, officers, employees, and agents of the Company; allows the advancement of costs of defending against litigation; and permits companies incorporated in Delaware to purchase insurance on behalf of directors, officers, employees, and agents against liabilities whether or not in the circumstances such companies would have the power to indemnify against such liabilities under the provisions of the statute.

  The Company's Restated Certificate of Incorporation provides for indemnification of the Company's officers and directors to the fullest extent permitted by Section 145 of the Delaware General Corporation Law. The Company intends to obtain directors and officers insurance covering its executive officers and directors.

  The Company's Restated Certificate of Incorporation eliminates, to the fullest extent permitted by Delaware law, liability of a director to the Company or its stockholders for monetary damages for a breach of such director's fiduciary duty of care except for liability where a director (a) breaches his or her duty of loyalty to the Company or its stockholders, (b) fails to act in good faith or engages in intentional misconduct or knowing violation of law, (c) authorizes payment of an illegal dividend or stock repurchase, or (d) obtains an improper personal benefit. While liability for monetary damages has been eliminated, equitable remedies such as injunctive relief or rescission remain available. In addition, a director is not relieved of his or her responsibilities under any other law, including the federal securities laws.

  Insofar as indemnification by the Company for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  On March 24, 1995, in connection with the formation of the Company, the Company issued to the shareholders of Brackman Bros., Inc. ("Brackman") and to Bagel & Bagel, Inc. ("Bagel & Bagel") an aggregate of 573,750 and 573,750 shares of Common Stock, respectively, as partial consideration for all of the outstanding shares of Brackman and substantially all of the assets of Bagel & Bagel. On such date, the Company also sold to certain accredited investors an aggregate of 3,536,361 shares of Common Stock for $20.8 million in cash. The above-mentioned securities were sold without registration under the Securities Act in reliance on Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act.

  On March 31, 1995, in connection with the formation of the Company, the Company issued to Offerdahl's Bagel Gourmet, Inc. ("Offerdahl's") an aggregate of 885,996 shares of Common Stock as partial consideration for substantially all of the assets of Offerdahl's and a non-recourse promissory note in the aggregate amount of $437,497. Such securities were sold without registration under the Securities Act in reliance on Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act.

  On August 10, 1995, the Company issued to the shareholder of Baltimore Bagel Co. ("Baltimore Bagel") an aggregate of 6,250 shares of Series A Preferred Stock in connection with the merger of Baltimore Bagel into a wholly owned subsidiary of the Company. Such shares were issued without registration under the Securities Act in reliance on Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act.

  On December 29, 1995, the Company sold a warrant to purchase an aggregate of 1,012,500 shares of Common Stock to Bagel Store Development Funding, L.L.C., formerly known as Einstein Bros. Equity Funding, L.L.C., at an exercise price of $6.47 per share. The cash purchase price for the warrant was $45,000. Such warrant was sold without registration under the Securities Act in reliance on
Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act.

  On January 15, 1996, the Company sold warrants to purchase an aggregate of 1,237,050 shares of Common Stock to certain accredited investors at an exercise price of $6.47 per share. The aggregate purchase price for the warrants was $1,100, which purchase price was paid by delivery of promissory notes from the accredited investors. An aggregate of 925,648 shares of Common Stock have been issued pursuant to the exercise of certain of such warrants for an aggregate exercise price of $5,988,943. Such warrants, and the shares of Common Stock issued upon exercise thereof, were sold without registration under the Securities Act in reliance on Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act.

  On February 1, 1996, the Company sold to certain accredited investors (all of whom were former shareholders of Noah's New York Bagels, Inc.) an aggregate of 855,225 shares of Common Stock for a cash purchase price of $10.52 per share. Such shares were issued without registration under the Securities Act in reliance on Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act.

  On April 5, 1996, the Company sold to Mark A. Goldston, President and Chief Executive Officer and a director of the Company, 28,508 shares of Common Stock for a cash purchase price of $10.52 per share. Such shares were sold without registration under the Securities Act in reliance on Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act.

  On May 28, 1996, in connection with entering into its secured revolving credit facility, the Company issued a warrant to purchase an aggregate of 15,375 shares of Common Stock to one accredited investor at an exercise price of $11.58. Such warrant was issued without registration under the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act.

  Since its inception, the Company has granted options for 3,980,594 shares of Common Stock pursuant to its stock option plans at exercise prices ranging from $5.88 to $15.00 per share, of which options to purchase 304,805 shares of Common Stock have been exercised. Such options were issued without registration under the Securities Act in reliance on Section 4(2) and Rule 701 promulgated under the Securities Act.

  On August 7, 1996, the Company sold to Boston Chicken, Inc. 2,000,000 shares of Common Stock for an aggregate purchase price of $31,620,000 without registration under the Securities Act in reliance on Section 4(2) under the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) The exhibits to the Registration Statement are listed in the Exhibit Index which appears elsewhere in this Registration Statement and is hereby incorporated herein by reference.

  (b) Financial Statement Schedules:

    Schedule II--Valuation and Qualifying Accounts............. II-6

  All other schedules are omitted because of the absence of the condition under which they are required or because the information is included in the consolidated financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Company pursuant to the provisions described under Item 14 above or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted against the Company by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes that:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT, OR AMENDMENT THERETO, TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN GOLDEN, COLORADO, ON SEPTEMBER 19, 1996.

                                          Einstein/Noah Bagel Corp.

                                                  /s/ Mark R. Goldston
                                          By:__________________________________
                                                     Mark R. Goldston
                                               President and Chief Executive
                                                          Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT, OR AMENDMENT THERETO, HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON SEPTEMBER 19, 1996.

                 SIGNATURE                                     TITLE
                 ---------                                     -----


          /s/ Mark R. Goldston              President, Chief Executive Officer and
___________________________________________   Director
             Mark R. Goldston                 (Principal Executive Officer)

          /s/ W. Eric Carlborg              Senior Vice President--Finance (Principal
___________________________________________   Financial and Accounting Officer)
             W. Eric Carlborg

            /s/ Noah C. Alper               Director
___________________________________________
               Noah C. Alper

            /s/ Scott A. Beck               Director
___________________________________________
               Scott A. Beck

            /s/ Kyle T. Craig               Director
___________________________________________
               Kyle T. Craig

                                            Director
___________________________________________
             M. Laird Koldyke

           /s/ Gail A. Lozoff               Director
___________________________________________
              Gail A. Lozoff

       /s/ John H. Muehlstein, Jr.          Director
___________________________________________
          John H. Muehlstein, Jr.

___________________________________________ Director
             John H. Offerdahl

            /s/ Lloyd D. Ruth               Director
___________________________________________
               Lloyd D. Ruth

          /s/ David G. Stanchak             Director
___________________________________________
             David G. Stanchak

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Einstein/Noah Bagel Corp.:

  We have audited in accordance with generally accepted auditing standards, the consolidated financial statements of Einstein/Noah Bagel Corp. and subsidiaries as of December 31, 1995 for the period from March 24, 1995 (inception) to December 31, 1995 included in this Registration Statement and have issued our report thereon dated July 16, 1996. Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule listed in Part II, Item 16 of this Registration Statement is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This supplemental schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                          Arthur Andersen LLP

Denver, Colorado
July 16, 1996

                                                                     SCHEDULE II

                           EINSTEIN/NOAH BAGEL CORP.

                       VALUATION AND QUALIFYING ACCOUNTS

                                                   ADDITIONS
                                          BALANCE   CHARGED             BALANCE
                                            AT        TO                  AT
                                         BEGINNING COSTS AND            END OF
            CLASSIFICATIONS              OF PERIOD EXPENSES  DEDUCTIONS PERIOD
            ---------------              --------- --------- ---------- -------
Period from March 24, 1995 (inception)
 through December 31, 1995:
  Allowance for Doubtful Accounts.......   $--      $81,000     $--     $81,000

                                    EXHIBITS

 EXHIBIT
 NUMBER                     DESCRIPTION OF EXHIBIT(+)                      PAGE
 -------                    -------------------------                      ----
  2.1(a) Agreement to Contribute Shares dated February 17, 1995 among the Company, Brackman Brothers, Inc. ("Brackman") and the
          shareholders of Brackman (the "Brackman Agreement")
          (incorporated by reference to Exhibit 2.1(a) to the Company's
          Registration Statement on Form S-1 (Registration No. 333-
          04725)).
  2.1(b) Amendment to Agreement to Contribute Shares dated March 24,
          1995 among the Company, Brackman and the shareholders of
          Brackman (the "Amendment to Brackman Agreement") (incorporated by reference to Exhibit 2.1(b) to the Company's Registration
          Statement on Form S-1 (Registration No. 333-04725)).
  2.2    Agreement to Contribute Assets dated March 2, 1995 among the
          Company, Bagel & Bagel, Inc. and Richard Lozoff (the "Bagel &
          Bagel Agreement") (incorporated by reference to Exhibit 2.2 to the Company's Registration Statement on Form S-1 (Registration
          No. 333-04725)).
  2.3    Agreement to Contribute Assets dated March 23, 1995 among the
          Company, Offerdahl's Bagel Gourmet, Inc. ("Offerdahl's") and
          the stockholders of Offerdahl's (the "Offerdahl's Agreement")
          (incorporated by reference to Exhibit 2.3 to the Company's
          Registration Statement on Form S-1 (Registration No. 333-
          04725)).
  2.4    Agreement and Plan of Merger dated August 10, 1995 among the
          Company, Baltimore Bagel Co., BBC Acquiring Corporation and
          Michael E. Brau and Rachel C. Brau, individually and as
          trustees of the Brau Living Trust dated January 23, 1990 (the
          "Baltimore Bagel Agreement") (incorporated by reference to
          Exhibit 2.4 to the Company's Registration Statement on Form S-
          1 (Registration No. 333-04725)).
  2.5    Merger Agreement dated as of January 22, 1996, as amended, among the Company, NNYB Acquisition Corporation, Noah's New
          York Bagels, Inc. ("Noah's"), and the shareholders and
          optionholders of Noah's (the "Noah's Agreement") (incorporated by reference to Exhibit 2.5 to the Company's Registration
          Statement on Form S-1 (Registration No. 333-04725)).
  3.1    Restated Certificate of Incorporation of the Company
          ("Certificate of Incorporation") (incorporated by reference to
          Exhibit 3.1 to the Company's Registration Statement on Form S-
          1 (Registration No. 333-04725)).
  3.2    Amended and Restated Bylaws of the Company ("Bylaws")
          (incorporated by reference to Exhibit 3.2 to the Company's
          Registration Statement on Form S-1 (Registration No. 333-
          04725)).
  4.1    Certificate of Incorporation (included in Exhibit 3.1).
  4.2    Bylaws (included in Exhibit 3.2).
  4.3    Certificate representing Common Stock (incorporated by
          reference to Exhibit 4.3 to the Company's Registration
          Statement on Form S-1 (Registration No. 333-04725)).

- --------
(+)In the case of incorporation by reference to documents filed by the Company under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Company's file number under that Act is 0-21097. In the case of incorporation by reference to documents filed by Boston Chicken, Inc. ("Boston Chicken") under the Exchange Act, Boston Chicken's file number under that Act is 0-22802.

                                   Exhibit-1

 EXHIBIT
 NUMBER                     DESCRIPTION OF EXHIBIT(+)                     PAGE*
 -------                    -------------------------                     ----
  4.4    Amended and Restated Registration Rights Agreement dated
          February 1, 1996 by and among the Company and certain
          stockholders of the Company (incorporated by reference to
          Exhibit 4.4 to the Company's Registration Statement on Form
          S-1 (Registration No. 333-04725)).
  4.5    Concurrent Private Placement Agreement dated August 1, 1996 between Boston Chicken, Inc. ("Boston Chicken") and the
          Company ("Concurrent Private Placement Agreement")
          (incorporated by reference to Exhibit 10.3 to Boston
          Chicken's quarterly report on Form 10-Q for the quarter ended
          July 14, 1996).
  4.6    Registration Agreement dated August 1, 1996 between Boston
          Chicken and the Company (incorporated by reference to Exhibit
          10.3 to Boston Chicken's quarterly report on Form
          10-Q for the quarter ended July 14, 1996).
  5.1    Opinion of Bell, Boyd & Lloyd.
 10.1(a) Amended and Restated Loan Agreement dated May 17, 1996 between
          Boston Chicken and the Company (the "Loan Agreement")
          (incorporated by reference to Exhibit 10.1(a) to the
          Company's Registration Statement on Form S-1 (Registration
          No. 333-04725)).
 10.1(b) First Amendment to the Loan Agreement dated July 19, 1996
          (incorporated by reference to Exhibit 10.1(b) to the
          Company's Registration Statement on Form S-1 (Registration
          No. 333-04725)).
 10.1(c) Second Amendment to the Loan Agreement dated September 16,
          1996.
 10.2    Concurrent Private Placement Agreement (included in Exhibit
          4.5).
 10.3(a) Secured Demand Note of the Company dated January 30, 1996 payable to Boston Chicken ("Secured Demand Note")
          (incorporated by reference to Exhibit 10.23(d) to Boston
          Chicken's 1995 annual report on Form 10-K).
 10.3(b) First Amendment to Secured Demand Note dated as of March 7,
          1996 (incorporated by reference to Exhibit 10.3(b) to the
          Company's Registration Statement on Form S-1 (Registration
          No. 333-04725)).
 10.3(c) Second Amendment to Secured Demand Note dated as of September
          16, 1996 (included in Exhibit 10.1(c)).
 10.4    Brackman Agreement and Amendment to Brackman Agreement
          (included in Exhibits 2.1(a) and 2.1(b)).
 10.5    Bagel & Bagel Agreement (included in Exhibit 2.2).
 10.6    Offerdahl's Agreement (included in Exhibit 2.3).
 10.7    Baltimore Bagel Agreement (included in Exhibit 2.4).
 10.8    Noah's Agreement (included in Exhibit 2.5).
 10.9(a) Secured Credit Agreement dated as of May 17, 1996 among the
          Company, the Lenders named therein, and Bank of America
          Illinois, as Agent ("Secured Credit Agreement") (incorporated by reference to Exhibit 10.9 to the Company's Registration
          Statement on Form S-1 (Registration No. 333-04725)).
 10.9(b) First Amendment and Waiver to Secured Credit Agreement dated
          August 27, 1996.
 10.10   The Company's Amended and Restated 1995 Stock Option Plan
          (incorporated by reference to Exhibit 10.10 to the Company's
          Registration Statement on Form S-1 (Registration No.
          333-04725)).

- --------
(+)In the case of incorporation by reference to documents filed by the Company under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Company's file number under that Act is 0-21097. In the case of incorporation by reference to documents filed by Boston Chicken under the Exchange Act, Boston Chicken's file number under that Act is 0-22802.

                                   Exhibit-2

 EXHIBIT
 NUMBER                     DESCRIPTION OF EXHIBIT(+)                     PAGE*
 -------                    -------------------------                     ----
 10.11    The Company's 1996 Stock Option Plan for Non-Employee
           Directors (incorporated by reference to Exhibit 10.11 to the
           Company's Registration Statement on Form S-1 (Registration
           No. 333-04725)).
 10.12(a) Amended and Restated Accounting and Administration Services
           Agreement dated as of May 28, 1996 between Boston Chicken
           and the Company (incorporated by reference to Exhibit
           10.12(a) to the Company's Registration Statement on Form S-1
           (Registration No. 333-04725)).
 10.12(b) First Amendment to Amended and Restated Accounting and
           Administration Services Agreement dated as of June 17, 1996 between Boston Chicken and the Company (incorporated by
           reference to Exhibit 10.12(b) to the Company's Registration
           Statement on Form S-1 (Registration No. 333-04725)).
 10.13(a) Financial Services Agreement dated as of March 24, 1995 between Boston Chicken and the Company ("Financial Services
           Agreement") (incorporated by reference to Exhibit 10.15 to
           Boston Chicken's 1994 annual report on Form 10-K).
 10.13(b) First Amendment to Financial Services Agreement dated as of
           March 7, 1996 (incorporated by reference to Exhibit 10.13(b)
           to the Company's Registration Statement on Form S-1
           (Registration No. 333-04725)).
 10.13(c) Financial Services Agreement Termination Agreement effective as of May 20, 1996 (incorporated by reference to Exhibit
           10.13(c) to the Company's Registration Statement on Form S-1
           (Registration No. 333-04725)).
 10.14(a) Amended and Restated Real Estate Services Agreement dated as of May 28, 1996 between Boston Chicken and the Company
           (incorporated by reference to Exhibit 10.14(a) to the
           Company's Registration Statement on Form S-1 (Registration
           No. 333-04725)).
 10.14(b) Amended and Restated Real Estate Services Agreement
           Termination Agreement dated as of June 17, 1996 between the
           Company and Boston Chicken (incorporated by reference to
           Exhibit 10.14(b) to the Company's Registration Statement on
           Form S-1 (Registration No. 333-04725)).
 10.15(a) Amended and Restated Computer and Communications Systems
           Services Agreement dated as of June 17, 1996 between Boston
           Chicken and the Company (incorporated by reference to
           Exhibit 10.15(a) to the Company's Registration Statement on
           Form S-1 (Registration No. 333-04725)).
 10.15(b) First Amendment to the Amended and Restated Computer and
           Communications Systems Services Agreement dated as of June
           17, 1996 between Boston Chicken and the Company
           (incorporated by reference to Exhibit 10.15(b) to the
           Company's Registration Statement on Form S-1 (Registration
           No. 333-04725)).
 10.16    Assignment and Reimbursement Agreement dated March 24, 1995 between Boston Chicken and the Company (incorporated by
           reference to Exhibit 10.16 to the Company's Registration
           Statement on Form S-1 (Registration No. 333-04725)).
 10.17(a) Employment Agreement dated March 24, 1995 between Daniel V.
           Colangelo and the Company (incorporated by reference to
           Exhibit 10.17(a) to the Company's Registration Statement on
           Form S-1 (Registration No. 333-04725)).

- --------
(+)In the case of incorporation by reference to documents filed by the Company under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Company's file number under that Act is 0-21097. In the case of incorporation by reference to documents filed by Boston Chicken under the Exchange Act, Boston Chicken's file number under that Act is 0-22802.

                                   Exhibit-3

 EXHIBIT
 NUMBER                      DESCRIPTION OF EXHIBIT(+)                    PAGE*
 -------                     -------------------------                    ----
 10.17(b)  Amendment to Employment Agreement and Transition and
            Consulting agreement dated January 16, 1996 between Daniel
            V. Colangelo and the Company, as amended March 6, 1996
            (incorporated by reference to Exhibit 10.17(b) to the
            Company's Registration Statement on Form S-1 (Registration
            No. 333-04725)).
 10.18     Letter Agreement dated April 5, 1996 between Mark R.
            Goldston and the Company (incorporated by reference to
            Exhibit 10.18 to the Company's Registration Statement on
            Form S-1 (Registration No. 333-04725)).
 10.19     Employment Agreement dated March 24, 1995 between Gail
            Lozoff and the Company (incorporated by reference to
            Exhibit 10.19 to the Company's Registration Statement on
            Form S-1 (Registration No. 333-04725)).
 10.20     Secured Loan Agreement dated October 2, 1995 between Doc's
            Cheese Company, L.L.C. ("Doc's") and the Company
            (incorporated by reference to Exhibit 10.20 to the
            Company's Registration Statement on Form S-1 (Registration
            No. 333-04725)).
 10.21(++) Supply Agreement dated October 2, 1995 between Doc's and the
            Company (incorporated by reference to Exhibit 10.21 to the
            Company's Registration Statement on Form S-1 (Registration
            No. 333-04725)).
 10.22     License Agreement dated October 2, 1995 between Doc's and
            the Company (incorporated by reference to Exhibit 10.22 to the Company's Registration Statement on Form S-1
            (Registration No. 333-04725)).
 10.23     Option agreement dated October 2, 1995 between Doc's and the
            Company (incorporated by reference to Exhibit 10.23 to the
            Company's Registration Statement on Form S-1 (Registration
            No. 333-04725)).
 10.24(++) Project and Approved Supplier Agreement dated May 24, 1996 among the Company, Harlan Bagel Supply Company, L.L.C.
            ("Harlan Bagel Supply"), Harlan Bakeries, Inc. ("Harlan
            Bakeries") and Hal P. Harlan, Hugh P. Harlan and Doug H.
            Harlan (the "Harlans") (incorporated by reference to
            Exhibit 10.24 to the Company's Registration Statement on
            Form S-1 (Registration No. 333-04725)).
 10.25     Option Agreement dated August 27, 1996 among Harlan Bagel
            Supply, the Harlans and the Company.
 10.26     Right of First Refusal Agreement dated August 27, 1996 among
            Harlan Bakeries, the Harlans and the Company.
 10.27     Aircraft dry leases dated January 16, 1996 between the
            Company and Bowana Aviation, Inc. (incorporated by
            reference to Exhibit 10.27 to the Company's Registration
            Statement on Form S-1 (Registration No. 333-04725)).
 10.28     Fourth Amended and Restated Limited Liability Company
            Agreement of Bagel Store Development Funding, L.L.C.
            ("Bagel Funding") dated as of July 1, 1996.
 10.29     Warrant Purchase Agreement dated as of December 29, 1995
            between the Company and Bagel Funding (including form of
            warrant to purchase 1,012,500 shares of Common Stock)
            (incorporated by reference to Exhibit 10.29 to the
            Company's Registration Statement on Form S-1 (Registration
            No. 333-04725)).

- --------
(+)In the case of incorporation by reference to documents filed by the Company under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Company's file number under that Act is 0-21097. In the case of incorporation by reference to documents filed by Boston Chicken under the Exchange Act, Boston Chicken's file number under that Act is 0-22802.
(++)Confidential treatment requested.

                                   Exhibit-4

 EXHIBIT
 NUMBER                     DESCRIPTION OF EXHIBIT(+)                     PAGE*
 -------                    -------------------------                     ----
 10.30    Form of agreement between the Company and Bagel Funding
           relating to the Company's purchase of Bagel Funding's
           interests in area developers (incorporated by reference to
           Exhibit 10.30 to the Company's Registration Statement on
           Form S-1 (Registration No. 333-04725)).
 10.31    Form of Area Development Agreement between the Company and its Area Developers (included in Exhibit 99).
 10.32    Form of Franchise Agreement between the Company and its Area
           Developers (included in Exhibit 99).
 10.33    Form of Secured Loan Agreement between the Company and its
           Area Developers (included in Exhibit 99).
 10.34    Employment Agreement dated March 31, 1995 between John A.
           Offerdahl and the Company (incorporated by reference to
           Exhibit 10.34 to the Company's Registration Statement on
           Form S-1 (Registration No. 333-04725)).
 10.35    Office Lease Agreement dated as of July 1, 1996 between the
           Company and Boston Chicken (incorporated by reference to
           Exhibit 10.35 to the Company's Registration Statement on
           Form S-1 (Registration No. 333-04725)).
 10.36    Consulting Agreement dated as of July 1, 1996 between Kyle T.
           Craig and the Company (incorporated by reference to Exhibit
           10.36 to the Company's Registration Statement on Form S-1
           (Registration No. 333-04725)).
 10.37(a) Aircraft Dry Sublease and related Letter Agreement dated as of July 9, 1996 between the Company and Boston Chicken
           (incorporated by reference to Exhibit 10.37(a) to the
           Company's Registration Statement on Form S-1 (Registration
           No. 333-04725)).
 10.37(b) Aircraft Dry Sublease and related Letter Agreement dated as of July 9, 1996 between the Company and Boston Chicken
           (incorporated by reference to Exhibit 10.37(b) to the
           Company's Registration Statement on Form S-1 (Registration
           No. 333-04725)).
 11       Statement re: Computation of Earnings (Loss) Per Share
           (incorporated by reference to Exhibit 11 to the Company's
           quarterly report on Form 10-Q for the quarter ended July 14,
           1996).
 21.1     Subsidiaries of the Company (incorporated by reference to
           Exhibit 21.1 to the Company's Registration Statement on Form
           S-1 (Registration No. 333-04725)).
 23.1     Consent of Arthur Andersen LLP with respect to the Audited
           Consolidated Financial Statements of the Company.
 23.2     Consent of Deloitte & Touche LLP with respect to the Audited
           Consolidated Financial Statements of Noah's New York Bagels,
           Inc.
 23.3     Consent of Mayer Hoffman McCann L.C. with respect to the
           Audited Financial Statements of Bagel & Bagel, Inc.
 23.4     Consent of Arthur Andersen LLP with respect to the Audited
           Combined Financial Statements of Offerdahl's Bagel Gourmet,
           Inc.
 23.5     Consent of Arthur Andersen LLP with respect to the Audited
           Financial Statements of Baltimore Bagel Co.
 23.6     Consent of Bell, Boyd & Lloyd (included in Exhibit 5.1).
 27       Financial Data Schedule (incorporated by reference to Exhibit
           27 to the Company's quarterly report on Form 10-Q for the
           quarter ended July 14, 1996).
 99       Uniform Franchise Offering Circular, as amended as of
           September 1, 1996.

- --------
(+)In the case of incorporation by reference to documents filed by the Company under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Company's file number under that Act is 0-21097. In the case of incorporation by reference to documents filed by Boston Chicken under the Exchange Act, Boston Chicken's file number under that Act is 0-22802.

                                   Exhibit-5